Exhibit 99.3

PRO FORMA VALUATION REPORT

INVESTORS BANCORP, INC.

Short Hills, New Jersey

PROPOSED HOLDING COMPANY FOR:

INVESTORS BANK

Short Hills, New Jersey

Dated As Of:

November 29, 2013

Prepared By:

RP® Financial, LC.

1100 North Glebe Road

Suite 600

Arlington, Virginia 22201

November 29, 2013

Boards of Directors

Investors Bancorp, MHC

Investors Bancorp, Inc.

Investors Bank

101 JFK Parkway

Short Hills, New Jersey 07078

Members of the Boards of Directors:

At your request, we have completed and hereby provide an independent appraisal (“Appraisal”) of the estimated pro forma market value of the common stock which is to be issued in connection with the mutual-to-stock conversion transaction described below.

This Appraisal is furnished pursuant to the requirements stipulated in the Code of Federal Regulations and has been prepared in accordance with the “Guidelines for Appraisal Reports for the Valuation of Savings and Loan Associations Converting from Mutual to Stock Form of Organization” of the Office of Thrift Supervision (“OTS”) and reissued by the Office of the Comptroller of the Currency (“OCC”), and applicable regulatory interpretations thereof. Such Valuation Guidelines are relied upon by the Federal Reserve Board (“FRB”), the Federal Deposit Insurance Corporation (“FDIC”) and the New Jersey Department of Banking and Insurance (the “Department”) in the absence of separate written valuation guidelines.

Description of Plan of Conversion and Reorganization

On December 17, 2013, the respective Boards of Directors of Investors Bancorp, MHC (the “MHC”) and Investors Bancorp, Inc. (“ISBC”), a Delaware corporation, adopted the plan of conversion and reorganization (the “Plan of Conversion”), whereby the MHC will convert to stock form. As a result of the conversion, the MHC will be merged into ISBC and ISBC will be merged into a new Delaware corporation named Investors Bancorp, Inc. (“Investors Bancorp” or the “Company”). Following the conversion, the MHC will no longer exist. For purposes of this document, the existing consolidated entity will hereinafter also be referred to as Investors Bancorp or the Company. As of September 30, 2013, the MHC had a majority ownership interest in, and its principal asset consisted of, approximately 58.31% of the common stock (the “MHC Shares”) of Investors Bancorp. The remaining 41.69% of Investors Bancorp’s common stock was owned by public shareholders.

It is our understanding that Investors Bancorp will offer its stock, representing the majority ownership interest held by the MHC, in a subscription offering to Eligible Account Holders, Tax-Qualified Plans including the Bank’s employee stock ownership plan (the “ESOP”), Supplemental Eligible Account Holders and Other Depositors, as such terms are defined for purposes of applicable federal regulatory requirements governing mutual-to-stock conversions. To the extent that shares remain available for purchase after satisfaction of all subscriptions

Washington Headquarters
Three Ballston Plaza 1100 North Glebe Road, Suite 600 Arlington, VA 22201 www.rpfinancial.com	Telephone: (703) 528-1700 Fax No.: (703) 528-1788 Toll-Free No.: (866) 723-0594 E-Mail: mail@rpfinancial.com

Boards of Directors

November 29, 2013

received in the subscription offering, the shares may be offered for sale in a firm commitment underwritten offering. Upon completing the mutual-to-stock conversion and stock offering (the “second-step conversion”), the Company will be 100% owned by public shareholders, the publicly-held shares of ISBC will be exchanged for shares in the Company at a ratio that retains their ownership interest at the time the conversion is completed and the MHC assets will be consolidated with the Company.

In connection with the second-step conversion, the Company will contribute $10 million of Investors Bancorp common stock and $10 million of cash to the Investors Charitable Foundation (the “Foundation”).

On December 19, 2012, the Company announced the acquisition of Roma Financial Corporation (“Roma Financial”), the federally-chartered holding company of Roma Bank and RomAsia Bank. On December 6, 2013, the acquisition of Roma Financial was completed. Pursuant to the terms of the Roma Financial merger agreement, Roma Financial Corporation, MHC (“Roma MHC”) has merged into the MHC, with the MHC as the surviving entity, which was followed by the merger of Roma Financial into Investors Bancorp, with Investors Bancorp surviving, and the mergers of Roma Bank and RomAsia Bank, a subsidiary that was 91% owned by Roma Financial, into Investors Bank, with Investors Bank surviving. Under the terms of the merger agreement, 100% of the shares of Roma Financial common stock outstanding immediately prior to the effectiveness of the merger were converted into the right to receive 0.8653 shares of Investors Bancorp common stock. As of September 30, 2013, Roma Financial had total common stock shares outstanding of 30,166,769, of which 22,584,995 shares were held by Roma MHC equal to an exchange for 19,542,796 of MHC shares. The remaining 7,581,774 shares of Roma Financial common stock outstanding at September 30, 2013 plus 52,123 of unvested MRP shares of Roma Financial common stock were held by public shareholders equal to an exchange for 6,605,611 of publicly held shares of Investors Bancorp common stock.

On April 5, 2013, the Company announced the acquisition of Gateway Community Financial Corporation (“Gateway Community”), the federally-chartered holding company for GCF Bank. Pursuant to the terms of the Gateway Community merger agreement, Gateway Community Financial, MHC (“Gateway Community MHC”) will merge into the MHC, with the MHC as the surviving entity, to be followed by the merger of Gateway Community into Investors Bancorp, with Investors Bancorp surviving, and the merger of GCF Bank into Investors Bank, with Investors Bank surviving. As Gateway Community has no public shareholders, no merger consideration will be paid to third parties. Investors Bancorp will issue shares of its common stock to the MHC as consideration for the transaction. The number of shares to be issued will be based on the pro forma market valuation of Gateway Community as determined by an independent appraisal. Upon the merger of Gateway Community into Investors Bancorp, Investors Bancorp will issue a number of shares of its common stock to the MHC equal to (i) the pro forma market valuation of Gateway Community, divided by (ii) the average of the closing sales price of a share of Investors Bancorp common stock, as reported on the Nasdaq Stock Market, for the twenty consecutive days ending on the second day preceding the closing of the mergers. Based on an independent appraisal of Gateway Community, dated June 7, 2013, the estimated pro forma market value of the shares to be issued by Investors Bancorp to the MHC equaled $19.0 million. For purposes of the pro forma assumptions and as estimated by the Company, it has been assumed 796,980 shares of Investors Bancorp common stock would be issued to the MHC for the acquisition of Gateway Community.

Boards of Directors

November 29, 2013

Accordingly, after taking into the pro forma impact of the Investor Bancorp shares issued for the acquisitions of Roma Financial and Gateway Community, the MHC’s ownership interest increased from 58.31% to 61.69% and the public shareholders’ ownership interest decreased from 41.69% to 38.31%.

RP® Financial, LC.

RP® Financial, LC. (“RP Financial”) is a financial consulting firm serving the financial services industry nationwide that, among other things, specializes in financial valuations and analyses of business enterprises and securities, including the pro forma valuation for savings institutions converting from mutual-to-stock form. The background and experience of RP Financial is detailed in Exhibit V-1. We believe that, except for the fee we will receive for our appraisal, we are independent of the Company, Investors Bank, the MHC and the other parties engaged by Investors Bank or the Company to assist in the stock conversion process.

Valuation Methodology

In preparing our Appraisal, we have reviewed the regulatory applications of the Company, Investors Bank and the MHC, including the prospectus as filed with the FRB and the Securities and Exchange Commission (“SEC”). We have conducted a financial analysis of the Company, Investors Bank and the MHC that has included a review of audited financial information for the fiscal years ended June 30, 2009 through December 31, 2012 and a review of various unaudited information and internal financial reports through September 30, 2013, and due diligence related discussions with the Company’s management; KPMG LLP, the Company’s independent auditor; Luse Gorman Pomerenk & Schick, P.C., the Company’s conversion counsel; Keefe Bruyette & Woods, Inc., A Stifel Company (“KBW”), the Company’s marketing advisor in connection with the subscription offering; and RBC Capital Markets, LLC, who will serve as a joint-book running manager with KBW in the event that the shares of Investors Bancorp’s common stock are sold in a firm commitment underwritten offering. Additionally, we have conducted an analysis of Roma Financial and Gateway Community, including a review of financial documents and discussions with Roma Financial and Gateway Community’s senior management. All assumptions and conclusions set forth in the Appraisal were reached independently from such discussions. In addition, where appropriate, we have considered information based on other available published sources that we believe are reliable. While we believe the information and data gathered from all these sources are reliable, we cannot guarantee the accuracy and completeness of such information.

We have investigated the competitive environment within which Investors Bancorp operates and have assessed Investors Bancorp’s relative strengths and weaknesses. We have kept abreast of the changing regulatory and legislative environment for financial institutions and analyzed the potential impact on Investors Bancorp and the industry as a whole. We have analyzed the potential effects of the stock conversion and the Roma Financial and Gateway Community acquisitions on Investors Bancorp’s operating characteristics and financial performance as they relate to the pro forma market value of Investors Bancorp. We have analyzed the assets held by the MHC, which will be consolidated with Investors Bancorp’s assets and equity pursuant to the completion of the second-step conversion. We have reviewed the economic and demographic characteristics of the Company’s, Roma Financial’s and

Boards of Directors

November 29, 2013

Gateway Community’s primary market areas. We have compared Investors Bancorp’s financial performance and condition with selected publicly-traded thrifts in accordance with the Valuation Guidelines, as well as all publicly-traded thrifts and thrift holding companies. We have reviewed the current conditions in the securities markets in general and the market for thrift stocks in particular, including the market for existing thrift issues, initial public offerings by thrifts and thrift holding companies, and second-step conversion offerings. We have excluded from such analyses thrifts subject to announced or rumored acquisition, and/or institutions that exhibit other unusual characteristics.

The Appraisal is based on Investors Bancorp’s representation that the information contained in the regulatory applications and additional information furnished to us by Investors Bancorp and its independent auditor, legal counsel and other authorized agents are truthful, accurate and complete. We did not independently verify the financial statements and other information provided by Investors Bancorp, or its independent auditor, legal counsel and other authorized agents nor did we independently value the assets or liabilities of Investors Bancorp. Our valuation was also predicated on Investors Bancorp completing the acquisitions of Roma Financial and Gateway Community in a manner consistent with their respective merger agreements. The valuation considers Investors Bancorp only as a going concern and should not be considered as an indication of Investors Bancorp’s liquidation value.

Our appraised value is predicated on a continuation of the current operating environment for Investors and for all thrifts and their holding companies. Changes in the local, state and national economy, the legislative and regulatory environment for financial institutions and mutual holding companies, the stock market, interest rates, and other external forces (such as natural disasters or significant world events) may occur from time to time, often with great unpredictability and may materially impact the value of thrift stocks as a whole or the value of Investors Bancorp’s stock alone. It is our understanding that there are no current plans for selling control of Investors Bancorp following completion of the second-step conversion. To the extent that such factors can be foreseen, they have been factored into our analysis.

The estimated pro forma market value is defined as the price at which Investors Bancorp’s common stock, immediately upon completion of the second-step stock offering, would change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or sell and both having reasonable knowledge of relevant facts.

In preparing the pro forma pricing analysis we have taken into account the pro forma impact of the MHC’s net assets (i.e., unconsolidated equity) that will be consolidated with the Company and thus will slightly increase equity. This pro forma adjustment also takes into the net assets held by the mutual holding companies of Roma Financial and Gateway Community as of September 30, 2013. After accounting for the impact of the MHC’s net assets, the public shareholders’ ownership interest was reduced by approximately 0.33%. Accordingly, for purposes of the Company’s pro forma valuation, the public shareholders’ pro forma ownership interest was reduced from 38.36% to 38.23% and the MHC’s ownership interest was increased from 61.64% to 61.77%.

Boards of Directors

November 29, 2013

Valuation Conclusion

It is our opinion that, as of November 29, 2013, the estimated aggregate pro forma valuation of the shares of the Company to be issued and outstanding at the end of the conversion offering – including (1) newly-issued shares representing the MHC’s current ownership interest in the Company; (2) exchange shares issued to existing public shareholders of ISBC; and (3) shares issued to the Foundation – was $3,086,150,930 at the midpoint, equal to 308,615,093 shares at $10.00 per share. The resulting range of value and pro forma shares, all based on $10.00 per share, are as follows: $2,624,728,290 or 262,472,829 shares at the minimum, $3,547,573,560 or 354,757,356 shares at the maximum and $4,078,209,600 or 407,820,960 shares at the super maximum.

Based on this valuation and taking into account the ownership interest represented by the shares owned by the MHC, the midpoint of the offering range is $1,900,000,000, equal to 190,000,0000 shares at $10.00 per share. The resulting offering range and offering shares, all based on $10.00 per share, are as follows: $1,615,000,000 or 161,500,000 shares at the minimum, $2,185,000,000 or 218,500,000 shares at the maximum and $2,512,750,000 or 251,275,000 shares at the super maximum.

Establishment of the Exchange Ratio

OCC regulations provide that in a conversion of a mutual holding company, the minority shareholders are entitled to exchange the public shares for newly issued shares in the fully converted company. The Boards of Directors of the MHC, ISBC and Investors Bank have independently determined the exchange ratio, which has been designed to preserve the current aggregate percentage ownership in the Company held by the public shareholders. The exchange ratio to be received by the existing minority shareholders of the Company will be determined at the end of the offering, based on the total number of shares sold in the offering and the final appraisal. Based on the valuation conclusion herein, the resulting offering value and the $10.00 per share offering price, the indicated exchange ratio at the midpoint is 2.2040 shares of the Company’s stock for every one share held by public shareholders. Furthermore, based on the offering range of value, the indicated exchange ratio is 1.8734 at the minimum, 2.5346 at the maximum and 2.9148 at the super maximum. RP Financial expresses no opinion on the proposed exchange of newly issued Company shares for the shares held by the public shareholders or on the proposed exchange ratio.

Limiting Factors and Considerations

The valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares of the common stock. Moreover, because such valuation is determined in accordance with applicable regulatory guidelines and is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of common stock in the conversion offering, or prior to that time, will thereafter be able to buy or sell such shares at prices related to the foregoing valuation of the estimated pro forma market value thereof. The appraisal reflects only a valuation range as of this date for the pro forma market value of Investors Bancorp immediately upon issuance of the stock and does not take into account any trading activity with respect to the purchase and sale of common stock in the secondary market on the date of issuance of such securities or at anytime thereafter following the completion of the second-step conversion.

Boards of Directors

November 29, 2013

RP Financial’s valuation was based on the financial condition, operations and shares outstanding of Investors Bancorp as of September 30, 2013, the date of the financial data included in the prospectus. The proposed exchange ratio to be received by the current public shareholders of ISBC and the exchange of the public shares for newly issued shares of Investors Bancorp’s common stock as a full public company was determined independently by the Boards of Directors of the MHC, ISBC and Investors Bank. RP Financial expresses no opinion on the proposed exchange ratio to public shareholders or the exchange of public shares for newly issued shares.

RP Financial is not a seller of securities within the meaning of any federal and state securities laws and any report prepared by RP Financial shall not be used as an offer or solicitation with respect to the purchase or sale of any securities. RP Financial maintains a policy which prohibits RP Financial, its principals or employees from purchasing stock of its client institutions.

This valuation will be updated as provided for in the conversion regulations and guidelines. These updates will consider, among other things, any developments or changes in the financial performance and condition of Investors Bancorp, management policies, and current conditions in the equity markets for thrift shares, both existing issues and new issues. These updates may also consider changes in other external factors which impact value including, but not limited to: various changes in the legislative and regulatory environment for financial institutions, the stock market and the market for thrift stocks, and interest rates. Should any such new developments or changes be material, in our opinion, to the valuation of the shares, appropriate adjustments to the estimated pro forma market value will be made. The reasons for any such adjustments will be explained in the update at the date of the release of the update. The valuation will also be updated at the completion of Investors Bancorp’s stock offering.

Respectfully submitted,

RP® FINANCIAL, LC.

William E. Pommerening
Chief Executive Officer and Managing Director

Gregory E. Dunn
Director

RP® Financial, LC.	TABLE OF CONTENTS i

TABLE OF CONTENTS

INVESTORS BANCORP, INC.

INVESTORS BANK

Short Hills, New Jersey

DESCRIPTION	PAGE NUMBER

CHAPTER ONE OVERVIEW AND FINANCIAL ANALYSIS

Introduction	I.1
Plan of Conversion and Reorganization	I.1
Strategic Overview	I.2
Balance Sheet Trends	I.7
Income and Expense Trends	I.11
Interest Rate Risk Management	I.16
Lending Activities and Strategy	I.17
Asset Quality	I.21
Funding Composition and Strategy	I.21
Subsidiary Activities	I.22
Legal Proceedings	I.24

CHAPTER TWO MARKET AREA

Introduction	II.1
National Economic Factors	II.1
Market Area Demographics	II.5
Local Economy	II.9
Unemployment Trends	II.11
Market Area Deposit Characteristics and Competition	II.12

CHAPTER THREE PEER GROUP ANALYSIS

Peer Group Selection	III.1
Financial Condition	III.5
Income and Expense Components	III.8
Loan Composition	III.11
Interest Rate Risk	III.13
Credit Risk	III.15
Summary	III.15

RP® Financial, LC.	TABLE OF CONTENTS ii

TABLE OF CONTENTS

INVESTORS BANCORP, INC.

INVESTORS BANK

Short Hills, New Jersey

(continued)

DESCRIPTION	PAGE NUMBER

CHAPTER FOUR VALUATION ANALYSIS

Introduction	IV.1
Appraisal Guidelines	IV.1
RP Financial Approach to the Valuation	IV.1
Valuation Analysis	IV.2
1. Financial Condition	IV.3
2. Profitability, Growth and Viability of Earnings	IV.4
3. Asset Growth	IV.6
4. Primary Market Area	IV.6
5. Dividends	IV.8
6. Liquidity of the Shares	IV.8
7. Marketing of the Issue	IV.9
A. The Public Market	IV.9
B. The New Issue Market	IV.13
C. The Acquisition Market	IV.15
D. Trading in Northfield Bancorp’s Stock	IV.17
8. Management	IV.18
9. Effect of Government Regulation and Regulatory Reform	IV.18
Summary of Adjustments	IV.19
Valuation Approaches:	IV.19
1. Price-to-Earnings (“P/E”)	IV.21
2. Price-to-Book (“P/B”)	IV.22
3. Price-to-Assets (“P/A”)	IV.24
Comparison to Recent Offerings	IV.24
Valuation Conclusion	IV.26
Establishment of the Exchange Ratio	IV.26

RP® Financial, LC.	LIST OF TABLES iii

LIST OF TABLES

INVESTORS BANCORP, INC.

INVESTORS BANK

Short Hills, New Jersey

TABLE NUMBER	DESCRIPTION	PAGE

1.1	Historical Balance Sheet Data	I.8
1.2	Historical Income Statements	I.12

2.1	Summary Demographic Data	II.6
2.2	Primary Market Area Employment Sectors	II.10
2.3	Unemployment Trends	II.11
2.4	Deposit Summary	II.13
2.5	Market Area Deposit Competitors	II.15

3.1	Peer Group of Publicly-Traded Thrifts	III.3
3.2	Balance Sheet Composition and Growth Rates	III.6
3.3	Income as a Pct. of Avg. Assets and Yields, Costs, Spreads	III.9
3.4	Loan Portfolio Composition and Related Information	III.12
3.5	Interest Rate Risk Measures and Net Interest Income Volatility	III.14
3.6	Credit Risk Measures and Related Information	III.16

4.1	Market Area Unemployment Rates	IV.7
4.2	Pricing Characteristics and After-Market Trends	IV.14
4.3	Market Pricing Comparatives	IV.16
4.4	Public Market Pricing	IV.23

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.1

I. OVERVIEW AND FINANCIAL ANALYSIS

Introduction

Investors Bank (the “Bank”), founded in 1926, is a New Jersey-chartered stock savings bank headquartered in Short Hills, New Jersey. The Bank conducts business from the main office in Short Hills, New Jersey and 101 branch offices which are located throughout northern and central New Jersey and the New York metropolitan area. The Bank also maintains an operations center in Iselin, New Jersey and a lending office in New York City. The Bank is subject to regulation and oversight by the New Jersey Department of Banking and Insurance (the “Department”) and the Federal Deposit Insurance Corporation (the “FDIC”). The Bank is a member of the Federal Home Loan Bank (“FHLB”) system, and its deposits are insured up to the regulatory maximums by the FDIC. Exhibit I-1 is a map of the Bank’s office locations.

Investors Bancorp, Inc. (“ISBC”) is a Delaware corporation that was organized on January 21, 1997. ISBC owns 100% of the outstanding common stock of the Bank. Since being formed in 1997, ISBC has been engaged primarily in the business of holding the common stock of the Bank. ISBC completed its initial public offering on October 11, 2005, pursuant to which it sold 51,627,094 shares or 44.40% of its outstanding common stock to the public and issued 64,844,373 shares or 54.94% of its common stock outstanding to Investors Bancorp, MHC (the “MHC”), the mutual holding company parent of ISBC. Additionally, ISBC contributed $5.2 million in cash and ISBC issued 1,548,813 shares of common stock or 1.33% of its common stock outstanding to the Investors Bank Charitable Foundation (the “Foundation”). The MHC and ISBC are subject to supervision and regulation by the Board of Governors of the Federal Reserve System (the “Federal Reserve Board” or the “FRB”). At September 30, 2013, ISBC had total consolidated assets of $13.8 billion, deposits of $8.6 billion and equity of $1.1 billion, or 8.16% of total assets. ISBC’s audited financial statements for the most recent period are included by reference as Exhibit I-2.

Plan of Conversion and Reorganization

On December 17, 2013, the respective Boards of Directors of the MHC and ISBC adopted the plan of conversion and reorganization (the “Plan of Conversion”), whereby the MHC will convert to stock form. As a result of the conversion, the MHC will be merged into ISBC and ISBC will be merged into a new Delaware corporation named Investors Bancorp, Inc. (“Investors

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.2

Bancorp” or the “Company”). Following the conversion, the MHC will no longer exist. For purposes of this document, the existing consolidated entity will hereinafter also be referred to as Investors Bancorp or the Company. As of September 30, 2013, the MHC had a majority ownership interest in, and its principal asset consisted of, approximately 58.31% of the common stock (the “MHC Shares”) of Investors Bancorp. The remaining 41.69% of Investors Bancorp’s common stock was owned by public shareholders.

It is our understanding that Investors Bancorp will offer its stock, representing the majority ownership interest held by the MHC, in a subscription offering to Eligible Account Holders, Tax-Qualified Plans including the Bank’s employee stock ownership plan (the “ESOP”), Supplemental Eligible Account Holders and Other Depositors, as such terms are defined for purposes of applicable federal regulatory requirements governing mutual-to-stock conversions. To the extent that shares remain available for purchase after satisfaction of all subscriptions received in the subscription offering, the shares may be offered for sale in a firm commitment underwritten offering. Upon completing the mutual-to-stock conversion and stock offering (the “second-step conversion”), the Company will be 100% owned by public shareholders, the publicly-held shares of ISBC will be exchanged for shares in the Company at a ratio that retains their ownership interest at the time the conversion is completed and the MHC assets will be consolidated with the Company.

In connection with the second-step conversion, the Company will contribute $10 million of Investors Bancorp common stock and $10 million of cash to the Foundation.

Strategic Overview

Investors Bancorp maintains a local community banking emphasis, with a primary strategic objective of meeting the borrowing and savings needs of consumers and businesses in the New Jersey and New York markets served by its branch network and nearby surrounding markets. Lending activities by the Company have emphasized the origination of mortgage loans, including 1-4 family permanent mortgage loans, construction loans and multi-family and commercial real estate loans. Lending diversification by the Company also includes the origination of consumer loans and commercial business loans. In recent years, the Company has focused on growing the multi-family and commercial real estate loan portfolios. The Company’s lending activities are supplemented with investments in securities, which comprise a much smaller of the Company’s interest-earning asset composition. Mortgage-backed

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.3

securities guaranteed by Government Sponsored Enterprises (“GSEs”) comprise the largest segment of the Company’s investment portfolio. Assets are primarily funded by retail deposits generated through the branch network, with supplemental funding provided by utilization of borrowings as an alternative funding source for purposes of managing funding costs and interest rate risk.

In recent years, the Company has supplemented organic growth through acquisitions of other financial institutions. The Company expanded its market presence in the New York metropolitan area with the acquisitions of Marathon Banking Corporation (“Marathon Banking”), the holding company of Marathon National Bank of New York, and Brooklyn Federal Bancorp, Inc. (“BFSB”), the holding company of Brooklyn Federal Savings Bank. The acquisitions of Marathon Banking and BFSB were completed on October 15, 2012 and January 6, 2012, respectively. With the acquisition of Marathon Banking, the Company added 13 full service branches in the New York metropolitan area, assumed $775.5 million in customer deposits and acquired $558.5 million in loans. With the acquisition of BFSB, the Company added five full service branches in Brooklyn and Long Island, assumed $385.9 million in customer deposits and acquired $177.5 million of loans.

More recently, the Company has announced two acquisitions of two New Jersey-based financial institutions. On December 19, 2012, the Company announced the acquisition of Roma Financial Corporation (“Roma Financial”), the federally-chartered holding company of Roma Bank and RomAsia Bank. Roma Financial is headquartered in Robbinsville, New Jersey. On April 5, 2013, the Company announced the acquisition of Gateway Community Financial Corporation (“Gateway Community”), the federally-chartered holding company for GCF Bank. Gateway Community is headquartered in Sewell, New Jersey. The acquisition of Roma Financial was completed on December 6, 2013 and the Gateway Community is currently pending subject to regulatory approval.

Pursuant to the terms of the Roma Financial merger agreement, Roma Financial Corporation, MHC (“Roma MHC”) has merged into the MHC, with the MHC as the surviving entity, which was followed by the merger of Roma Financial into Investors Bancorp, with Investors Bancorp surviving, and the mergers of Roma Bank and RomAsia Bank, a subsidiary that was 91% owned by Roma Financial, into Investors Bank, with Investors Bank surviving. Under the terms of the merger agreement, 100% of the shares of Roma Financial common stock outstanding immediately prior to the effectiveness of the merger were converted into the

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.4

right to receive 0.8653 shares of Investors Bancorp common stock. As of September 30, 2013, Roma Financial had total common stock shares outstanding of 30,166,769, of which 22,584,995 shares were held by Roma MHC equal to an exchange for 19,542,796 of MHC shares. The remaining 7,581,774 shares of Roma Financial common stock outstanding at September 30, 2013 plus 52,123 of unvested MRP shares of Roma Financial common stock were held by public shareholders equal to an exchange for 6,605,611 of publicly held shares of Investors Bancorp common stock.

As of September 30, 2013, Roma Financial operated 26 branches in the central and southern New Jersey counties of Burlington, Ocean, Mercer, Camden and Middlesex. At September 30, 2013, Roma Financial had total consolidated assets of $1.7 billion, net loans receivable of $1.0 billion, deposits of $1.4 billion and stockholders’ equity of $218.6 million or 13.03% of total assets. Roma Financial held $51.3 million of non-performing assets at September 30, 2013, equal to 3.06% of assets. Roma Financial reported net income of $2.1 million or 0.16% of average assets for the nine months ended September 30, 2013 and net income of $624,000 or 0.03% of average assets for the year ended December 31, 2012. On September 21, 2012, Roma Bank entered into a written agreement with the OCC, which requires Roma Bank to take certain actions to address deficiencies related to asset quality, credit administration, and consumer compliance.

Pursuant to the terms of the Gateway Community merger agreement, Gateway Community Financial, MHC (“Gateway Community MHC”) will merge into the MHC, with the MHC as the surviving entity, to be followed by the merger of Gateway Community into Investors Bancorp, with Investors Bancorp surviving, and the merger of GCF Bank into Investors Bank, with Investors Bank surviving. As Gateway Community has no public shareholders, no merger consideration will be paid to third parties. Investors Bancorp will issue shares of its common stock to the MHC as consideration for the transaction. The number of shares to be issued will be based on the pro forma market valuation of Gateway Community as determined by an independent appraisal. Upon the merger of Gateway Community into Investors Bancorp, Investors Bancorp will issue a number of shares of its common stock to the MHC equal to (i) the pro forma market valuation of Gateway Community, divided by (ii) the average of the closing sales price of a share of Investors Bancorp common stock, as reported on the Nasdaq Stock Market, for the twenty consecutive days ending on the second day preceding the closing of the mergers. Based on an independent appraisal of Gateway Community, dated June 7, 2013, the estimated pro forma market value of the shares to be issued by Investors Bancorp to the MHC

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.5

equaled $19.0 million. For purposes of the pro forma assumptions and as estimated by the Company, it has been assumed 796,980 shares of Investors Bancorp common stock would be issued to the MHC for the acquisition of Gateway Community.

As of September 30, 2013, Gateway Community operated 4 branches in the southern New Jersey county of Gloucester County, which is part of the Philadelphia metropolitan area. At September 30, 2013, Gateway Community had total consolidated assets of $301.0 million, net loans receivable of $204.6 million, deposits of $269.4 million and stockholders’ equity of $24.9 million or 8.26% of total assets. Gateway Community held $2.4 million of non-performing assets at September 30, 2013, equal to 0.79% of assets. Gateway Community reported net income of $352,000 or 0.16% of average assets for the nine months ended September 30, 2013 and a net loss of $4.4 million or 1.35% of average assets for the year ended December 31, 2012. The net loss recorded in 2012 was largely related to the establishment of a valuation allowance against the deferred tax asset, which resulted in an income tax expense of $4.1 million on a pre-tax loss of $305,000. On September 20, 2012, GCF Bank entered into a written agreement with the OCC, which requires GCF Bank to take certain actions to address deficiencies related to management and board supervision, audit oversight, Bank Secrecy Act compliance management and liquidity risk management.

Overall, implementation of the Company’s growth strategies has served to effectively leverage capital and grow earnings. The Company’s lending markets were adversely impacted by the 2008 national recession and the resulting fallout from the financial crisis that occurred with the implosion of the housing market, pursuant to which the Company experienced credit quality deterioration and significant increases in loan loss provisions established. Non-performing assets, including performing troubled debt restructurings, peaked at yearend 2010, totaling $171.7 million or 1.79% of assets. Through implementation of workout strategies, increasing net loan charge-offs and improving real estate market conditions, the balance of non-performing assets has trended lower since yearend 2010 and totaled $139.2 million or 1.01% of assets at September 30, 2013.

Investors Bancorp’s earnings base is largely dependent upon net interest income and operating expense levels. After trending higher from 2009 through 2011, the Company has maintained a relatively stable net interest margin during the past two and three-quarter years. Loan growth and, in particular, growth of comparatively higher yielding multi-family and commercial real estate loans has helped to preserve the Company’s net interest margin in the

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.6

prevailing interest rate environment, where financial institutions in general have experienced interest rate spread compression due to interest-asset yields declining more significantly relative to interest-bearing funding costs. Operating expenses, while trending higher in recent years, have been maintained at relatively low levels reflecting efficiency in operations and relatively low personnel requirements for implementation of the Company’s operating strategy. In particular, the Company maintains a high ratio of assets per employee, which is supported by the relatively low staffing requirements associated with the Company’s mortgage-based lending strategy that has emphasized growth of higher balance multi-family and commercial real estate loans and limited diversification into other products and services that would provide additional sources of non-interest operating income. While the Company’s implementation of a fairly streamlined operating strategy has supported containment of operating expenses, it has also limited revenues from non-interest income sources. Accordingly, revenues generated from sources of non-interest operating income, such as fees and service charges, has been a relatively modest contributor to the Company’s earnings.

A key component of the Company’s business plan is to complete a second-step conversion offering. The Company’s strengthened capital position will support continued expansion of the bank franchise in desired growth markets. As a fully-converted institution, the Company’s strengthened capital position and greater capacity to offer stock as consideration will facilitate additional opportunities to grow through acquisitions of other financial institutions or provides of other financial services. At this time, except for the pending acquisition of Gateway Community, the Company has no specific plans for further expansion through acquisition.

The post-offering business plan of the Company is expected to focus on operating and growing a profitable institution serving retail customers and businesses in local markets. The additional capital realized from stock proceeds will increase liquidity to support funding of future loan growth and other interest-earning assets. The Company’s strengthened capital position will also provide more of a cushion against potential credit quality related losses, as the Company continues to implement workout strategies to reduce the balance of non-performing assets. Investors Bancorp’s higher capital position resulting from the infusion of stock proceeds will also serve to reduce interest rate risk, particularly through enhancing the Company’s interest-earning assets/interest-bearing liabilities (“IEA/IBL”) ratio. The additional funds realized from the stock offering will serve to raise the level of interest-earning assets funded with equity and, thereby, reduce the ratio of interest-earning assets funded with interest-bearing liabilities as the balance of interest-bearing liabilities will initially remain relatively unchanged following the conversion, which may facilitate a reduction in Investors Bancorp’s funding costs. The projected uses of proceeds are highlighted below.

•	Investors Bancorp, Inc. The Company is expected to retain up to 50% of the net offering proceeds. At present, funds maintained by the Company, net of the loan to the ESOP, are expected to be primarily invested initially into liquid funds held as a deposit at the Bank. Over time, the funds may be utilized for various corporate purposes, possibly including acquisitions, infusing additional equity into the Bank, repurchases of common stock, and the payment of cash dividends.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.7

•	Investors Bank. Approximately 50% of the net stock proceeds will be infused into the Bank in exchange for all of the Bank’s stock. Cash proceeds (i.e., net proceeds less deposits withdrawn to fund stock purchases) infused into the Bank are anticipated to become part of general operating funds, and are expected to be primarily utilized to fund loan growth over time.

Overall, it is the Company’s objective to pursue growth that will serve to increase returns, while, at the same time, growth will not be pursued that could potentially compromise the overall risk associated with Investors Bancorp’s operations.

Balance Sheet Trends

Table 1.1 shows the Company’s historical balance sheet data from June 30, 2009 through September 30, 2013 and the Company’s pro forma balance sheet as of September 30, 2013, giving effect to the acquisitions of Roma Financial and Gateway Community. Investors Bancorp switched from a June 30 fiscal year to a December 31 fiscal year in 2009. The Company sustained positive asset growth throughout the period covered in Table 1.1, with total assets increasing at a 13.3% annual growth rate from June 30, 2009 through September 30, 2013. Acquisition related asset growth has been a key driver of the Company’s asset growth since fiscal yearend 2009, particularly in 2012 with the closing of the Marathon Banking and BFSB acquisitions. Asset growth was primarily funded by deposit growth, which was supplemented with increased utilization of borrowings. A summary of Investors Bancorp’s key operating ratios for the period covered in Table 1.1 is presented in Exhibit I-3.

Investors Bancorp’s loans receivable portfolio increased at a 15.6% annual rate from June 30, 2009 through September 30, 2013, in which loan growth was sustained throughout the period. The Company’s higher loan growth rate compared to its asset growth rate provided for an increase in the loans-to-assets ratio from 75.5% at June 30, 2009 to 82.4% at September 30, 2013. Net loans receivable at September 30, 2013 totaled $11.4 billion, versus $6.1 billion at June 30, 2009.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.8

Table 1.1

Investors Bancorp, Inc.

Historical Balance Sheet Data

													06/30/09- 09/30/13 Annual.
														Pro Forma Combined
			At December 31,								At September 30,			At September 30,(2)
	2009		2009		2010		2011		2012		2013		Growth Rate	2013
	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Pct	Amount	Pct(1)
	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	(%)	($000)	(%)
Total Amount of:
Assets	$8,136,432	100.00%	$8,357,816	100.00%	$9,602,131	100.00%	$10,701,585	100.00%	$12,722,574	100.00%	$13,807,387	100.00%	13.25%	$15,767,364	100.00%
Cash and cash equivalents	317,757	3.91%	73,606	0.88%	76,224	0.79%	90,139	0.84%	155,153	1.22%	168,329	1.22%	-13.89%	325,592	2.06%
Investment securities	1,201,059	14.76%	1,188,684	14.22%	1,081,269	11.26%	1,271,386	11.88%	1,565,250	12.30%	1,487,454	10.77%	5.16%	1,939,410	12.30%
Loans held for sale	61,691	0.76%	27,043	0.32%	35,054	0.37%	18,847	0.18%	28,233	0.22%	9,130	0.07%	-36.21%	9,130	0.06%
Loans receivable, net	6,143,169	75.50%	6,615,459	79.15%	7,917,705	82.46%	8,794,211	82.18%	10,306,786	81.01%	11,374,012	82.38%	15.60%	12,559,144	79.65%
Bank owned life insurance	113,191	1.39%	114,542	1.37%	117,039	1.22%	112,990	1.06%	113,941	0.90%	116,122	0.84%	0.60%	160,490	1.02%
FHLB stock	72,053	0.89%	66,202	0.79%	80,369	0.84%	116,813	1.09%	150,501	1.18%	192,883	1.40%	26.07%	202,269	1.28%
Intangible assets	21,832	0.27%	26,172	0.31%	29,742	0.31%	28,419	0.27%	87,196	0.69%	85,761	0.62%	37.98%	103,915	0.66%
Deposits	5,505,747	67.67%	5,840,643	69.88%	6,774,930	70.56%	7,362,003	68.79%	8,768,857	68.92%	8,642,335	62.59%	11.19%	10,268,862	65.13%
Borrowings	1,730,555	21.27%	1,600,542	19.15%	1,826,514	19.02%	2,255,486	21.08%	2,705,652	21.27%	3,796,112	27.49%	20.30%	3,894,325	24.70%
Equity	819,283	10.07%	850,213	10.17%	901,279	9.39%	967,440	9.04%	1,066,817	8.39%	1,126,648	8.16%	7.78%	1,332,660	8.45%
Tangible equity	797,451	9.80%	824,041	9.86%	871,537	9.08%	2,255,486	21.08%	979,621	7.70%	1,040,887	7.54%	6.47%	1,228,745	7.79%

Loans/Deposits		111.58%		113.27%		116.87%		119.45%		117.54%		131.61%			122.30%

Full Service Banking Offices Open	58		65		82		81		101		101			131

(1)	Ratios are as a percent of ending assets.
(2)	Includes purchase accounting adjustments for the acquisitions of Roma Financial and Gateway Community.

Sources: Investors Bancorp’s prospectus, audited and unaudited financial statements, FDIC Call Reports and RP Financial calculations.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.9

Loan growth was primarily sustained by growth of multi-family and commercial real estate loans, with the concentration of multi-family and commercial real estate loans increasing from 14.8% of total loans as of June 30, 2009 to 49.9% of total loans at September 30, 2013. Most of the growth has consisted of multi-family loans, which increased from $482.8 million or 7.8% of total loans at June 30, 2009 to $3.6 billion or 30.9% of total loans at September 30, 2013. Commercial real estate loans increased from $433.2 million or 7.0% of total loans at June 30, 2009 to $2.2 billion or 19.1% of total loans at September 30, 2013. Historically, the largest loan concentration has been 1-4 family permanent mortgage loans, which equaled $4.7 billion or 76.3% of total loans at June 30, 2009 and $5.1 billion or 44.6% of total loans at September 30, 2013. The comparatively slower growth of the 1-4 family loan portfolio was related to accelerated repayments due to borrowers refinancing into lower rate loans and the Company’s philosophy of selling some originations of longer term fixed rate loans to the secondary market. Construction loans have also become a less significant area of lending diversification for the Company and equaled $218.4 million or 1.9% of total loans at September 30, 2013 compared to $347.0 million or 5.6% of total loans at June 30, 2009. Consumer and other loans, which consist primarily of home equity loans and lines of credit, have been a minor source of loan growth for the Company, increasing from $184.2 million or 3.0% of total loans at June 30, 2009 to $224.0 million or 1.9% of total loans at September 30, 2013. The Company’s diversification into commercial business lending has become more prominent in recent years, increasing from $15.7 million or 0.3% of total loans at June 30, 2009 to $195.2 million or 1.7% of total loans at September 30, 2013.

The intent of the Company’s investment policy is to provide adequate liquidity and to generate a favorable return within the context of supporting overall credit and interest rate risk objectives. From June 30, 2009 through December 31, 2010, the Company’s level of investment securities trended lower as a percent of total assets, declining from 14.8% of assets to 11.3% of assets. Since December 31, 2010, the ratio of investments as a percent of assets has been maintained at a relatively stable level and equaled 10.8% of assets at September 30, 2013. As of September 30, 2013, the investment portfolio totaled $1.5 billion, consisting of $1.433 billion of mortgage-backed securities, $31.8 million of corporate bonds, $15.3 million of municipal bonds, $4.3 million of equity securities and $3.1 million of U.S. Government Agency obligations. The mortgage-backed securities portfolio consists entirely of securities guaranteed by GSEs. As of September 30, 2013, the Company maintained $816.5 million of investment securities as available-for-sale (“AFS”) and $671.0 million of investment securities as held-to-maturity.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.10

The AFS portfolio had a net unrealized gain of $6.2 million at September 30, 2013. Exhibit I-4 provides historical detail of the Company’s investment portfolio. The Company also held $192.9 million of FHLB stock and $168.3 million of cash and cash equivalents at September 30, 2013.

The Company also maintains an investment in bank-owned life insurance (“BOLI”) policies, which cover the lives of the Company’s employees during the period when the BOLI investment was made. The purpose of the investment is to provide funding for the benefit plans of the covered individuals. The BOLI investment is a historical plan and, thus, the Company is no longer adding to its investment in BOLI. The life insurance policies earn tax-exempt income through cash value accumulation and death proceeds. As of September 30, 2013, the cash surrender value of the Company’s BOLI equaled $116.1 million.

During the period covered in Table 1.1, Investors Bancorp’s funding needs have been addressed through a combination of deposits, borrowings and internal cash flows. From June 30, 2009 through September 30, 2013, the Company’s deposits increased at an 11.2% annual rate. Deposit growth was sustained from June 30, 2009 through December 31, 2012, which was followed by a slight decline in deposits during the nine month period ended September 30, 2013. Overall, deposits increased from $5.5 billion or 67.8% of assets at June 30, 2009 to $8.6 billion or 62.6% of assets at September 30, 2013. Transaction and savings account deposits constitute the largest concentration of the Company’s deposits and have been the primary source of deposit growth in recent years.

Borrowings serve as an alternative funding source for the Company to address funding needs for growth and to support management of deposit costs and interest rate risk. From June 30, 2009 through September 30, 2013, borrowings increased at an annual rate of 20.3%. Overall, borrowings increased from $1.7 billion or 21.3% of assets at June 30, 2009 to $3.8 billion or 27.5% of assets at September 30, 2013. FHLB advances constitute the primary source of borrowings utilized by the Company, with the balance of borrowings consisting of repurchase agreements and other borrowings.

The Company’s equity increased at a 7.8% annual rate from June 30, 2009 through September 30, 2013, as retention of earnings were partially offset by stock repurchases and, to a lesser degree, dividend payments during the period. Comparatively stronger asset growth relative to capital growth reduced the Company’s equity-to-assets ratio from 10.07% at June 30, 2009 to 8.16% at September 30, 2013. Goodwill and intangibles resulting from the Company’s

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.11

acquisitions totaled $85.8 million or 0.62% of assets at September 30, 2013, which reduced the Company’s tangible equity-to-assets ratio to 7.54% at September 30, 2013. The Company maintained capital surpluses relative to all of its regulatory capital requirements at September 30, 2013. The addition of stock proceeds will serve to strengthen the Company’s capital position, as well as support growth opportunities. At the same time, the significant increase in Investors Bancorp’s pro forma capital position will initially depress its ROE.

Pro Forma Balance Sheet Impact of Acquisitions

The Company’s pro forma balance sheet as of September 30, 2013, which accounts for the acquisitions of Roma Financial and Gateway Community, is also included in Table 1.1. On the asset side of the balance sheet, the acquisitions will serve to decrease the concentration of loans and increase the concentration of cash and investments comprising total assets. Loans decrease from 82.4% of assets to 79.7% of assets on a pro forma combined basis, while cash and investments (including FHLB stock) increase from 13.4% of assets to 15.6% of assets on a pro forma combined basis. Overall, the level of interest-earning assets declines from 95.8% of assets to 95.4% of assets on a pro forma combined basis. Goodwill and intangibles increase from 0.6% of assets to 0.7% of assets on a pro forma combined basis. On the liability side of the balance sheet, the levels of deposits and borrowings funding assets increase and decrease, respectively. Deposits increase from 62.6% of assets to 65.1% on a pro forma combined basis, while borrowings decrease from 27.5% of assets to 24.7% of assets on a pro forma combined basis. Before factoring in the impact of the net conversion proceeds, the Company’s equity-to-assets ratio increases from 8.2% to 8.5% on a pro forma combined basis and the tangible equity-to-assets ratio increases from 7.5% to 7.8% on a pro forma combined basis.

Income and Expense Trends

Table 1.2 shows the Company’s historical income statements from the fiscal year ended June 30, 2009 through the twelve months ended September 30, 2013, as well as the Company’s pro forma income statement giving effect to the acquisitions of Roma Financial and Gateway Community. The following discussion describes the historical income statements of Investors Bancorp, which is followed by a discussion of the pro forma income statement impact of the acquisitions.

The Company’s reported earnings for the period covered in Table 1.2 ranged from a net loss of $64.9 million or 0.90% of average assets during the fiscal year ended June 30, 2009 to

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.12

Table 1.2

Investors Bancorp, Inc.

Historical Income Statements

Fiscal Year Ended	Pro Forma Combined
June 30,	Fiscal Year Ended December 31,	For the 12 months	For the 12 months
2009	2009	2010	2011	2012	Ended 09/30/13	Ended 09/30/13(5)
Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)
($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)

Interest income	$368,060	5.10%	$384,385	4.87%	$428,703	4.81%	$473,572	4.69%	$496,189	4.33%	$529,185	4.12%	$609,869	4.09%
Interest expense	(201,924)	-2.80%	(192,096)	-2.43%	(159,293)	-1.79%	(144,488)	-1.43%	(123,444)	-1.08%	($110,494)	-0.86%	($120,913)	-0.81%

Net interest income	$166,136	2.30%	$192,289	2.44%	$269,410	3.03%	$329,084	3.26%	$372,745	3.24%	$418,691	3.26%	$488,956	3.28%
Provision for loan losses	(29,025)	-0.40%	(39,450)	-0.50%	(66,500)	-0.75%	(75,500)	-0.75%	(65,000)	-0.57%	($58,250)	-0.45%	($60,531)	-0.40%

Net interest income after provisions	$137,111	1.90%	$152,839	1.94%	$202,910	2.28%	$253,584	2.51%	$307,745	2.69%	$360,441	2.81%	$428,425	2.87%

Non-interest operating income	$6,493	0.09%	$7,511	0.10%	$13,705	0.15%	$19,831	0.20%	$23,152	0.20%	$25,972	0.20%	$30,956	0.21%
Non-interest operating expense	(97,799)	-1.35%	(109,118)	-1.38%	(130,813)	-1.47%	(157,586)	-1.56%	(207,007)	-1.81%	(233,311)	-1.82%	(295,187)	-1.98%

Net operating income	$45,805	0.63%	$51,232	0.65%	$85,802	0.96%	$115,829	1.15%	$123,890	1.08%	$153,102	1.19%	$164,194	1.10%

Non-Operating Income(Loss)
Gain (loss) on securities transactions, net	($159,266)	-2.21%	($1,407)	-0.02%	$35	0.00%	($257)	0.00%	$274	0.00%	$694	0.01%	$672	0.00%
Gain on loan transactions, net	4,343	0.06%	8,731	0.11%	12,785	0.14%	9,736	0.10%	20,866	0.18%	12,294	0.10%	13,400	0.09%
Gain (loss) on sale of OREO, net	—	0.00%	—	0.00%	—	0.00%	(141)	0.00%	(180)	0.00%	630	0.00%	441	0.00%

Net non-operating income	(154,923)	-2.15%	$7,324	0.09%	$12,820	0.14%	$9,338	0.09%	20,960	0.18%	$13,618	0.11%	$14,513	0.10%

Net income before tax	($109,118)	-1.51%	$58,556	0.74%	$98,622	1.11%	$125,167	1.24%	$144,850	1.26%	$166,720	1.30%	$178,707	1.20%
Income tax provision	44,200	0.61%	(23,444)	-0.30%	(36,603)	-0.41%	(46,281)	-0.46%	(56,083)	-0.49%	($60,825)	-0.48%	($69,296)	-0.46%

Net income (loss)	($64,918)	-0.90%	$35,112	0.45%	$62,019	0.70%	$78,886	0.78%	$88,767	0.77%	$105,895	0.82%	$109,411	0.73%

Adjusted Earnings
Net income	($64,918)	-0.90%	$35,112	0.45%	$62,019	0.70%	$78,886	0.78%	$88,767	0.77%	$105,895	0.82%	$109,411	0.73%
Add(Deduct): Net gain/(loss) on sale	154,923	2.15%	(7,324)	-0.09%	(12,820)	-0.14%	(9,338)	-0.09%	(20,960)	-0.18%	(13,618)	-0.11%	(14,513)	-0.10%
Tax effect (2)	(57,322)	-0.79%	2,710	0.03%	4,743	0.05%	3,455	0.03%	7,755	0.07%	5,039	0.04%	5,370	0.04%

Adjusted earnings	$32,683	0.45%	$30,498	0.39%	$53,942	0.61%	$73,003	0.72%	$75,562	0.66%	$97,316	0.76%	$100,268	0.67%

Expense Coverage Ratio (3)	1.70	x	1.76	x	2.06	x	2.09	x	1.80	x	1.79	x	1.66	x
Efficiency Ratio (4)	56.49%	54.40%	45.96%	44.73%	51.90%	52.02%	55.87%

(1)	Ratios are as a percent of average assets.
(2)	Assumes a 37.0% effective tax rate.
(3)	Expense coverage ratio calculated as net interest income before provisions for loan losses divided by operating expenses.
(4)	Efficiency ratio calculated as operating expenses, net of amortization of core deposit intangibles, divided by the sum of net interest income before provisions for loan losses plus other income (excluding net gains). Amortization of intangibles of $70,000, $435,000, $979,000, $1.5 million, $1.5 million, $2.1 million and $4.2 million were recorded for the fiscal years ended June 30, 2009, December 31, 2009, December 31, 2010, December 31, 2011, December 31, 2012, for the twelve months ended September 30, 2013 and pro forma combined for the twelve months ended September 30, 2013, respectively.
(5)	Reflects pro forma impact of Roma Financial and Gateway Community acquisitions.

Sources: Investors Bancorp’s prospectus, audited & unaudited financial statements, FDIC Call Reports and RP Financial calculations.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.13

net income of $105.9 million or 0.82% of average assets during the twelve months ended September 30, 2013. The net loss reported in 2009 was due to a $159.3 million loss on securities transactions, which was largely attributable to a $158.5 million other-than-temporary impairment (“OTTI”) charge recorded on the Company’s investment in pooled trust preferred securities. Net interest income and operating expenses represent the primary components of the Company’s earnings. Non-interest operating income has been somewhat of a limited, although growing source of earnings for the Company. Loan loss provisions have had a varied impact on the Company’s earnings, with the amount of loan loss provisions established trending lower after peaking in 2011. Non-operating gains and losses were most significant in 2009 as the result of the OTTI charge, but, in general, the Company has recorded net gains primarily attributable to gains on the sale of loans.

During the period covered in Table 1.2, the Company’s net interest income to average assets ratio ranged from a low of 2.30% during the fiscal year ended June 30, 2009 to a high of 3.26% during 2011 and the twelve months ended September 30, 2013. The increase in the Company’s net interest income ratio was facilitated by a wider yield-cost spread, as the decline in short-term interest rates and resulting steeper yield curve provided for a more significant decline in the Company’s funding costs relative to less rate sensitive interest-earning asset yields. Loan growth, which was primarily sustained by diversification into higher yielding types of loans, and the increase in the concentration of loans comprising interest-earning assets also contributed to the increase in the Company’s interest rate spread. Overall, the Company’s interest rate spread increased from 2.38% during the fiscal year ended June 30, 2009 to 3.26% during 2012. Since 2011 the Company has maintained a fairly stable interest rate spread, as the decline in yield earned on less rate sensitive interest-earning assets has become comparable to the decline in rate paid on more rate sensitive liabilities. For the nine months ended September 30, 2013, the Company’s interest rate spread equaled 3.23%. The Company’s net interest rate spreads and yields and costs for the period covered in Table 1.2 are set forth in Exhibits I-3 and I-5.

Non-interest operating income has been a fairly limited, contributor to the Company’s earnings, reflecting the Company’s limited diversification into products and services that generate non-interest operating income. Throughout the period shown in Table 1.2, non-interest operating income ranged from a low of 0.09% of average assets during the fiscal year ended June 30, 2009 to a high of 0.20% of average assets during 2011, 2012 and for the twelve months ended September 30, 2013. Fees and service charges constitute the major portion of

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.14

the Company’s non-interest operating income and have accounted for most of the growth of the Company’s non-interest operating income. Other non-operating sources of income consist largely of income earned on BOLI and miscellaneous revenues.

Operating expenses represent the other major component of the Company’s earnings, ranging from a low of 1.35% of average assets during the fiscal year ended June 30, 2009 to a high of 1.82% of average assets during the twelve months ended September 30, 2013. Notwithstanding the upward trend in the Company’s operating expense ratio, the Company has effectively maintained a low operating expense ratio throughout the period shown in Table 1.2. As previously noted, the Company maintains a high ratio of assets per employee, which is supported by the relatively low staffing requirements associated with the Company’s mortgage-based lending strategy that has emphasized growth of higher balance multi-family and commercial real estate loans and limited diversification into other products and services that would provide additional sources of non-interest operating income. As of September 30, 2013, the Company’s ratio of assets per full time equivalent employee equaled $10.8 million, versus $5.5 million for all publicly-traded thrifts.

Overall, the general trends in the Company’s net interest income and operating expense ratios since fiscal yearend June 30, 2009 reflect a slight increase in core earnings, as indicated by the Company’s expense coverage ratio (net interest income divided by operating expenses). Investors Bancorp’s expense coverage ratio equaled 1.70 times during the fiscal year ended June 30, 2009, versus a ratio of 1.79 times during the twelve months ended September 30, 2013. The increase in the expense coverage ratio resulted from a more significant increase in the net interest income ratio compared to the increase in the operating expense ratio. Similarly, Investors Bancorp’s efficiency ratio (operating expenses, net of amortization of intangibles, as a percent of the sum of net interest income and other operating income) improved from 56.49% during the fiscal year ended June 30, 2009 to 52.02% during the twelve months ended September 30, 2013.

During the period covered in Table 1.2, loan loss provisions established by the Company ranged from 0.40% of average assets during fiscal year ended June 30, 2009 to 0.75% of average assets during 2010 and 2011. For the twelve months ended September 30, 2013, the Company established loan loss provisions of $58.3 million or 0.45% of average assets. The higher loan provisions established took into consideration increases in non-performing loans and net loan charge-offs, as well as growth of the loan portfolio. Reductions in non-accruing

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.15

loans and net loan charge-offs contributed to the reduction in loan loss provisions established during 2012 and for the twelve months ended September 30, 2013. As of September 30, 2013, the Company maintained valuation allowances of $166.8 million, equal to 1.45% of total loans and 152.18% of non-accruing loans. Exhibit I-6 sets forth the Company’s loan loss allowance activity during the period covered in Table 1.2.

Subsequent to the net non-operating loss recorded during fiscal year ended June 30, 2009, the Company has recorded net non-operating income. Most of the non-operating income recorded in recent years has consisted of loan sale gains, which were realized from the sale of fixed rate 1-4 family loan originations to the secondary market for purposes of interest rate risk management and, therefore, represent an ongoing activity for the Company. Comparatively, gains and losses from the sale of investment securities and other real estate owned (“OREO”) are viewed as non-recurring income. However, gains realized through secondary market activities are subject to a certain degree of volatility as well, given the dependence of such gains on the interest rate environment and the strength of the regional housing market. For the fiscal year ended June 30, 2009, the Company recorded a net non-operating loss of $154.9 million or 2.15% of average assets consisting of a $159.3 million loss on securities transactions partially offset by a $4.3 million gain on sale of loans. Comparatively, for the twelve months ended September 30, 2013, the Company reported net non-operating gains of $13.6 million or 0.11% of average assets. Loan sale gains accounted for $12.3 million of the gains recorded during the most recent twelve month period.

The Company’s effective tax rate ranged from 36.48% for the twelve months ended September 30, 2013 to 40.51% for the fiscal year ended June 30, 2009. As set forth in the prospectus, the Company’s marginal effective tax rate is 37.0%.

Pro Forma Income Statement Impact of Acquisitions

The pro forma income statement impact of the acquisitions is shown in Table 1.2 for the twelve month period ended September 30, 2013. On a pro forma basis, before factoring in the pro forma impact of the second-step conversion, Investors Bancorp’s net income increased from $105.9 million or 0.82% of average assets to $109.4 million or 0.73% of average assets. The decrease in the pro forma return on average assets ratio was primarily attributable to a higher operating expense ratio (increasing from 1.82% of average assets to 1.98% of average assets on a pro forma basis) and, to a lesser extent, a slightly lower net non-operating gains ratio (decreasing from 0.11% of average assets to 0.10% of average assets on a pro forma basis)

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.16

and a higher effective tax rate (increasing from 36.48% to 38.78% on a pro forma basis). Partially offsetting the decrease in the pro forma return on average assets ratio were a slightly higher net interest income ratio (increasing from 3.26% of average assets to 3.28% of average assets on a pro forma basis), a slightly lower ratio of loan loss provisions (decreasing from 0.45% of average assets to 0.40% of average assets on a pro forma basis) and a slightly higher non-interest operating income ratio (increasing from 0.20% of average assets to 0.21% of average assets on a pro forma basis). In terms of core earnings, Investors Bancorp’s expense coverage ratio decreased from 1.79x to 1.66x on a pro forma basis and the efficiency ratio increased from 52.02% to 55.87% on a pro forma basis. The pro forma earnings do not reflect any potential cost savings that may be realized, as such estimates are considered to be speculative and, therefore, are not disclosed in the pro forma financial statements included in the Company’s prospectus for the second-step stock offering.

Interest Rate Risk Management

The Company’s balance sheet is liability-sensitive in the short-term (less than one year) and, thus, the net interest margin will typically be adversely affected during periods of rising and higher interest rates. Comparatively, the Company’s net interest margin has benefited from the declining and low interest rate environment that has prevailed in recent years. However, as interest rates have remained at historically low levels for an extended period of time, the Company’s interest rate spread is no longer increasing as the average yield earned on interest-earning assets has been declining at the same rate as the average rate paid on interest-bearing liabilities. As of September 30, 2013, an analysis of the Company’s net portfolio value (“NPV”), defined as the net of the discounted present value of expected cash flows of an institution’s assets, liabilities and off-balance sheet contracts, indicated that a 2.0% instantaneous and parallel increase in interest rates at all maturities would result in a 17.0% decrease in Investors Bancorp’s NPV. Comparatively, at September 30, 2013 a 2.0% gradual increase in interest rates over a one year period at all maturities would result in an 8.0% decrease in the Company’s net interest income (see Exhibit I-7).

The Company pursues a number of strategies to manage interest rate risk, particularly with respect to seeking to limit the repricing mismatch between interest rate sensitive assets and liabilities. The Company manages interest rate risk from the asset side of the balance sheet through maintaining the majority of investments as available-for-sale, selling some originations of longer term, fixed rate conforming 1-4 family loans into the secondary market,

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.17

offering adjustable rate 1-4 family loans with various repricing periods and diversifying into other types of lending beyond 1-4 family permanent mortgage loans which consists primarily of adjustable rate loans or fixed rate loans with shorter term balloon provisions. As of December 31, 2012, of the Company’s total loans due after December 31, 2013, ARM loans comprised 43.5% of those loans (see Exhibit I-8). On the liability side of the balance sheet, management of interest rate risk has been pursued through utilizing repurchase agreements and FHLB advances with varied initial terms extending out to seven years and emphasizing growth of lower costing and less interest rate sensitive transaction and savings account deposits. Transaction and savings account deposits comprised 69.7% of the Company’s deposits at September 30, 2013.

The infusion of stock proceeds will serve to further limit the Company’s interest rate risk exposure, as most of the net proceeds will be redeployed into interest-earning assets and the increase in the Company’s capital position will lessen the proportion of interest rate sensitive liabilities funding assets.

Lending Activities and Strategy

The Company’s lending activities have traditionally emphasized 1-4 family permanent mortgage loans and such loans continue to comprise the largest component of the Company’s loan portfolio. Beyond 1-4 family loans, lending diversification by the Company has emphasized multi-family loans and commercial real estate loans which have been the primary sources of the Company’s loan growth in recent years. Less significant areas of lending diversification for the Company include construction loans, commercial business loans and consumer loans, which consist primarily of home equity loans and lines of credit. Going forward, the Company’s lending strategy is to pursue further diversification of the loan portfolio, whereby multi-family loans, commercial real estate loans and commercial business loans will be emphasized as the primary areas of lending diversification. It is anticipated that growth of the 1- 4 family portfolio will continued to be slowed somewhat by the sale of a portion of the conforming, longer term 1-4 family fixed rate loan originations into the secondary market. Exhibit I-9 provides historical detail of Investors Bancorp’s loan portfolio composition from the fiscal year ended June 30, 2008 through September 30, 2013 and Exhibit I-10 provides the contractual maturity of the Company’s loan portfolio by loan type as of December 31, 2012.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.18

1-4 Family Residential Loans. Investors Bancorp originates 1-4 family loans through its mortgage subsidiary, Investors Home Mortgage, and purchases 1-4 family loans from correspondent entities including other banks and mortgage bankers. Loans originated by correspondent entities adhere to the Company’s underwriting standards, which generally conform to secondary market guidelines. Loan originations and purchases are secured by properties in the Company’s primary market area, most of which are retained for the Company’s loan portfolio. Loans are generally sold with servicing retained by the Company. Likewise, loans purchased are generally purchased with servicing rights. The Company offers both fixed rate and ARM loans. Fixed rate loans are offered with terms of up to 30 years. ARM loans offered by the Company have initial repricing terms of three, five, seven or ten years and then reprice annually for the balance of the loan term. ARM loans are indexed to the weekly average yield on U.S. Treasuries adjusted to a constant maturity of one year and are amortized for terms of up to 30 years. The Company also offers interest-only 1-4 family loans, in which the borrower makes only interest payments for the first five, seven or ten years of the loan term. Stricter underwriting criteria are applied for the interest-only loans relative to amortizing loans. As of September 30, 2013, the Company’s outstanding balance of 1-4 family residential loans totaled $5.1 billion or 44.5% of total loans and approximately 63.7% of the portfolio consisted of fixed rate loans.

Multi-family and Commercial Real Estate Loans. Commercial real estate loans consist largely of loans originated by the Company, which are collateralized by properties in the Company’s regional lending area of New Jersey, New York and surrounding states. Multi-family and commercial real estate loans are generally originated as five to fifteen year term balloon loans amortized over fifteen to thirty years. Commercial real estate loans are originated up to a maximum loan-to-value (“LTV”) ratio of 70.0% and generally require a minimum debt-coverage ratio of 1.30 times. Multi-family loans are originated up to a maximum LTV ratio of 75.0% and generally require a minimum debt-coverage ratio of 1.20 times. Properties securing the commercial real estate loan portfolio include office buildings, mixed-use properties and other commercial properties. The largest commercial real estate loan in the Company’s loan portfolio at September 30, 2013 had a balance of $40.0 million and was secured by an office building in New Jersey. This loan was performing in accordance with its terms at September 30, 2013. The largest multi-family loan in the Company’s loan portfolio at September 30, 2013 had a balance of $30.3 million and was secured by nine apartment buildings in New Jersey. This loan was performing in accordance with its terms at September 30, 2013. As of September 30,

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.19

2013, the Company’s outstanding balance of multi-family loans totaled $3.6 billion equal to 30.9% of total loans outstanding and outstanding balance of commercial real estate loans totaled $2.2 billion equal to 19.1% of total loans outstanding.

Construction Loans. Construction loans consist of loans originated directly to builders and developers on income-producing properties and residential for-sale housing units. Construction loans are generally offered for up to three year terms and up to a maximum LTV ratio of 70% of the appraised value of the completed property or the actual cost of the improvements. Funds are disbursed based on inspections in accordance with a schedule reflecting the completion of portions of the project. Construction financing for sold units requires an executed sales contract. The largest construction loan in the Company’s loan portfolio at September 30, 2013 was a $34.0 million note with an outstanding balance of $25.1 million on an apartment rental project in New Jersey. This loan was performing in accordance with its terms at September 30, 2013. As of September 30, 2013, Investors Bancorp’s’ outstanding balance of construction loans totaled $218.4 million equal to 1.9% of total loans outstanding.

Commercial Business Loans. The commercial business loan portfolio is generated through extending loans to businesses operating in the local market area. Expansion of commercial business lending activities is a desired area of loan growth for the Company, pursuant to which the Company is seeking to become a full service community bank to its commercial loan customers through offering a full range of commercial loan products that can be packaged with lower cost commercial depository products. In support of growing the commercial business loan portfolio, the Company has increased its New York market lending presence by adding commercial lenders in that market and has focused on developing a commercial business lending niche in the healthcare segment of the market. Commercial business loans offered by the Company consist of lines of credit and amortizing term loans. The commercial business loan portfolio consists substantially of loans secured by real estate or business assets and includes personal guarantees. As of September 30, 2013, Investors Bancorp’s’ outstanding balance of commercial business loans totaled $195.2 million equal to 1.7% of total loans outstanding.

Consumer Loans. The consumer loan portfolio consists substantially of home equity loans and lines of credit, which are secured by residences in New Jersey and New York. Home equity loans are originated as fixed rate loans with terms up to 30 years and to a maximum of $500,000. Home equity lines of credit are floating rate loans indexed to the prime rate as

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.20

published in The Wall Street Journal. The Company will originate home equity loans and lines of credit up to a maximum LTV ratio of 75.0%, inclusive of other liens on the property. As of September 30, 2013, Investors Bancorp’s outstanding balance of consumer loans totaled $224.0 million equal to 1.9% of total loans outstanding. Home equity loans and lines of credit accounted for 97.6% of the consumer loan portfolio at September 30, 2013.

Purchased credit-impaired (PCI) loans. The PCI loans acquired by the Company in conjunction with the Marathon Banking acquisition were acquired at a discount due, in part, to credit quality. The PCI loans were initially recorded at fair value (as determined by the present value of expected cash flows) with no valuation allowance and there has been significant subsequent credit deterioration. As of September 30, 2013, PCI loans totaled $6.5 million equal to 0.1% of total loans outstanding.

Loan Originations, Purchases, Repayments and Sales. Exhibit I-11 provides a summary of the Company’s lending activities over the past three and thee-quarter years with respect to the loans receivable portfolio. Total loans originated increased from $2.1 billion in 2010 to $2.7 million in 2012 and for the nine months end September 30, 2013 loans originated totaled $2.5 billion. The increase in loans originated was primarily driven by increased originations of multi-family loans and, to a lesser extent, increased originations of commercial real estate loans and commercial business loans. Comparatively, originations of 1-4 family permanent mortgage loans, construction loans and consumer loans were lower in 2012 compared to 2010 originations. Multi-family loans comprised the largest source of loan originations during the past three and three-quarter years ($3.6 billion total originations), followed by originations of 1-4 family permanent mortgage loans ($3.2 billion total originations) and commercial real estate loans ($1.5 billion total originations). Loan purchases, which consisted mostly of 1-4 family permanent mortgage loans, trended lower from $1.1 billion during 2010 to $638.8 million during 2012. Loan purchases during the nine months ended September 30, 2013 totaled 793.2 million. Net loans acquired in the Marathon Banking and BFSB acquisitions added $736.0 million to the Company’s loan portfolio in 2012. Loans sold and principal repayments trended higher from $1.8 billion during 2010 to $2.5 billion during 2012. Loan sold and repayments during the nine months ended September 30, 2013 totaled $2.2 billion. Loan originations, purchases and net loans acquired exceeded principal repayments and loans sold during the past three and three-quarter years, which provided for net loan growth of $1.3 billion in 2010, $876.5 million in 2011, $1.5 billion in 2012 and $1.1 billion during the nine months ended September 30, 2013.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.21

Asset Quality

Historically, the Company maintained favorably low levels of non-performing assets; however, with the onset of the national recession and bursting of the house bubble in 2008, the Company experienced elevated levels of problems assets. From fiscal yearend June 30, 2009 through September 30, 2013, Investors Bancorp’s balance of non-performing assets ranged from a low of $120.2 million or 1.44% of assets at December 31, 2009 to a high of $166.9 million or 1.74% of assets at December 31, 2010 (see Exhibit I-12). Most of the deterioration in loan portfolio credit quality was related to increases in non-accruing 1-4 family permanent mortgage loans and non-accruing construction loans. Non-accruing 1-4 family permanent mortgage loans increased from $29.7 million at June 30, 2009 to $73.7 million at December 31, 2010 and non-accruing construction loans increased from $68.8 million at June 30, 2009 to $82.7 million at December 31, 2010. Comparatively, at September 30, 2013, the balances for non-accruing 1-4 family permanent mortgage loans and non-accruing construction loans equaled $73.6 million and $14.2 million, respectively. Non-performing assets at September 30, 2013 totaled $139.2 million or 1.01% of assets and consisted of $109.6 million of non-accruing loans, $5.1 million of OREO and $24.5 million of performing troubled debt restructurings.

To track the Company’s asset quality and the adequacy of valuation allowances, the Company has established detailed asset classification policies and procedures which are consistent with regulatory guidelines. Classified assets are reviewed quarterly by senior management and the Board. Pursuant to these procedures, when needed, the Company establishes additional valuation allowances to cover anticipated losses in classified or non-classified assets. As of September 30, 2013, the Company maintained loan loss allowances of $166.8 million, equal to 1.45% of total loans and 152.18% of non-accruing loans.

Funding Composition and Strategy

Deposits have consistently served as the Company’s primary funding source and at September 30, 2013 deposits accounted for 69.5% of Investors Bancorp’s interest-bearing liabilities. Exhibit I-13 sets forth the Company’s deposit composition for the past three and three-quarter years. Transaction and savings account deposits constituted 69.7% of total deposits at September 30, 2013, as compared to 49.2% of total deposits at December 31, 2010. The increase in the concentration of core deposits comprising total deposits since yearend 2010 was realized primarily through growth of core deposits and, to a lesser extent, a decline in CDs.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.22

Most of the growth of core deposits has consisted of checking account deposits, which currently comprise the largest concentration of the Company’s core deposits. At September 30, 2013, checking account deposits comprised 31.2% of total deposits and 44.8% of core deposits.

The balance of the Company’s deposits consists of CDs, which equaled 30.3% of total deposits at September 30, 2013 compared to 50.8% of total deposits at December 31, 2010. Investors Bancorp’s current CD composition reflects a higher concentration of short-term CDs (maturities of one year or less). As of September 30, 2013, 60.3% of total CDs were scheduled to mature in one year or less. Exhibit I-14 sets forth the maturity schedule of the Company’s CDs as of September 30, 2013. Jumbo CDs (CD accounts with balances of $100,000 or more) amounted to $1.2 billion or 46.8% of total CDs at September 30, 2013. The balance of brokered deposits totaled $302.2 million or 3.5% of total deposits at September 30, 2013.

Borrowings serve as an alternative funding source for the Company to facilitate management of funding costs and interest rate risk. Borrowings utilized by the Company have predominantly consisted of FHLB advances and repurchase agreements. As of September 30, 2013, the Company maintained $3.6 billion of FHLB advances, $205.0 million of repurchase agreements and $34.6 million of other borrowed funds. FHLB advances held by the Company at September 30, 2013 had laddered maturities extending out to seven years. The Company’s FHLB advances and other borrowings had a weighted average interest rate of 1.61% at September 30, 2013 and repurchase agreement borrowings had a weighted average interest rate of 0.91% at September 30, 2013. Exhibit I-15 provides further detail of the Company’s borrowings activities.

Subsidiary Activities

Investors Bancorp has three direct subsidiaries: ASB Investment Corp, Investors Bank and Marathon Statutory Trust II.

Investors Bank has the following direct and indirect subsidiaries: Investors Home Mortgage, American Savings Investment Corp., Investors Commercial, Inc., Investors Financial Group, Inc., MNBNY Holdings Inc. and Marathon Realty Investors Inc. In addition, Investors Bank also acquired additional subsidiaries in 2012 as a result of the mergers with BFSB and Marathon Banking. These subsidiaries were inactive and substantially all assets held by the subsidiaries were cash. The Company is currently in the process of liquidating and dissolving those subsidiaries.

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ASB Investment Corp. ASB Investment Corp. is a New Jersey corporation, which was organized in June 2003 for the purpose of selling insurance and investment products, including annuities, to customers and the general public through a third party networking arrangement. This subsidiary was obtained in the acquisition of American Bancorp in May 2009. This subsidiary is currently inactive.

Investors Mortgage Company. Investors Mortgage Company is a New Jersey limited liability company that was formed in 2001 for the purpose of originating loans for sale to both Investors Bank and third parties. During 2011, in conjunction with the rebranding of the Investors Bank, this subsidiary changed the name that it does business as from ISB Mortgage Company to Investors Home Mortgage. Investors Home Mortgage has served as Investors Bank’s retail lending production arm throughout the branch network. Investors Home Mortgage sells all loans that it originates either to Investors Bank or third parties.

American Savings Investment Corp. American Savings Investment Corp. is a New Jersey corporation that was formed in 2004 as an investment company subsidiary. The purpose of this subsidiary is to invest in stocks, bonds, notes and all types of equity, mortgages, debentures and other investment securities. This subsidiary was obtained in the acquisition of American Bancorp in May 2009.

Investors Commercial, Inc. Investors Commercial, Inc. is a New Jersey corporation that was formed in 2010 as an operating subsidiary of Investors Bank. The primary purpose of this subsidiary is to originate and purchase residential mortgage loans, commercial real estate and multi-family mortgage loans.

Investors Financial Group, Inc. Investors Financial Group, Inc. is a New Jersey corporation that was formed in 2011 as an operating subsidiary of Investors Bank. The primary purpose of the this subsidiary is to process sales of non-deposit investment products through third party service providers to customers and consumers as may be referred by Investors Bank.

Marathon Realty Investors Inc. Marathon Realty Investors Inc. is a real estate investment trust (“REIT”) and a New York corporation. This subsidiary was acquired in the merger with Marathon Banking in October 2012. At December 31, 2012, Marathon Realty Investors Inc. had $274.3 million in assets. Marathon Realty Investors Inc. is taxed and operates in a manner that enables it to qualify, as a REIT under the Internal Revenue Code of 1986, as amended. As a result of this election, Marathon Realty Investors Inc. is not taxed at the corporate level on taxable income distributed to stockholders, provided that certain REIT qualification tests are met.

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MNBNY Holdings, Inc. MNBNY Holdings, Inc. is a New York corporation, which is the 100% owner of Marathon Realty Investors Inc.

Investors Bank has three additional subsidiaries which are inactive. The subsidiaries are My Way Development, LLC, Investors Financial Services, Inc., and Investors REO, Inc.

Legal Proceedings

The Company is not currently party to any pending legal proceedings that the Company’s management believes would have a material adverse effect on the Company’s financial condition, results of operations or cash flows.

RP® Financial, LC.	MARKET AREA II.1

II. MARKET AREA

Introduction

Investors Bancorp operates from its corporate headquarters in Short Hills, New Jersey and 101 branch offices located throughout northern and central New Jersey and southern New York. The Company’s branch network serves the New Jersey counties of Bergen, Burlington, Essex, Hudson, Hunterdon, Middlesex, Monmouth, Morris, Ocean, Passaic, Somerset, Union and Warren. The Company’s New York branches are located in the counties of Nassau, Queens, Kings, Richmond, Suffolk and New York. In addition, the Company has a commercial real estate loan production office in Manhattan, New York and an operations center in Iselin, New Jersey. With the acquisitions of Roma Financial and Gateway Community, Investors Bancorp expanded its market presence in southern New Jersey. Roma Financial is headquartered in Robbinsville, New Jersey and operates 26 branch offices located in the New Jersey counties of Burlington, Ocean, Mercer, Camden and Middlesex. Gateway Community is headquartered in Sewell, New Jersey and maintains four branch offices in Gloucester County, New Jersey. Exhibit II-1 provides a general description of the Company’s office facilities.

The primary market area is comprised mostly of large metropolitan areas, which consists of a mix of urban and suburban markets with a broad socioeconomic spectrum. With operations in densely populated metropolitan areas, the competitive environment includes a significant number of commercial banks, thrifts and other financial services companies, some of which have a regional or national presence. In general, the market area economy tends to parallel trends in the broader national economy.

Future business and growth opportunities for Investors Bancorp depend on the future growth and stability of the local and regional economy, demographic growth trends, and the nature and intensity of the competitive environment. These factors have been briefly examined to help determine the growth potential that exists for the Company, the relative economic health of the Company’s market area, and the resultant impact on value.

National Economic Factors

The future success of the Company’s operations is partially dependent upon various national and local economic trends. In assessing national economic trends over the past few quarters, at the start of the second quarter of 2013 the economy showed more signs of slowing

RP® Financial, LC.	MARKET AREA II.2

down. Manufacturing activity expanded at a slower rate in April compared to March, with the April measure for manufacturing activity coming in only slightly above the dividing line between expansion and contraction. However, the April employment report showed an unexpected pick-up in hiring, as 165,000 jobs were added during April and the April unemployment rate edged down to 7.5%. Retail sales were up slightly in April, as cheaper gas spurred consumer spending. First quarter home prices in major metropolitan areas had their biggest year-over-year gains in more than seven years, which was driven by a tightening supply of homes for sale. While housing starts were down sharply in April, due to a big drop in the apartment sector, building permits for new home construction hit a five year high in April. Sales of previously owned homes reached the highest level in more than three years during April and new home sales increased as well in April. Median household income edged up in April, but remained far below prerecession levels. Manufacturing activity contracted in May, while service sector activity continued to expand in May. Employers added 175,000 jobs in May, but the May unemployment rate ticked up to 7.6%. Retail sales increased in May and the recovering housing market gained further traction in May, as evidenced by increases in homes sales and home prices for both new and existing homes. Manufacturing activity accelerated slightly in June and returned to an expansionary mode. Comparatively, the pace of service sector growth slowed in June to its weakest level in three years. Job growth for June exceeded forecasts, as the U.S. economy added 195,000 jobs in June. However, the June unemployment rate remained at 7.6%. June retail sales increased slightly, but were softer than forecasted. Housing starts were down sharply in June, which was primarily driven by a reduction in multi-family housing starts. Existing home sales edged down in June compared to May, while June new home sales were up solidly from a month ago. New and existing home sales for June 2013 were up significantly compared to June 2012. Second quarter GDP increased at a 1.7% annual rate (subsequently revised to 2.5%), indicating the pace of economic growth remained sluggish.

Manufacturing and non-manufacturing activity continued to expand in July 2013, while hiring in the U.S. slowed during July. The U.S. economy added 162,000 jobs during July, which was below forecasted job growth of 184,000 jobs, and the July unemployment rate nudged down to 7.4%. Housing starts and existing home sales rose in July compared to June, while new home sales declined from June to July. Durable-goods orders showed a sharp decline in July, as aircraft demand and business spending weakened. However, exclusive of the transportation category, July durable-goods orders still showed a slight decline. Expansion in the manufacturing and non-manufacturing sectors continued in August, while the August jobs

RP® Financial, LC.	MARKET AREA II.3

report showed the pace of hiring remained sluggish. The U.S. economy added 169,000 jobs in August and the unemployment rate edged down to 7.3%. Notably, the number of jobs added during July was revised down from 162,000 to 104,000. The positive trends in housing starts and existing home sales were sustained during August, with existing home sales rising to their highest level in six and one-half years. New homes sales were also up solidly in August compared to July. The delayed release of employment data for September showed 148,000 jobs were added in September, which was less than forecasted, and the unemployment edged down slightly to 7.2%. Pending home sales declined for the fourth consecutive month in September, as higher mortgage interest rates and home prices curbed buying power. Retail sales were down slightly in September, but core September retail sales which excludes autos were up slightly. Third quarter GDP increased at a 2.8% annual rate (subsequently revised to 3.6%), which marked the fastest growth in a year. Median home prices in U.S. metropolitan areas increased 12.5% during the third quarter compared to the year ago quarter.

Manufacturing activity grew for a fifth consecutive month in October 2013, with the PMI index rising to its highest level in more than two years. Service sector activity also continued to expand in October. The employment report for October showed that 204,000 jobs were added, while the October unemployment rate edged up to 7.3%. Despite the partial government shutdown in early-October, retail sales increased in October. Existing home sales declined in October, which was viewed as a potential sign that rising interest rates were starting to weigh on the housing recovery,

In terms of interest rates trends over the past few quarters, Treasury prices rallied to their lowest yields in 2013 at the start of the second quarter. The decline in Treasury yields was attributable to investors reacting defensively following some disappointing readings on U.S. economic growth and mounting tensions regarding North Korea’s threat against the U.S. Indications from the Federal Reserve that it remained committed to easy monetary policy and signs of a global economic slowdown provided for a stable interest rate environment into late-April. More data pointing towards an economic slowdown, along with the Federal Reserve concluding its two-day meeting with indications that it would press forward with an $85 billion-a-month bond buying program, contributed to long-term Treasury yields declining slightly in late-April and at the start of May. Interest rates edged higher during the first half of May, as investors reacted to news of stronger than expected job growth reflected in the April employment report, an increase in April retail sales and a rise in consumer sentiment during early-May. After stabilizing in mid-May, yields on the 10-year Treasury climbed to 13-month

RP® Financial, LC.	MARKET AREA II.4

highs in late-May as strong economic data increased speculation on how long the Federal Reserve would continue its easy monetary policies. Mediocre economic data provided for a stable interest rate environment during the first half of June, which was followed by a spike-up in longer term Treasury yields in mid-June. The jump in interest rates was triggered by statements from the Federal Reserve Chairman that suggested the Federal Reserve could start winding down its bond buying program later in 2013 and end it altogether by mid-2014. Interest rates stabilized for the balance of the second quarter.

Interest rates edged higher at the start of the third quarter of 2013, as job growth for June came in stronger-than-expected. Assurances from the Federal Reserve Chairman that it would not raise short-term rates for some time after the unemployment rate hit 6.5%, along with a decline in consumer sentiment and weaker-than-expected June retail sales, translated into a slight decline in interest rates going into mid-July. Stable interest rates prevailed during the second half of July and the first half of August, as the Federal Reserve concluded its late-July meeting with keeping easy monetary policies in place. Interest rates climbed higher in mid-August, as news that weekly unemployment claims were the lowest since 2007 raised expectations that the Federal Reserve would start to reduce its $85 billion in monthly bond purchases. Despite economic data that generally reflected sluggish economic growth, the 10-year Treasury yield edged closer to 3.0% in the first week of September. Long-term Treasury yields eased lower during the second half of September, as the Federal Reserve concluded its two day meeting in mid-September by staying the course on its bond buying program in light of the prevailing uneven economic climate and potential for fiscal discord in Washington.

Treasury yields dipped lower at the beginning of October 2013, as hiring in the private sector increased less than expected during September. Stalled negotiations in Washington to avert the first ever default on the U.S. debt pushed Treasury yields higher going into mid-October, which was followed by a rally in Treasury bonds on news of an agreement in Washington that raised the debt ceiling and avoided an imminent default by the U.S. Government. A weaker than expected jobs report for September furthered the downward trend in interest rates, as investors became more confident that the Federal Reserve would leave its bond buying program unchanged. A sharp decline in October consumer confidence and an October employment report that continued to reflect a relatively slow pace of job growth provided for stable interest rate environment at the end of October and early-November. Long term Treasury yields edged higher in mid-November and then stabilized for the balance of November, as investors reacted to generally favorable October economic data and

RP® Financial, LC.	MARKET AREA II.5

Congressional testimony by the Federal Reserve Chairman nominee Janet Yellen, in which she stated for a continuation of the Federal Reserve’s stimulus efforts. As of November 29, 2013, the bond equivalent yields for U.S. Treasury bonds with terms of one and ten years equaled 0.13% and 2.75%, respectively, versus comparable year ago yields of 0.18% and 1.62%. Exhibit II-2 provides historical interest rate trends.

Based on the consensus outlook of 51 economists surveyed by The Wall Street Journal in early-November 2013 economic growth forecasts were lowered slightly for the second half of 2013, as annual GDP growth was not expected to top 3% through at least 2015. The unemployment rate was forecasted to fall below 7% by mid-2014 and 185,000 jobs were expected to be added per month over the next year. On average, the economists did not expect the Federal Reserve to begin raising its target rate until 2015 at the earliest and the 10-year Treasury yield would be 2.75% at the end of 2013 and increase to over 3.0% in mid-2014. The surveyed economists also forecasted home prices would rise by 7.8% in 2013 and by 4.2%. Housing starts were forecasted to continue to trend slightly higher in 2014.

Market Area Demographics

Demographic and economic growth trends, measured by changes in population, number of households, age distribution and median household income, provide key insight into the health of the market area served by Investors Bancorp including the markets served by Roma Financial and Gateway Community (see Table 2.1). The primary market area counties are densely populated markets, ranking among the largest populations in New Jersey and New York. Kings County (Brooklyn) has the largest population among the twenty two primary market area counties and is the largest county in New York, with Queens and New York following as second and third largest counties in New York. In New Jersey, Bergen County has the highest population followed by Middlesex County and Essex County. During the 2010 to 2012 period, six of the primary market area counties experienced annual population growth rates of 0.1% or less and eight of the primary market area counties experienced annual household growth rates of 0.1% or less, a characteristic typical of mature densely populated markets located throughout New Jersey and New York. With the exception of Kings County, population and household growth rates for the primary market area counties have been and are projected to be below the comparable U.S. measures, while generally more closely approximating the comparable New Jersey and New York growth rates. Among the primary market area counties, population

RP® Financial, LC.	MARKET AREA II.6

Table 2.1

Investors Bancorp

Summary Demographic Data

	Year			Growth Rate
	2010	2012	2017	2010-2012	2012-2017
				(%)	(%)
Population (000)
USA	308,746	313,129	323,986	0.7%	0.7%
New Jersey	8,792	8,830	8,936	0.2%	0.2%
New York	19,378	19,533	19,878	0.4%	0.4%

Bergen, NJ	905	906	917	0.0%	0.3%
Burlington, NJ	449	449	451	0.1%	0.1%
Camden, NJ	514	515	517	0.1%	0.1%
Essex, NJ	784	787	786	0.2%	0.0%
Gloucester, NJ	288	292	299	0.6%	0.5%
Hudson, NJ	634	642	662	0.6%	0.6%
Hunterdon, NJ	128	129	129	0.4%	-0.1%
Mercer, NJ	367	368	373	0.3%	0.3%
Middlesex, NJ	810	816	833	0.4%	0.4%
Monmouth, NJ	630	635	641	0.3%	0.2%
Morris, NJ	492	497	506	0.5%	0.3%
Ocean, NJ	577	577	587	0.1%	0.3%
Passaic, NJ	501	501	505	0.0%	0.1%
Somerset, NJ	323	326	334	0.5%	0.4%
Union, NJ	536	536	542	0.0%	0.2%
Warren, NJ	109	109	110	0.2%	0.1%

Kings, NY	2,505	2,550	2,649	0.9%	0.8%
Nassau, NY	1,340	1,344	1,363	0.2%	0.3%
New York, NY	1,586	1,601	1,635	0.5%	0.4%
Queens, NY	2,231	2,251	2,309	0.5%	0.5%
Richmond, NY	469	471	479	0.2%	0.3%
Suffolk, NY	1,493	1,500	1,523	0.2%	0.3%

Households (000)
USA	116,716	118,209	122,665	0.6%	0.7%
New Jersey	3,214	3,228	3,269	0.2%	0.3%
New York	7,318	7,362	7,526	0.3%	0.4%

Bergen, NJ	336	337	339	0.1%	0.2%
Burlington, NJ	166	166	167	-0.1%	0.1%
Camden, NJ	191	191	193	0.0%	0.2%
Essex, NJ	284	284	286	0.0%	0.1%
Gloucester, NJ	104	105	109	0.5%	0.6%
Hudson, NJ	246	248	259	0.4%	0.8%
Hunterdon, NJ	47	47	48	0.1%	0.1%
Mercer, NJ	133	134	136	0.3%	0.3%
Middlesex, NJ	281	284	288	0.6%	0.3%
Monmouth, NJ	234	235	239	0.2%	0.3%
Morris, NJ	181	182	186	0.3%	0.4%
Ocean, NJ	221	223	225	0.3%	0.2%
Passaic, NJ	167	167	168	0.1%	0.1%
Somerset, NJ	118	119	121	0.6%	0.4%
Union, NJ	188	189	189	0.1%	0.1%
Warren, NJ	41	42	42	0.1%	0.2%

Kings, NY	917	930	975	0.7%	1.0%
Nassau, NY	449	451	456	0.2%	0.3%
New York, NY	764	771	789	0.5%	0.5%
Queens, NY	780	789	807	0.5%	0.5%
Richmond, NY	166	167	169	0.3%	0.3%
Suffolk, NY	500	502	511	0.2%	0.4%

RP® Financial, LC.	MARKET AREA II.7

	Year			Growth Rate
	2010	2012	2017	2010-2012	2012-2017
				(%)	(%)
Median Household Income ($)
USA	NA	50,157	56,895	NA	2.6%
New Jersey	NA	66,950	79,584	NA	3.5%
New York	NA	53,826	62,961	NA	3.2%

Bergen, NJ	NA	79,313	90,336	NA	2.6%
Burlington, NJ	NA	74,573	83,940	NA	2.4%
Camden, NJ	NA	57,488	67,787	NA	3.4%
Essex, NJ	NA	50,878	58,396	NA	2.8%
Gloucester, NJ	NA	71,324	82,541	NA	3.0%
Hudson, NJ	NA	50,834	59,275	NA	3.1%
Hunterdon, NJ	NA	101,682	111,225	NA	1.8%
Mercer, NJ	NA	69,276	81,065	NA	3.2%
Middlesex, NJ	NA	77,407	87,529	NA	2.5%
Monmouth, NJ	NA	80,568	91,834	NA	2.7%
Morris, NJ	NA	98,113	105,852	NA	1.5%
Ocean, NJ	NA	58,812	72,129	NA	4.2%
Passaic, NJ	NA	53,322	62,442	NA	3.2%
Somerset, NJ	NA	100,602	107,688	NA	1.4%
Union, NJ	NA	60,991	74,249	NA	4.0%
Warren, NJ	NA	69,320	80,213	NA	3.0%

Kings, NY	NA	40,269	48,490	NA	3.8%
Nassau, NY	NA	94,766	102,412	NA	1.6%
New York, NY	NA	59,180	75,126	NA	4.9%
Queens, NY	NA	53,421	62,190	NA	3.1%
Richmond, NY	NA	72,905	82,484	NA	2.5%
Suffolk, NY	NA	84,264	92,685	NA	1.9%

Per Capita Income ($)
USA	NA	26,409	29,882	NA	2.5%
New Jersey	NA	33,924	39,270	NA	3.0%
New York	NA	29,922	34,449	NA	2.9%

Bergen, NJ	NA	39,672	46,214	NA	3.1%
Burlington, NJ	NA	34,714	39,498	NA	2.6%
Camden, NJ	NA	28,469	32,308	NA	2.6%
Essex, NJ	NA	28,950	33,724	NA	3.1%
Gloucester, NJ	NA	32,404	37,167	NA	2.8%
Hudson, NJ	NA	29,184	34,311	NA	3.3%
Hunterdon, NJ	NA	48,861	58,860	NA	3.8%
Mercer, NJ	NA	36,003	41,575	NA	2.9%
Middlesex, NJ	NA	34,541	39,339	NA	2.6%
Monmouth, NJ	NA	39,360	46,436	NA	3.4%
Morris, NJ	NA	45,117	53,092	NA	3.3%
Ocean, NJ	NA	30,573	34,868	NA	2.7%
Passaic, NJ	NA	25,575	29,109	NA	2.6%
Somerset, NJ	NA	46,160	54,112	NA	3.2%
Union, NJ	NA	31,091	35,943	NA	2.9%
Warren, NJ	NA	33,403	38,183	NA	2.7%

Kings, NY	NA	22,548	26,288	NA	3.1%
Nassau, NY	NA	40,148	46,303	NA	2.9%
New York, NY	NA	49,441	59,739	NA	3.9%
Queens, NY	NA	25,093	28,490	NA	2.6%
Richmond, NY	NA	32,941	37,514	NA	2.6%
Suffolk, NY	NA	35,857	40,928	NA	2.7%

RP® Financial, LC.	MARKET AREA II.8

	Year			Growth Rate
	2010	2012	2017	2010-2012	2012-2017
				(%)	(%)
2012 Age Distribution (%)	0-14 Yrs.	15-34 Yrs.	35-54 Yrs.	55-69 Yrs.	70+ Yrs.
USA	19.6	27.4	27.1	16.6	9.2
New Jersey	19.1	25.6	28.9	16.7	9.7
New York	18.0	28.1	27.5	16.7	9.7

Bergen, NJ	18.2	23.2	29.7	17.8	11.2
Burlington, NJ	18.7	24.1	29.9	17.4	10.0
Camden, NJ	19.8	26.4	28.0	16.5	9.2
Essex, NJ	20.4	27.5	28.7	15.2	8.2
Gloucester, NJ	19.7	25.3	29.5	16.8	8.7
Hudson, NJ	17.1	34.4	27.5	13.7	7.4
Hunterdon, NJ	18.6	19.8	33.2	19.9	8.4
Mercer, NJ	18.4	27.7	28.5	16.2	9.1
Middlesex, NJ	18.7	28.1	28.7	15.6	8.9
Monmouth, NJ	19.1	22.6	30.4	18.0	9.8
Morris, NJ	19.3	22.0	31.1	17.8	9.8
Ocean, NJ	19.3	21.8	24.4	18.7	15.8
Passaic, NJ	20.3	28.0	27.6	15.5	8.6
Somerset, NJ	20.2	22.4	32.0	16.6	8.8
Union, NJ	20.0	25.8	29.3	15.6	9.3
Warren, NJ	19.0	22.1	31.0	17.9	10.0

Kings, NY	19.5	31.7	25.8	14.7	8.3
Nassau, NY	18.5	23.5	28.7	17.9	11.4
New York, NY	12.2	35.4	26.7	16.1	9.6
Queens, NY	16.8	29.7	28.2	15.9	9.3
Richmond, NY	18.8	26.5	28.5	17.4	8.8
Suffolk, NY	19.3	24.3	29.9	17.0	9.5

	Less Than	$25,000 to	$50,000 to
2012 HH Income Dist. (%)	25,000	50,000	100,000	$100,000+
USA	24.7	25.1	29.9	20.3
New Jersey	17.6	19.6	29.7	33.1
New York	23.9	22.4	28.6	25.1

Bergen, NJ	13.6	16.9	29.3	40.1
Burlington, NJ	12.6	19.0	33.8	34.5
Camden, NJ	20.3	22.2	32.2	25.3
Essex, NJ	26.2	23.0	26.0	24.8
Gloucester, NJ	15.3	18.9	32.4	33.4
Hudson, NJ	26.0	23.2	27.0	23.8
Hunterdon, NJ	8.9	12.9	27.2	51.0
Mercer, NJ	17.2	18.8	29.5	34.4
Middlesex, NJ	13.7	17.3	31.5	37.6
Monmouth, NJ	14.3	16.8	28.1	40.8
Morris, NJ	9.5	13.9	27.4	49.2
Ocean, NJ	19.1	22.6	31.4	26.9
Passaic, NJ	24.7	22.4	27.1	25.8
Somerset, NJ	9.5	13.3	26.7	50.4
Union, NJ	18.8	21.8	29.9	29.6
Warren, NJ	15.0	17.7	36.3	31.0

Kings, NY	32.8	25.0	25.3	16.9
Nassau, NY	11.3	14.0	26.8	47.9
New York, NY	27.3	17.0	21.4	34.3
Queens, NY	21.9	24.2	32.0	21.8
Richmond, NY	17.2	16.9	31.1	34.7
Suffolk, NY	11.4	15.0	31.6	42.1

Source: SNL Financial

RP® Financial, LC.	MARKET AREA II.9

growth rates were the strongest in the counties of Gloucester, Hudson and Kings and household growth rates were the strongest in the counties of Middlesex, Somerset and Kings. Comparatively, the population and/or household growth rates for Bergen, Burlington, Camden, Essex, Ocean, Passaic, Union, Warren, Nassau, Richmond and Suffolk counties fell below one or both of the comparable growth rates for New Jersey and New York.

Household and per capita income measures show Hunterdon, Morris, and Somerset Counties are relatively affluent markets in New Jersey, while among the New York counties household income was the highest in Nassau County and per capita income was the highest in New York County. Comparatively, income measures for the counties of Camden, Essex, Hudson, Ocean, Passaic, Union, Warren, Kings and Queens, which all have relatively broad socioeconomic spectrums, were below one or both of the comparable state measures. Projected income growth rates for the primary market area counties are fairly consistent with the projected income growth rates for New Jersey, New York and the U.S.

Local Economy

The markets served by the Company have large and diverse economies. Comparative employment data in Table 2.2 shows that employment in services constitutes the primary source of employment in all of the counties. Wholesale/retail jobs were generally the second largest source of employment for the New Jersey primary market area counties, while government, healthcare and finance/insurance/real estate (“FIRE”) jobs were prominent employment sectors as well. Healthcare jobs were generally the second largest source of employment for the New York primary market area counties, with other major employment sectors consisting of wholesale/retail, government and FIRE jobs.

RP® Financial, LC.	MARKET AREA II.10

Table 2.2

Investors Bancorp

Primary Market Area Employment Sectors

(Percent of Labor Force)

			Counties of New Jersey
Employment Sector	New Jersey	New York	Bergen	Burlington	Camden	Essex	Gloucester	Hudson	Hunterdon	Mercer	Middlesex	Monmouth	Morris

(% of Total Employment)
Services	28.5%	28.3%	27.9%	26.2%	28.4%	27.4%	23.7%	24.2%	26.3%	33.5%	30.6%	29.1%	32.5%
Healthcare	11.7%	13.9%	13.5%	10.8%	15.8%	12.8%	10.7%	9.6%	9.8%	11.1%	9.1%	12.6%	9.5%
Government	12.6%	13.2%	8.2%	13.6%	13.4%	17.3%	14.9%	14.0%	12.2%	18.3%	12.3%	10.8%	8.5%
Wholesale/Retail Trade	15.1%	12.7%	17.5%	16.5%	14.6%	10.7%	22.9%	8.6%	14.1%	11.1%	16.8%	15.3%	14.2%
Finance/Insurance/Real Estate	12.3%	12.6%	12.9%	14.0%	9.2%	11.9%	7.4%	18.2%	15.3%	11.6%	9.7%	14.8%	14.8%
Manufacturing	5.3%	4.4%	5.8%	6.2%	5.6%	4.5%	6.2%	3.0%	4.0%	3.4%	6.5%	2.8%	6.5%
Construction	4.2%	4.1%	3.9%	4.2%	4.3%	3.0%	6.3%	2.4%	6.6%	3.0%	3.5%	5.2%	4.4%
Information	1.8%	2.6%	1.8%	1.3%	1.5%	1.7%	1.0%	3.0%	1.6%	2.3%	2.3%	2.4%	2.1%
Transportation/Utility	4.2%	3.2%	3.1%	3.6%	3.6%	7.3%	2.8%	8.5%	1.4%	2.3%	6.0%	2.4%	2.9%
Agriculture	0.3%	0.5%	0.0%	0.5%	0.1%	0.0%	1.1%	0.0%	2.2%	0.1%	0.1%	0.4%	0.2%
Other	4.0%	4.5%	5.5%	3.0%	3.6%	3.2%	3.0%	8.5%	6.3%	3.3%	3.1%	4.3%	4.3%

	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

			Counties of New Jersey					Counties of New York
Employment Sector	New Jersey	New York	Ocean	Passaic	Somerset	Union	Warren	Kings	Nassau	New York	Queens	Richmond	Suffolk

(% of Total Employment)
Services	28.5%	28.3%	25.3%	26.3%	30.8%	28.3%	23.3%	27.6%	27.8%	33.8%	27.5%	27.7%	26.6%
Healthcare	11.7%	13.9%	15.8%	12.4%	9.8%	11.6%	13.0%	24.4%	16.5%	8.5%	17.0%	23.0%	11.9%
Government	12.6%	13.2%	12.6%	13.0%	8.0%	11.7%	13.0%	4.8%	10.3%	15.8%	5.3%	5.4%	13.2%
Wholesale/Retail Trade	15.1%	12.7%	16.0%	16.7%	15.1%	15.5%	14.9%	13.2%	14.6%	8.7%	13.1%	14.1%	15.7%
Finance/Insurance/Real Estate	12.3%	12.6%	14.5%	9.7%	12.8%	10.2%	6.9%	10.5%	15.9%	18.2%	10.4%	12.5%	11.9%
Manufacturing	5.3%	4.4%	2.3%	8.4%	7.2%	7.2%	11.9%	2.8%	2.5%	1.0%	3.2%	0.0%	6.8%
Construction	4.2%	4.1%	6.2%	5.0%	3.5%	4.6%	5.2%	4.7%	4.1%	1.3%	7.6%	6.3%	6.1%
Information	1.8%	2.6%	0.8%	1.2%	3.4%	1.7%	0.7%	1.8%	2.0%	5.6%	1.5%	1.8%	1.5%
Transportation/Utility	4.2%	3.2%	2.4%	0.0%	2.4%	6.0%	3.3%	5.2%	2.8%	0.0%	11.8%	4.8%	0.0%
Agriculture	0.3%	0.5%	0.1%	0.1%	0.2%	0.0%	2.2%	0.0%	0.0%	0.0%	0.0%	0.0%	0.3%
Other	4.0%	4.5%	4.0%	7.0%	6.6%	3.2%	5.5%	5.1%	3.5%	7.1%	2.7%	4.2%	6.1%

	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

Source: Bureau of Economic Analysis, 2011

RP® Financial, LC.	MARKET AREA II.11

Unemployment Trends

Comparative unemployment rates for the primary market area counties, as well as for the U.S, New Jersey, and New York, are shown in Table 2.3. August 2013 unemployment rates for the primary market area counties ranged from a low of 5.9% in Hunterdon County and Nassau County to a high of 10.2% in Passaic County. All of the primary market area counties in both New Jersey and New York showed a decrease in unemployment for August 2013 compared to August 2012, which was consistent with the nationwide trend and state trends for New Jersey and New York.

Table 2.3

Investors Bancorp

Unemployment Trends

Region	August 2012	August 2013
	(%)	(%)
USA	8.1	7.3
New Jersey	9.7	8.3
New York	8.8	7.5

Bergen, NJ	8.4	7.3
Burlington, NJ	9.5	8.2
Camden, NJ	11.0	9.3
Essex, NJ	11.3	10.1
Gloucester, NJ	10.3	8.5
Hudson, NJ	11.0	9.2
Hunterdon, NJ	7.1	5.9
Mercer, NJ	8.3	6.9
Middlesex, NJ	9.1	7.8
Monmouth, NJ	8.9	7.4
Morris, NJ	7.2	6.3
Ocean, NJ	9.6	7.8
Passaic, NJ	11.7	10.2
Somerset, NJ	7.8	6.5
Union, NJ	9.7	8.5
Warren, NJ	8.8	7.7

Kings, NY	10.5	9.6
Nassau, NY	7.4	5.9
New York, NY	7.9	7.1
Queens, NY	8.6	7.7
Richmond, NY	9.3	8.1
Suffolk, NY	8.2	6.4

Source: U.S. Bureau of Labor Statistics.

RP® Financial, LC.	MARKET AREA II.12

Market Area Deposit Characteristics and Competition

The Company’s retail deposit base is closely tied to the New Jersey and New York City market areas and, in particular, the markets that are nearby to the Company’s branch locations. Table 2.4 displays deposit market trends from June 30, 2008 through June 30, 2012 for the primary market counties, including the counties served by Roma Financial’s and Gateway Community’s branches. Additional data is also presented for the states of New Jersey and New York. Similar to the states of New Jersey and New York, commercial banks maintained larger market shares of deposits than savings institutions in all of the Company’s primary market area counties. The data indicates that commercial banks gained deposit market share in all of the primary market area counties, with the exception of the counties of Burlington, Camden, Essex Hunterdon and Warren, during the four year period covered in Table 2.4.

Investors Bancorp’s largest holding of deposits is in Essex County, where the Company maintains its largest branch presence. The Company’s $2.0 billion of deposits at the Essex County branches represented a 7.7% market share of bank and thrift deposits at June 30, 2012. Investors Bancorp’s largest market share of deposits is in Monmouth County, with deposits of $1.6 billion representing an 8.4% market share. Roma Financial’s largest holdings of deposits was in Mercer County, with $860.5 million of deposits comprising a 6.7% market share of bank and thrift deposits at June 30, 2012. Gateway Community’s $280.1 million of deposits in Gloucester County constituted a 5.6% market share of bank and thrift deposits at June 30, 2012.

As implied by the relatively low market shares of deposits maintained by the Company in many of the counties that are served by its branches, the Company faces significant competition. Among the Company’s competitors are very large and more diversified institutions, which have greater resources than maintained by Investors Bancorp. Financial institution competitors in the Company’s primary market area include other locally based thrifts and banks, as well as regional, super-regional and money center banks. Table 2.5 below lists the Company’s largest competitors in each primary market area county, based on deposit market share as noted parenthetically. The Company’s deposit market share and market rank have also been provided in Table 2.5.

RP® Financial, LC.	MARKET AREA II.13

Table 2.4

Investors Bancorp

Deposit Summary

	As of June 30, 2012
	2008			2012			Deposit Growth Rate 2008-2012
	Deposits	Market Share	No. of Branches	Deposits	Market Share	No. of Branches
	(Dollars in Thousands)						(%)

New Jersey	$227,189,000	100.0%	3,381	$268,444,413	100.0%	3,276	4.3%
Commercial Banks	$155,744,000	68.6%	2,415	$198,590,809	74.0%	2,511	6.3%
Savings Institutions	$71,445,000	31.4%	966	$69,853,604	26.0%	765	-0.6%

New York	$741,584,000	100.0%	5,363	$1,043,365,367	100.0%	5,411	8.9%
Commercial Banks	$639,984,000	86.3%	4,094	$969,334,319	92.9%	4,484	10.9%
Savings Institutions	$101,600,000	13.7%	1,260	$74,031,048	7.1%	949	-7.6%

Bergen, NJ	$33,048,502	100.0%	519	$39,640,913	100.0%	487	4.7%
Commercial Banks	$21,935,157	66.4%	380	$26,958,129	68.0%	363	5.3%
Savings Institutions	$11,113,345	33.6%	139	$12,682,784	32.0%	124	3.4%
Investors Bancorp	$—	0.0%		$26,350	0.1%	1	100.0%

Burlington, NJ	$9,168,029	100.0%	143	$8,483,578	100.0%	129	-1.9%
Commercial Banks	$7,354,944	80.2%	87	$5,927,198	69.9%	80	-5.3%
Savings Institutions	$1,813,085	19.8%	56	$2,556,380	30.1%	49	9.0%
Investors Bancorp	$—	0.0%	0	$22,366	0.3%	1	100.0%
Roma Financial	$40,445	0.4%	2	$409,544	4.8%	11	78.4%

Camden, NJ	$9,242,661	100.0%	140	$8,769,307	100.0%	124	-1.3%
Commercial Banks	$7,893,518	85.4%	116	$7,069,892	80.6%	101	-2.7%
Savings Institutions	$1,349,143	14.6%	24	$1,699,415	19.4%	23	5.9%
Roma Financial	$—	0.0%	0	$51,025	0.6%	2	100.0%

Essex, NJ	$15,275,046	100.0%	276	$25,630,903	100.0%	272	13.8%
Commercial Banks	$9,757,310	63.9%	184	$13,620,809	53.1%	205	8.7%
Savings Institutions	$5,517,736	36.1%	92	$12,010,094	46.9%	67	21.5%
Investors Bancorp	$650,940	4.3%	7	$1,965,544	7.7%	18	31.8%

Gloucester, NJ	$4,215,560	100.0%	84	$4,988,372	100.0%	83	4.3%
Commercial Banks	$3,336,506	79.1%	65	$4,008,430	80.4%	63	4.7%
Savings Institutions	$879,054	20.9%	19	$979,942	19.6%	20	2.8%
GCF	$373,684	8.9%	4	$280,083	5.6%	4	-7.0%

Hudson, NJ	$24,390,382	100.0%	198	$26,423,125	100.0%	177	2.0%
Commercial Banks	$20,315,070	83.3%	127	$23,201,789	87.8%	134	3.4%
Savings Institutions	$4,075,312	16.7%	71	$3,221,336	12.2%	43	-5.7%
Investors Bancorp	$—	0.0%	0	$29,139	0.1%	1	100.0%

Hunterdon, NJ	$3,084,778	100.0%	59	$3,475,992	100.0%	53	3.0%
Commercial Banks	$2,747,152	89.1%	52	$2,821,519	81.2%	44	0.7%
Savings Institutions	$337,626	10.9%	7	$654,473	18.8%	9	18.0%
Investors Bancorp	$78,554	2.5%	2	$176,512	5.1%	2	22.4%

Mercer, NJ	$21,705,926	100.0%	147	$12,767,282	100.0%	152	-12.4%
Commercial Banks	$7,529,636	34.7%	113	$10,186,695	79.8%	132	7.8%
Savings Institutions	$14,176,290	65.3%	34	$2,580,587	20.2%	20	-34.7%
Roma Financial	$642,040	3.0%	9	$860,464	6.7%	10	7.6%

Middlesex, NJ	$18,907,879	100.0%	273	$24,100,824	100.0%	278	6.3%
Commercial Banks	$13,729,109	72.6%	183	$19,591,227	81.3%	208	9.3%
Savings Institutions	$5,178,770	27.4%	90	$4,509,597	18.7%	70	-3.4%
Investors Bancorp	$231,326	1.2%	5	$484,101	2.0%	8	20.3%

Monmouth, NJ	$14,707,786	100.0%	272	$18,970,415	100.0%	279	6.6%
Commercial Banks	$9,180,449	62.4%	192	$13,397,228	70.6%	217	9.9%
Savings Institutions	$5,527,337	37.6%	80	$5,573,187	29.4%	62	0.2%
Investors Bancorp	$1,119,955	7.6%	10	$1,593,612	8.4%	11	9.2%

RP® Financial, LC.	MARKET AREA II.14

	As of June 30, 2012
	2008			2012			Deposit Growth Rate 2008-2012
	Deposits	Market Share	No. of Branches	Deposits	Market Share	No. of Branches
	(Dollars in Thousands)						(%)

Morris, NJ	$13,707,364	100.0%	242	$22,231,677	100.0%	236	12.9%
Commercial Banks	$9,737,934	71.0%	183	$17,462,888	78.5%	195	15.7%
Savings Institutions	$3,969,430	29.0%	59	$4,768,789	21.5%	41	4.7%
Investors Bancorp	$336,489	2.5%	7	$579,605	2.6%	7	14.6%

Ocean, NJ	$11,736,387	100.0%	196	$13,996,221	100.0%	200	4.5%
Commercial Banks	$6,031,773	51.4%	110	$8,463,609	60.5%	140	8.8%
Savings Institutions	$5,704,614	48.6%	86	$5,532,612	39.5%	60	-0.8%
Investors Bancorp	$546,695	4.7%	8	$654,369	4.7%	8	4.6%
Roma Financial	$17,088	0.1%	2	$89,184	0.6%	2	51.1%

Passaic, NJ	$9,403,974	100.0%	162	$10,712,249	100.0%	152	3.3%
Commercial Banks	$7,038,921	74.9%	130	$8,039,853	75.1%	123	3.4%
Savings Institutions	$2,365,053	25.1%	32	$2,672,396	24.9%	29	3.1%
Investors Bancorp	$—	0.0%	0	$195,751	1.8%	3	100.0%

Somerset, NJ	$8,862,925	100.0%	127	$11,594,746	100.0%	129	6.9%
Commercial Banks	$7,799,342	88.0%	103	$10,428,123	89.9%	109	7.5%
Savings Institutions	$1,063,583	12.0%	24	$1,166,623	10.1%	20	2.3%
Investors Bancorp	$99,147	1.1%	2	$145,180	1.3%	2	10.0%

Union, NJ	$15,668,722	100.0%	221	$20,400,723	100.0%	210	6.8%
Commercial Banks	$10,841,490	69.2%	146	$15,264,090	74.8%	155	8.9%
Savings Institutions	$4,827,232	30.8%	75	$5,136,633	25.2%	55	1.6%
Investors Bancorp	$974,386	6.2%	13	$1,348,757	6.6%	15	8.5%

Warren, NJ	$2,033,865	100.0%	40	$2,258,561	100.0%	38	2.7%
Commercial Banks	$1,713,569	84.3%	35	$1,772,034	78.5%	34	0.8%
Savings Institutions	$320,296	15.7%	5	$486,527	21.5%	4	11.0%
Investors Bancorp	$116,209	5.7%	1	$108,166	4.8%	1	-1.8%

Kings, NY	$33,052,966	100.0%	330	$37,646,141	100.0%	358	3.3%
Commercial Banks	$21,590,139	65.3%	205	$31,481,234	83.6%	276	9.9%
Savings Institutions	$11,462,827	34.7%	125	$6,164,907	16.4%	82	-14.4%
Investors Bancorp	$—	0.0%	0	$329,010	0.9%	4	100.0%

Nassau, NY	$51,049,515	100.0%	495	$58,043,725	100.0%	493	3.3%
Commercial Banks	$33,268,613	65.2%	359	$43,208,125	74.4%	374	6.8%
Savings Institutions	$17,780,902	34.8%	136	$14,876,711	25.6%	119	-4.4%
Investors Bancorp	$—	0.0%	0	$193,583	0.3%	2	100.0%

New York, NY	$396,192,663	100.0%	691	$660,497,281	100.0%	692	13.6%
Commercial Banks	$384,663,542	97.1%	566	$655,328,017	99.2%	643	14.2%
Savings Institutions	$11,529,121	2.9%	116	$5,169,264	0.8%	41	-18.2%
Investors Bancorp (1)	$81,712	0.0%	2	$80,827	0.0%	1	0.0%

Queens, NY	$41,116,980	100.0%	429	$43,455,306	100.0%	448	1.4%
Commercial Banks	$27,255,197	66.3%	275	$32,142,607	74.0%	331	4.2%
Savings Institutions	$13,861,783	33.7%	154	$11,312,699	26.0%	117	-5.0%
Investors Bancorp	$—	0.0%	0	$37,883	0.1%	2	100.0%

Richmond, NY	$9,002,355	100.0%	101	$9,791,681	100.0%	111	2.1%
Commercial Banks	$3,371,186	37.4%	36	$6,578,568	67.2%	69	18.2%
Savings Institutions	$5,631,169	62.6%	65	$3,213,113	32.8%	42	-13.1%
Investors Bancorp (1)	$6,051	0.1%	1	$8,050	0.1%	1	0.0%

Suffolk, NY	$36,358,595	99.9%	443	$40,298,993	100.0%	479	2.6%
Commercial Banks	$27,668,446	76.1%	332	$33,552,881	83.3%	363	4.9%
Savings Institutions	$8,670,149	23.8%	111	$6,740,817	16.7%	116	-6.1%
Investors Bancorp	$—	0.0%	0	$76,904	0.2%	2	100.0%

Source: FDIC

(1)	Investors Bancorp had no listed deposits as of June 30, 2012, deposit number reflects amounts for Marathon National Bank of New York.

RP® Financial, LC.	MARKET AREA II.15

Table 2.5

Investors Bancorp

Market Area Deposit Competitors

New York Counties			New Jersey Counties
2012 Rank Institution		Market Share (%)	2012 Rank Institution		Market Share (%)	2012 Rank Institution		Market Share (%)
Kings, NY			Bergen, NJ			Middlesex, NJ
1	JPMorgan Chase & Co. (NY)	25.78	1	M&T Bank Corp. (NY)	15.26	1	PNC Financial Services Group (PA)	22.99
2	Citigroup Inc. (NY)	12.93	2	Toronto-Dominion Bank	14.48	2	Wells Fargo & Co. (CA)	12.49
3	Santander	9.68	3	Bank of America Corp. (NC)	13.92	3	Bank of America Corp. (NC)	10.34
14	Investors Bancorp Inc. (MHC) (NJ)	0.87	46	Investors Bancorp Inc. (MHC) (NJ)	0.07	11	Investors Bancorp Inc. (MHC) (NJ)	2.01
Nassau, NY			Burlington, NJ
1	JPMorgan Chase & Co. (NY)	20.13	1	Toronto-Dominion Bank	25.08	Monmouth, NJ
2	Citigroup Inc. (NY)	15.60	2	Wells Fargo & Co. (CA)	15.46	1	Wells Fargo & Co. (CA)	17.31
3	Capital One Financial Corp. (VA)	10.26	3	Beneficial Mutual Bncp (MHC) (PA)	15.23	2	Bank of America Corp. (NC)	10.71
21	Investors Bancorp Inc. (MHC) (NJ)	0.33	6	Investors Bancorp Inc. (MHC) (NJ)	0.26	3	Santander	10.53
New York, NY				Roma Financial Corp. (MHC) (NJ)	4.84	6	Investors Bancorp Inc. (MHC) (NJ)	8.40
1	JPMorgan Chase & Co. (NY)	50.70	Camden, NJ			Morris, NJ
2	Bank of New York Mellon Corp. (NY)	14.51	1	Toronto-Dominion Bank	34.53	1	HSBC	15.78
3	Bank of America Corp. (NC)	6.87	2	PNC Financial Services Group (PA)	14.50	2	Wells Fargo & Co. (CA)	12.50
64	Investors Bancorp Inc. (MHC) (NJ)	0.01	3	Wells Fargo & Co. (CA)	10.22	3	M&T Bank Corp. (NY)	11.31
Queens, NY			18	Roma Financial Corp. (MHC) (NJ)	0.58	11	Investors Bancorp Inc. (MHC) (NJ)	2.59
1	JPMorgan Chase & Co. (NY)	20.89				Ocean, NJ
2	Citigroup Inc. (NY)	14.52	Essex, NJ			1	M&T Bank Corp. (NY)	18.67
3	Capital One Financial Corp. (VA)	11.30	1	New York Community Bancorp (NY)	28.68	2	Wells Fargo & Co. (CA)	16.88
18	Investors Bancorp Inc. (MHC) (NJ)	0.88	2	Capital One Financial Corp. (VA)	8.45	3	Toronto-Dominion Bank	15.37
Richmond, NY			3	Investors Bancorp Inc. (MHC) (NJ)	7.67	7	Investors Bancorp Inc. (MHC) (NJ)	4.68
1	Santander	19.28	Gloucester, NJ			17	Roma Financial Corp. (MHC) (NJ)	0.64
2	JPMorgan Chase & Co. (NY)	16.25	1	Toronto-Dominion Bank	27.54	Passaic, NJ
3	New York Community Bancorp (NY)	14.65	2	Fulton Financial Corp. (PA)	14.46	1	Valley National Bancorp (NJ)	22.26
18	Investors Bancorp Inc. (MHC) (NJ)	0.08	3	Wells Fargo & Co. (CA)	9.75	2	M&T Bank Corp. (NY)	11.12
Suffolk, NY			5	GCF Bank (NJ)	5.61	3	Wells Fargo & Co. (CA)	10.59
1	Capital One Financial Corp. (VA)	24.98	Hudson, NJ			12	Investors Bancorp Inc. (MHC) (NJ)	1.83
2	JPMorgan Chase & Co. (NY)	19.93	1	Bank of America Corp. (NC)	64.11	Somerset, NJ
3	Citigroup Inc. (NY)	8.36	2	M&T Bank Corp. (NY)	4.16	1	Bank of America Corp. (NC)	17.83
24	Investors Bancorp Inc. (MHC) (NJ)	0.19	3	Toronto-Dominion Bank	3.65	2	Toronto-Dominion Bank	15.93
			25	Investors Bancorp Inc. (MHC) (NJ)	0.11	3	PNC Financial Services Group (PA)	13.40
			Hunterdon, NJ			12	Investors Bancorp Inc. (MHC) (NJ)	1.25
			1	Toronto-Dominion Bank	20.32	Union, NJ
			2	PNC Financial Services Group (PA)	17.89	1	Wells Fargo & Co. (CA)	32.81
			3	Bank of America Corp. (NC)	11.26	2	Bank of America Corp. (NC)	8.72
			7	Investors Bancorp Inc. (MHC) (NJ)	5.08	3	Toronto-Dominion Bank	7.72
			Mercer, NJ			4	Investors Bancorp Inc. (MHC) (NJ)	6.61
			1	PNC Financial Services Group (PA)	16.14	Warren, NJ
			2	Bank of America Corp. (NC)	15.98	1	PNC Financial Services Group (PA)	29.85
			3	Wells Fargo & Co. (CA)	15.33	2	M&T Bank Corp. (NY)	13.40
			5	Roma Financial Corp. (MHC) (NJ)	6.74	3	First Hope Bancorp (NJ)	10.49
						7	Investors Bancorp Inc. (MHC) (NJ)	4.79

Source: SNL Financial

RP® Financial, LC.	PEER GROUP ANALYSIS III.1

III. PEER GROUP ANALYSIS

This chapter presents an analysis of Investors Bancorp’s operations versus a group of comparable savings institutions (the “Peer Group”) selected from the universe of all publicly-traded savings institutions in a manner consistent with the regulatory valuation guidelines. The basis of the pro forma market valuation of Investors Bancorp is derived from the pricing ratios of the Peer Group institutions, incorporating valuation adjustments for key differences in relation to the Peer Group. Since no Peer Group can be exactly comparable to Investors Bancorp, key areas examined for differences are: financial condition; profitability, growth and viability of earnings; asset growth; primary market area; dividends; liquidity of the shares; marketing of the issue; management; and effect of government regulations and regulatory reform.

Peer Group Selection

The Peer Group selection process is governed by the general parameters set forth in the regulatory valuation guidelines. Accordingly, the Peer Group is comprised of only those publicly-traded savings institutions whose common stock is either listed on the NYSE or NASDAQ, since their stock trading activity is regularly reported and generally more frequent than non-publicly traded and closely-held institutions. Institutions that are not listed on the NYSE or NASDAQ are inappropriate, since the trading activity for thinly-traded or closely-held stocks are typically highly irregular in terms of frequency and price and thus may not be a reliable indicator of market value. We have also excluded from the Peer Group those companies under acquisition or subject to rumored acquisition, mutual holding companies and recent conversions, since their pricing ratios are subject to unusual distortion and/or have limited trading history. A recent listing of the universe of all publicly-traded savings institutions is included as Exhibit III-1.

Ideally, the Peer Group, which must have at least 10 members to comply with the regulatory valuation guidelines, should be comprised of locally- or regionally-based institutions with comparable resources, strategies and financial characteristics. There are approximately 120 publicly-traded institutions nationally and, thus, it is typically the case that the Peer Group will be comprised of institutions with relatively comparable characteristics. To the extent that differences exist between the converting institution and the Peer Group, valuation adjustments will be applied to account for the differences. Since Investors Bancorp will be a full public

RP® Financial, LC.	PEER GROUP ANALYSIS III.2

company upon completion of the offering, we considered only full public companies to be viable candidates for inclusion in the Peer Group. From the universe of publicly-traded thrifts, we selected ten institutions with characteristics similar to those of Investors Bancorp. In the selection process, we applied three “screens” to the universe of all public companies that were eligible for consideration:

•	Screen #1 Mid-Atlantic institutions with assets greater than $3.5 billion, tangible equity-to-assets ratios greater than 7.0%, positive core earnings and market capitalizations of at least $500 million. Eight companies met the criteria for Screen #1 and seven were included in the Peer Group: Astoria Financial Corp. of New York, Dime Community Bancshares of New York, New York Community Bancorp of New York, Northwest Bancshares, Inc. of Pennsylvania, Provident Financial Services, Inc. of New Jersey, TrustCo Bank Corp. of New York and WSFS Financial Corp. of Delaware. Hudson City Bancorp, Inc. of New Jersey met the selection criteria, but was excluded from consideration as the result of being the target of an announced acquisition. Exhibit III-2 provides financial and public market pricing characteristics of all publicly-traded Mid-Atlantic thrifts.

•	Screen #2 Northeast institutions with assets greater than $3.5 billion, tangible equity-to-assets ratios greater than 7.0%, positive core earnings and market capitalizations of at least $500 million. Two companies met the criteria for Screen #2 and both were included in the Peer Group: Berkshire Hills Bancorp of Massachusetts and Peoples United Financial of Connecticut. Exhibit III-3 provides financial and public market pricing characteristics of all publicly-traded Northeast thrifts.

•	Screen #3 Mid-West institutions with assets greater than $3.5 billion, tangible equity-to-assets ratios greater than 7.0%, positive core earnings and market capitalizations of at least $500 million. One company met the criteria for Screen #3 and it was included in the Peer Group: Capitol Federal Financial, Inc. of Kansas Exhibit III-4 provides financial and public market pricing characteristics of all publicly-traded Mid-West thrifts.

Table 3.1 shows the general characteristics of each of the ten Peer Group companies and Exhibit III-5 provides summary demographic and deposit market share data for the primary market areas served by each of the Peer Group companies. While there are expectedly some differences between the Peer Group companies and Investors Bancorp, we believe that the Peer Group companies, on average, provide a good basis for valuation subject to valuation adjustments. The following sections present a comparison of Investors Bancorp’s financial condition, income and expense trends, loan composition, interest rate risk and credit risk versus the Peer Group as of the most recent publicly available date. Comparative data for all publicly-traded thrifts, publicly-traded New Jersey thrifts and Charter Financial Corporation of Georgia, which was the most recently completed second-step conversion with a relative large offering, have been included in the Chapter III tables as well.

RP® Financial, LC.	PEER GROUP ANALYSIS III.3

Table 3.1

Peer Group of Publicly-Traded Thrifts

November 29, 2013

Ticker	Financial Institution	Exchange	Primary Market	Operating Strategy(1)	Total Assets(2)	Offices	Fiscal Year	Conv. Date	Stock Price	Market Value
									($)	($Mil)

NYCB	New York Community Bcrp of NY	NYSE	Westbury, NY	Thrift	$45,762	281	12/31	11/93	$16.52	$7,283
PBCT	Peoples United Financial of CT	NASDAQ	Bridgeport, CT	Div.	$31,509	340	12/31	04/07	$15.14	$4,782
AF	Astoria Financial Corp. of NY	NYSE	Lake Success, NY	Thrift	$16,022	85	12/31	11/93	$13.98	$1,382
CFFN	Capitol Federal Fin Inc. of KS	NASDAQ	Topeka, KS	Thrift	$9,240	47	9/30	12/10	$12.06	$1,783
NWBI	Northwest Bancshares Inc of PA	NASDAQ	Warren, PA	Thrift	$7,909	172	6/30	12/09	$14.94	$1,407
PFS	Provident Fin. Serv. Inc of NJ	NYSE	Jersey City, NJ	Thrift	$7,341	83	12/31	01/03	$19.55	$1,170
BHLB	Berkshire Hills Bancorp of MA	NASDAQ	Pittsfield, MA	Thrift	$5,450	44	12/31	06/00	$27.34	$682
TRST	TrustCo Bank Corp NY of NY	NASDAQ	Glenville, NY	Thrift	$4,459	133	12/31	NA	$7.60	$717
WSFS	WSFS Financial Corp. of DE	NASDAQ	Wilmington, DE	Div.	$4,443	38	12/31	11/86	$75.94	$672
DCOM	Dime Community Bancshars of NY	NASDAQ	Brooklyn, NY	Thrift	$4,015	25	12/31	06/96	$16.82	$615

NOTES:	(1)	Operating strategies are: Thrift=Traditional Thrift, M.B.=Mortgage Banker, R.E.=Real Estate Developer, Div.=Diversified and Ret.=Retail Banking.
	(2)	Most recent quarter end available

Source: SNL Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS III.4

In addition to the selection criteria used to identify the Peer Group companies, a summary description of the key comparable characteristics of each of the Peer Group companies relative to Investors Bancorp’s characteristics is detailed below.

•	Astoria Financial Corp. of New York. Selected due to New York metropolitan market area, similar asset size, similar interest-earning asset composition, similar interest-bearing funding composition, limited earnings contribution from sources of non-interest operating income, relatively low operating expenses as a percent of average assets and lending diversification emphasis on multi-family/commercial real estate loans.

•	Berkshire Hills Bancorp of Massachusetts. Selected due to similar return on average assets, similar ratio of net interest income as a percent of average assets, lending diversification emphasis on multi-family/commercial real estate loans and relatively favorable credit quality measures.

•	Capitol Federal Financial, Inc. of Kansas. Selected due to second-step conversion completed in 2010, relatively high equity-to-assets ratio, similar return on average assets, limited earnings contribution from sources of non-interest operating income, relatively low operating expenses as a percent of average assets and relatively favorable credit quality measures.

•	Dime Community Bancshares of New York. Selected due to New York metropolitan market area, similar interest-bearing funding composition, similar ratio of net interest income as a percent of average assets, relatively low operating expenses as a percent of average assets, lending diversification emphasis on multi-family/commercial real estate loans and relatively favorable credit quality measures.

•	New York Community Bancorp of New York. Selected due to New York metropolitan market area, similar interest-bearing funding composition, limited earnings contribution from sources of non-interest operating income, relatively low operating expenses as a percent of average assets, lending diversification emphasis on multi-family/commercial real estate loans and relatively favorable credit quality measures.

•	Northwest Bancshares, Inc. of Pennsylvania. Selected due to second-step conversion completed in 2009, relatively high equity-to-assets ratio, similar return on average assets, similar ratio of net interest income as a percent of average assets and lending diversification emphasis on multi-family/commercial real estate loans.

•	Peoples United Financial of Connecticut. Selected due to second-step conversion completed in 2007, similar return on average assets, lending diversification emphasis on multi-family/commercial real estate loans and relatively favorable credit quality measures.

•	Provident Financial Services of New Jersey. Selected due to northern and central New Jersey market area, relatively low operating expenses as a percent of average assets, lending diversification emphasis on multi-family/commercial real estate loans and relatively favorable credit quality measures.

•	TrustCo Bancorp of New York. Selected due to market area served includes the New York metropolitan market area, similar return on average assets, similar ratio of net interest income as a percent of average assets, relatively low operating expense as a percent of average assets and relatively favorable credit quality measures.

RP® Financial, LC.	PEER GROUP ANALYSIS III.5

•	WSFS Financial Corp. of Delaware. Selected due to similar interest-bearing funding composition, lending diversification emphasis on multi-family/commercial real estate loans and relatively favorable credit quality measures.

In aggregate, the Peer Group companies maintained a lower level of tangible equity than the industry average (9.30% of assets versus 12.70% for all public companies), generated higher earnings as a percent of average assets (0.88% core ROAA versus 0.27% for all public companies), and earned a higher ROE (7.60% core ROE versus 1.91% for all public companies). Overall, the Peer Group’s average P/TB ratio and average core P/E multiple were above and below the respective averages for all publicly-traded thrifts.

	All Publicly-Traded		Peer Group

Financial Characteristics (Averages)
Assets ($Mil)	$2,506		$13,615
Market capitalization ($Mil)	$364		$2,049
Tangible equity/assets (%)	12.70%		9.30%
Core return on average assets (%)	0.27		0.88
Core return on average equity (%)	1.91		7.60

Pricing Ratios (Averages)(1)
Core price/earnings (x)	21.90	x	19.04	x
Price/tangible book (%)	112.18%		171.63%
Price/assets (%)	13.66		15.18

(1)	Based on market prices as of November 29, 2013.

Ideally, the Peer Group companies would be comparable to Investors Bancorp in terms of all of the selection criteria, but the universe of publicly-traded thrifts does not provide for an appropriate number of such companies. However, in general, the companies selected for the Peer Group were fairly comparable to Investors Bancorp, as will be highlighted in the following comparative analysis. Consistent with the disclosure in the Company’s prospectus, the financial data presented for Investors Bancorp does not include the estimated pro forma impact of the Roma Financial and Gateway Community acquisitions; however, our Chapter IV comparative valuation analysis of Investors Bancorp and the Peer Group took into consideration the pro forma impact of the acquisitions.

Financial Condition

Table 3.2 shows comparative balance sheet measures for Investors Bancorp and the Peer Group, reflecting the expected similarities and some differences given the selection

RP® Financial, LC.	PEER GROUP ANALYSIS III.6

Table 3.2

Balance Sheet Composition and Growth Rates

Comparable Institution Analysis

As of September 30, 2013

		Balance Sheet as a Percent of Assets
		Cash & Equivalents	MBS & Invest	BOLI	Loans	Deposits	Borrowed Funds	Subd. Debt	Net Worth	Goodwill & Intang	Tng Net Worth
		(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)
Investors Bancorp, Inc.
September 30, 2013		1.2	12.2	0.8	82.4	62.6	27.5	0.0	8.2	0.6	7.5

All Public Companies
Averages		6.1	20.9	1.9	66.7	74.5	10.5	0.4	13.4	0.7	12.7
Medians		4.0	16.7	2.0	69.3	75.9	8.5	0.0	12.6	0.0	11.7

State of NJ
Averages		3.0	25.9	2.5	64.2	71.5	13.6	0.2	13.7	1.1	12.6
Medians		1.9	21.2	2.4	68.3	73.1	11.3	0.0	13.6	0.5	10.1

Comparable Recent Conversions(1)
CHFN Charter Financial Corp. of GA		10.5	18.9	3.3	57.8	77.5	7.8	0.0	13.8	0.5	13.3

Comparable Group
Averages		4.0	17.6	1.5	71.4	67.6	18.1	0.8	12.1	2.8	9.3
Medians		1.8	16.4	1.6	70.9	70.4	16.0	0.7	12.4	1.8	7.9

Comparable Group
AF	Astoria Financial Corp. of NY	0.9	15.5	2.7	77.4	62.8	25.6	0.0	9.1	1.2	7.9
BHLB	Berkshire Hills Bancorp of MA	1.4	14.5	1.8	73.7	71.2	13.6	1.6	12.4	5.0	7.4
CFFN	Capitol Federal Fin Inc. of KS	1.4	33.8	0.6	62.7	50.1	31.4	0.0	17.6	0.0	17.6
DCOM	Dime Community Bancshars of NY	1.6	2.6	1.4	90.9	65.0	19.2	1.8	10.5	1.4	9.1
NYCB	New York Community Bcrp of NY	2.7	16.7	1.9	70.2	55.3	31.0	0.8	12.4	5.4	7.1
NWBI	Northwest Bancshares Inc of PA	5.3	16.0	1.8	71.5	72.4	10.9	1.3	14.4	2.2	12.2
PBCT	Peoples United Financial of CT	1.9	13.9	1.1	73.2	70.4	13.0	0.5	14.7	6.8	7.9
PFS	Provident Fin. Serv. Inc of NJ	1.3	21.2	2.0	68.3	71.6	13.8	0.0	13.6	4.8	8.7
TRST	TrustCo Bank Corp NY of NY	12.5	22.7	0.0	62.5	87.3	4.2	0.0	7.9	0.0	7.9
WSFS	WSFS Financial Corp. of DE	11.3	18.9	1.4	64.0	70.3	18.2	1.5	8.4	0.9	7.5

		Balance Sheet Annual Growth Rates							Regulatory Capital
		Assets	MBS, Cash & Investments	Loans	Deposits	Borrows. &Subdebt	Net Worth	Tng Net Worth	Tangible	Core	Reg.Cap.
		(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)
Investors Bancorp, Inc.
September 30, 2013		20.27	8.73	21.95	9.50	60.18	7.44	3.58	7.33	7.33	11.08

All Public Companies
Averages		4.27	2.65	6.36	4.82	-1.02	0.93	0.50	12.61	12.48	20.66
Medians		1.34	-0.73	3.81	1.70	-1.87	-0.70	-0.67	12.20	12.19	19.34

State of NJ
Averages		3.78	-6.72	9.64	1.46	16.98	-1.10	-1.57	13.56	13.56	21.59
Medians		1.05	-8.54	5.66	1.12	-0.81	0.39	0.39	13.11	13.11	20.86

Comparable Recent Conversions(1)
CHFN Charter Financial Corp. of GA		-11.90	-4.88	-8.96	-12.16	-26.36	2.23	2.74	12.16	12.16	19.22

Comparable Group
Averages		3.22	-4.64	6.26	2.17	11.69	0.23	-0.12	10.49	10.67	18.82
Medians		2.41	-4.89	7.56	1.95	7.09	-0.04	0.33	9.36	9.36	15.00

Comparable Group
AF	Astoria Financial Corp. of NY	-5.96	1.70	-7.61	-4.54	-14.56	12.57	14.67	8.44	8.44	15.00
BHLB	Berkshire Hills Bancorp of MA	17.61	32.24	14.79	12.53	54.55	13.92	13.93	NA	NA	NA
CFFN	Capitol Federal Fin Inc. of KS	-1.92	-18.90	11.18	0.78	0.30	-11.37	-11.37	14.80	14.80	35.90
DCOM	Dime Community Bancshars of NY	1.54	-61.51	10.37	7.85	-15.10	9.08	10.61	9.51	9.51	NA
NYCB	New York Community Bcrp of NY	3.79	8.95	2.88	3.21	7.09	0.97	2.27	NA	NA	13.80
NWBI	Northwest Bancshares Inc of PA	-1.73	-7.19	-0.04	-1.71	1.00	-3.07	-3.98	NA	13.82	22.30
PBCT	Peoples United Financial of CT	10.27	18.18	10.30	3.87	NM	-9.20	-15.05	9.20	9.20	12.60
PFS	Provident Fin. Serv. Inc of NJ	1.05	-10.10	5.65	-2.20	21.81	0.82	1.55	NA	NA	14.27
TRST	TrustCo Bank Corp NY of NY	3.27	-5.73	8.94	3.12	14.51	-0.90	-0.90	NA	8.26	17.89
WSFS	WSFS Financial Corp. of DE	4.26	-4.05	6.18	-1.22	35.64	-10.49	-12.97	NA	NA	NA

(1)	Ratios are based on the date of the most recent financial statements disclosed in the offering prospectus.

Source: SNL Financial, LC. and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2013 by RP® Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS III.7

procedures outlined above. The Company’s and the Peer Group’s ratios reflect balances as of September 30, 2013, unless indicated otherwise for the Peer Group companies. Investors Bancorp’s equity-to-assets ratio of 8.2% was below the Peer Group’s average net worth ratio of 12.1%. However, with the infusion of the net conversion proceeds, the Company’s pro forma equity-to-assets ratio will exceed the Peer Group’s equity-to-assets ratio. Tangible equity-to-assets ratios for the Company and the Peer Group equaled 7.5% and 9.3%, respectively. The increase in Investors Bancorp’s pro forma capital position will be favorable from a risk perspective and in terms of future earnings potential that could be realized through leverage and lower funding costs. At the same time, the Company’s higher pro forma capitalization will initially depress return on equity. Both Investors Bancorp’s and the Peer Group’s capital ratios reflected capital surpluses with respect to the regulatory capital requirements.

The interest-earning asset compositions for the Company and the Peer Group were somewhat similar, with loans constituting the bulk of interest-earning assets for both Investors Bancorp and the Peer Group. The Company’s loans-to-assets ratio of 82.4% was higher than the comparable Peer Group ratio of 71.4%. Comparatively, the Company’s cash and investments-to-assets ratio of 13.4% was lower than the comparable Peer Group ratio of 21.6%. Overall, Investors Bancorp’s interest-earning assets amounted to 95.8% of assets, which exceeded the comparable Peer Group ratio of 93.0%. The Peer Group’s non-interest earning assets included bank-owned life insurance (“BOLI”) equal to 1.5% of assets and goodwill/intangibles equal to 2.8% of assets, while the Company maintained BOLI equal to 0.8% of assets and goodwill/intangibles equal to 0.6% of assets.

Investors Bancorp’s funding liabilities reflected a funding strategy that was somewhat similar to that of the Peer Group’s funding composition. The Company’s deposits equaled 62.6% of assets, which was slightly less than the Peer Group’s ratio of 67.6%. Comparatively, the Company maintained a higher level of borrowings than the Peer Group, as indicated by borrowings-to-assets ratios of 27.5% and 18.9% for Investors Bancorp and the Peer Group, respectively. Total interest-bearing liabilities maintained by the Company and the Peer Group, as a percent of assets, equaled 90.1% and 86.5%, respectively.

A key measure of balance sheet strength for a thrift institution is its IEA/IBL ratio. Presently, the Company’s IEA/IBL ratio is slightly lower than the Peer Group’s ratio, based on IEA/IBL ratios of 106.3% and 107.5%, respectively. The additional capital realized from stock proceeds should serve to provide Investors Bancorp with an IEA/IBL ratio that is comparable to or exceeds the Peer Group’s ratio, as the increase in capital provided by the infusion of stock proceeds will serve to lower the level of interest-bearing liabilities funding assets and will be primarily deployed into interest-earning assets.

RP® Financial, LC.	PEER GROUP ANALYSIS III.8

The growth rate section of Table 3.2 shows annual growth rates for key balance sheet items. Investors Bancorp’s and the Peer Group’s growth rates are based on annual growth for the twelve months ended September 30, 2013 or the most recent twelve month period available for the Peer Group companies. The Company’s growth rates were largely realized through organic growth, but also included growth provided by completing the acquisition of Marathon Banking during the twelve month period. Investor’s Bancorp recorded a 20.3% increase in assets, versus asset growth of 3.2% recorded by the Peer Group. Asset growth for Investors Bancorp was sustained largely by a 22.0% increase in loans, which was supplemented with an 8.7% increase in cash and investments. Asset growth for the Peer Group was primarily sustained by a 6.3% increase in loans, which was partially offset by a 4.6% reduction in cash and investments.

Asset growth for Investors Bancorp was funded by a 9.5% increase in deposits and a 60.2% increase in borrowings. Comparatively, a 2.2% increase in deposits and an 11.7% in borrowings funded the Peer Group’s asset growth. The Company’s tangible capital increased by 3.6%, versus a 0.1% reduction in tangible capital posted by the Peer Group. The Company’s post-conversion capital growth rate will initially be constrained by maintenance of a higher pro forma capital position. Additional stock repurchases and dividend payments, pursuant to regulatory limitations and guidelines, would also slow the Company’s capital growth rate over the long term following the stock offering.

Income and Expense Components

Table 3.3 displays statements of operations for the Company and the Peer Group. The Company’s and the Peer Group’s ratios are based on earnings for the twelve months ended September 30, 2013, unless otherwise indicated for the Peer Group companies. Investors Bancorp and the Peer Group reported net income to average assets ratios of 0.82% and 0.84%, respectively. A higher level of non-interest operating income and a lower level of loan loss provisions supported the Peer Group’s slightly higher return, which were substantially offset by earnings advantages maintained by Investors Bancorp with respect to net interest income, net gains and operating expenses.

RP® Financial, LC.	PEER GROUP ANALYSIS III.9

Table 3.3

Income as Percent of Average Assets and Yields, Costs, Spreads

Comparable Institution Analysis

For the 12 Months Ended September 30, 2013

			Net Interest Income					Other Income				G&A/Other Exp.		Non-Op. Items		Yields, Costs, and Spreads
		Net Income	Income	Expense	NII	Loss Provis. on IEA	NII After Provis.	Loan Fees	R.E. Oper.	Other Income	Total Other Income	G&A Expense	Goodwill Amort.	Net Gains	Extrao. Items	Yield On Assets	Cost Of Funds	Yld-Cost Spread	MEMO: Assets/ FTE Emp.	MEMO: Effective Tax Rate
		(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	($)	(%)
Investors Bancorp, Inc.
September 30, 2013		0.82	4.12	0.86	3.26	0.45	2.81	0.00	0.00	0.20	0.20	1.80	0.02	0.11	0.00	4.29	1.03	3.26	10,762	36.48

All Public Companies
Averages		0.54	3.74	0.73	3.01	0.19	2.82	0.06	-0.06	0.71	0.71	3.04	0.02	0.38	0.00	4.00	0.86	3.14	5,543	30.55
Medians		0.60	3.68	0.69	3.06	0.13	2.87	0.00	-0.02	0.60	0.59	2.88	0.00	0.12	0.00	3.99	0.82	3.16	4,849	33.10

State of NJ
Averages		0.55	3.59	0.76	2.83	0.29	2.54	0.00	-0.06	0.49	0.43	2.16	0.01	0.07	0.00	3.85	0.89	2.96	8,578	30.80
Medians		0.54	3.46	0.69	2.85	0.15	2.58	0.00	0.00	0.45	0.40	2.03	0.00	0.06	0.00	3.71	0.86	3.00	7,600	34.72

Comparable Recent Conversions(1)
CHFN Charter Financial Corp. of GA		0.46	4.48	0.99	3.48	0.42	3.07	0.04	0.00	1.02	1.06	3.70	0.05	0.14	0.00	5.35	1.23	4.12	3,535	11.37

Comparable Group
Averages		0.84	3.65	0.81	2.84	0.15	2.69	0.04	-0.02	0.82	0.83	2.08	0.03	-0.08	0.00	3.93	0.95	2.98	7,710	32.31
Medians		0.84	3.45	0.75	2.95	0.16	2.82	0.01	0.00	0.76	0.74	2.02	0.02	0.04	0.00	3.78	0.87	3.18	6,125	33.76

Comparable Group
AF	Astoria Financial Corp. of NY	0.39	3.26	1.16	2.09	0.17	1.93	0.00	0.00	0.39	0.39	1.75	0.00	0.06	0.00	3.47	1.31	2.16	10,472	33.33
BHLB	Berkshire Hills Bancorp of MA	0.77	4.00	0.69	3.31	0.22	3.09	0.09	-0.01	1.41	1.49	2.70	0.10	-0.34	0.00	4.48	0.80	3.67	5,386	20.93
CFFN	Capitol Federal Fin Inc. of KS	0.76	3.27	1.34	1.93	-0.01	1.94	0.02	-0.02	0.27	0.27	1.04	0.00	0.00	0.00	3.35	1.67	1.68	NM	34.52
DCOM	Dime Community Bancshars of NY	1.01	4.54	1.21	3.33	0.01	3.32	0.00	0.00	1.17	1.18	1.56	0.00	-0.96	0.00	4.78	1.41	3.38	10,296	33.39
NYCB	New York Community Bcrp of NY	1.07	3.87	1.27	2.60	0.08	2.52	0.16	0.00	0.14	0.30	1.34	0.04	0.23	0.00	4.33	1.46	2.87	13,234	35.97
NWBI	Northwest Bancshares Inc of PA	0.79	4.02	0.80	3.22	0.32	2.90	0.05	-0.10	0.93	0.88	2.72	0.02	0.03	0.00	4.33	0.94	3.39	3,873	27.07
PBCT	Peoples United Financial of CT	0.77	3.29	0.37	2.92	0.15	2.77	0.00	0.00	1.02	1.02	2.66	0.09	0.08	0.00	3.71	0.45	3.26	6,125	31.60
PFS	Provident Fin. Serv. Inc of NJ	0.96	3.48	0.52	2.96	0.11	2.86	0.00	0.00	0.58	0.59	2.01	0.02	0.02	0.00	3.85	0.61	3.24	8,304	34.13
TRST	TrustCo Bank Corp NY of NY	0.89	3.42	0.35	3.07	0.19	2.87	0.00	-0.08	0.59	0.51	2.02	0.00	0.05	0.00	3.50	0.39	3.12	5,875	37.26
WSFS	WSFS Financial Corp. of DE	0.97	3.33	0.39	2.94	0.22	2.72	0.04	0.01	1.66	1.71	2.99	0.02	0.06	0.00	3.49	0.43	3.06	5,823	34.92

(1)	Ratios are based on the date of the most recent financial statements disclosed in the offering prospectus.

Source: SNL Financial, LC. and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2013 by RP® Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS III.10

The Company’s higher net interest income ratio was realized through maintenance of a higher interest income ratio. The Company’s higher interest income ratio was supported by maintaining a higher overall yield earned on interest-earning assets (4.29% versus 3.93% for the Peer Group) and higher concentration of assets maintained in interest-earning assets. Likewise, the Peer Group’s lower interest expense ratio was support by maintaining a lower cost of funds (0.95% versus 1.03% for the Company) and a lower concentration of interest-bearing liabilities funding assets. Overall, Investors Bancorp and the Peer Group reported net interest income to average assets ratios of 3.26% and 2.84%, respectively.

In another key area of core earnings strength, the Company maintained a lower level of operating expenses than the Peer Group. For the period covered in Table 3.3, the Company and the Peer Group reported operating expense to average assets ratios of 1.82% and 2.11%, respectively. The Company’s lower operating expense ratio reflects the Company’s less diversified operations with respect to generating sources of non-interest operating income. Accordingly, consistent with the lower staffing needs of the Company’s operations, assets per full time equivalent employee equaled $10.8 million for Investors Bancorp versus $7.7 million for the Peer Group.

When viewed together, net interest income and operating expenses provide considerable insight into a thrift’s earnings strength, since those sources of income and expenses are typically the most prominent components of earnings and are generally more predictable than losses and gains realized from the sale of assets or other non-recurring activities. In this regard, as measured by their expense coverage ratios (net interest income divided by operating expenses), the Company’s earnings were more favorable than the Peer Group’s earnings. Expense coverage ratios for Investors Bancorp and the Peer Group equaled 1.79x and 1.35x, respectively.

Sources of non-interest operating income provided a larger contribution to the Peer Group’s earnings, with such income amounting to 0.20% and 0.83% of Investors Bancorp’s and the Peer Group’s average assets, respectively. Taking non-interest operating income into account in comparing the Company’s and the Peer Group’s earnings, Investors Bancorp’s efficiency ratio (operating expenses, net of amortization of intangibles, as a percent of the sum of non-interest operating income and net interest income) of 52.02% was more favorable compared to the Peer Group’s efficiency ratio of 56.68%.

Loan loss provisions had a larger impact on the Company’s earnings, with loan loss provisions established by the Company and the Peer Group equaling 0.45% and 0.15% of

RP® Financial, LC.	PEER GROUP ANALYSIS III.11

average assets, respectively. The higher level of loan provisions established by the Company was consistent with its higher concentration of interest-earning assets maintained in loans, while the Company’s ratio of non-performing loans as a percent of total loans was similar to the Peer Group’s ratio (see Table 3.6).

Net non-operating gains equaled 0.11% of average assets for the Company, versus a net non-operating loss equal to 0.08% of average assets for the Peer Group. Typically, gains and losses generated from the sale of assets and other non-operating activities are viewed as earnings with a relatively high degree of volatility, particularly to the extent that such gains and losses result from the sale of investments or other assets that are not considered to be part of an institution’s core operations. Comparatively, to the extent that gains have been derived through selling fixed rate loans into the secondary market, such gains may be considered to be an ongoing activity for an institution and, therefore, warrant some consideration as a core earnings factor. However, loan sale gains are still viewed as a more volatile source of income than income generated through the net interest margin and non-interest operating income. Extraordinary items were not a factor in either the Company’s or the Peer Group’s earnings.

Taxes had a slightly larger impact on the Company’s earnings, as the Company and the Peer Group posted effective tax rates of 36.48% and 32.31%, respectively. As indicated in the prospectus, the Company’s effective marginal tax rate is equal to 36.0%.

Loan Composition

Table 3.4 presents data related to the Company’s and the Peer Group’s loan portfolio compositions (including the investment in mortgage-backed securities). The Company’s loan portfolio composition reflected a slightly higher concentration of 1-4 family permanent mortgage loans and mortgage-backed securities compared to the Peer Group (47.6% of assets versus 44.3% for the Peer Group), as the Company’s higher concentration of 1-4 family permanent mortgage loans was only partially offset by the Peer Group’s slightly higher concentration of mortgage-backed securities. Loans serviced for others equaled 12.1% and 18.4% of the Company’s and the Peer Group’s assets, respectively, thereby indicating that loan servicing income had a larger impact on the Peer Group’s earnings. Loan servicing intangibles constituted a relatively small balance sheet item for both the Company and the Peer Group.

Diversification into higher risk and higher yielding types of lending was slightly more significant for the Company, which was mostly attributable to the Company’s higher

RP® Financial, LC.	PEER GROUP ANALYSIS III.12

Table 3.4

Loan Portfolio Composition and Related Information

Comparable Institution Analysis

As of September 30, 2013

		Portfolio Composition as a Percent of Assets
Institution		MBS	1-4 Family	Constr. & Land	Multi- Family	Comm RE	Commerc. Business	Consumer	RWA/ Assets	Serviced For Others	Servicing Assets
		(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	($000)	($000)
Investors Bancorp, Inc.
September 30, 2013		10.38	37.18	1.58	25.77	15.90	1.41	1.62	73.29	1,668,120	14,581

All Public Companies
Averages		12.48	32.82	2.99	7.16	17.30	4.23	1.81	63.11	1,581,678	15,859
Medians		10.67	30.84	2.19	2.58	17.81	3.07	0.36	63.66	33,410	305

State of NJ
Averages		15.83	32.29	1.55	8.70	16.57	2.80	0.34	58.71	220,611	1,695
Medians		14.01	30.67	1.45	9.20	15.40	2.18	0.08	57.17	2,020	3

Comparable Recent Conversions(1)
CHFN Charter Financial Corp. of GA		15.61	11.70	4.47	1.85	27.45	3.32	2.22	67.29	14,863	0

Comparable Group
Averages		11.81	32.50	1.30	15.97	15.91	5.15	1.07	60.14	2,509,620	2,315
Medians		12.28	27.68	1.23	4.34	16.95	2.80	0.20	65.05	229,495	717

Comparable Group
AF	Astoria Financial Corp. of NY	13.42	53.46	0.02	19.45	5.14	0.18	0.06	73.36	1,520,390	10,835
BHLB	Berkshire Hills Bancorp of MA	9.43	32.00	2.38	1.60	20.73	12.19	5.34	38.49	630,760	4,316
CFFN	Capitol Federal Fin Inc. of KS	22.16	63.62	0.43	0.18	0.32	0.00	0.06	41.40	237,740	717
DCOM	Dime Community Bancshars of NY	0.85	1.97	0.00	71.35	18.02	0.00	0.03	66.03	7,370	705
NYCB	New York Community Bcrp of NY	8.84	7.98	0.89	44.14	15.87	1.68	0.04	61.08	21,338,680	NA
NWBI	Northwest Bancshares Inc of PA	8.50	46.60	1.44	1.99	14.90	3.92	2.96	64.60	883,640	2,281
PBCT	Peoples United Financial of CT	11.14	20.77	1.82	6.69	25.31	16.11	0.25	75.31	130,590	305
PFS	Provident Fin. Serv. Inc of NJ	14.38	23.36	2.54	11.71	24.78	5.25	0.79	67.72	221,250	1,204
TRST	TrustCo Bank Corp NY of NY	14.05	58.85	1.02	0.66	2.35	0.57	0.14	47.96	0	0
WSFS	WSFS Financial Corp. of DE	15.35	16.34	2.50	1.93	31.65	11.58	1.06	65.49	125,780	471

(1)	Ratios are based on the date of the most recent financial statements disclosed in the offering prospectus.

Source:	SNL Financial LC. and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2013 by RP® Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS III.13

concentration of multi-family loans (25.8% of assets versus 16.0% for the Peer Group), which constituted the most significant type of lending diversification for the Company and the Peer Group. Diversification into commercial real estate loans, which represented the second largest type of lending diversification for the Company and the Peer Group and equaled 15.9% of assets for both the Company and the Peer Group. Diversification into construction/land loans and consumer loans were slightly more significant for the Company, while commercial business loans comprised a greater area of lending diversification for the Peer Group. In total, construction/land, commercial real estate/ multi-family, commercial business and consumer loans comprised 46.3% and 39.4% of the Company’s and the Peer Group’s assets, respectively. Overall, the Company’s asset composition provided for a higher risk weighted assets-to-assets ratio of 73.3% compared to 60.1% for the Peer Group.

Interest Rate Risk

Table 3.5 reflects various key ratios highlighting the relative interest rate risk exposure of the Company versus the Peer Group. In terms of balance sheet composition, Investor Bancorp’s interest rate risk characteristics were considered to be slightly less favorable than the Peer Group’s measures. Most notably, the Company’s tangible equity-to-assets ratio and IEA/IBL ratio were below the comparable Peer Group ratios, while the Company maintained an advantage with respect to its lower ratio of non-interest earning assets as a percent of assets. On a pro forma basis, the infusion of stock proceeds should serve to address the current comparative advantages reflected in the Peer Group’s balance sheet interest rate risk characteristics.

To analyze interest rate risk associated with the net interest margin, we reviewed quarterly changes in net interest income as a percent of average assets for Investors Bancorp and the Peer Group. In general, the comparative fluctuations in the Company’s and the Peer Group’s net interest income ratios implied that the interest rate risk associated with their respective net interest margins was fairly similar, based on the interest rate environment that prevailed during the period covered in Table 3.5. The stability of the Company’s net interest margin should be enhanced by the infusion of stock proceeds, as interest rate sensitive liabilities will be funding a lower portion of Investors Bancorp’s assets and the proceeds will be substantially deployed into interest-earning assets.

RP® Financial, LC.	PEER GROUP ANALYSIS III.14

Table 3.5

Interest Rate Risk Measures and Net Interest Income Volatility

Comparable Institution Analysis

As of September 30, 2013 or Most Recent Date Available

		Balance Sheet Measures
				Non-Earn.	Quarterly Change in Net Interest Income
Institution		Equity/ Assets	IEA/ IBL	Assets/ Assets	9/30/2013	6/30/2013	3/31/2013	12/31/2012	9/30/2012	6/30/2012
		(%)	(%)	(%)	(change in net interest income is annualized in basis points)
Investors Bancorp, Inc.
September 30, 2013		7.5	106.3	4.2	5	1	-17	16	-2	2

All Public Companies		12.6	109.1	6.2	1	0	-6	-3	-2	2
State of NJ		11.5	100.5	6.3	5	-1	-4	-2	-1	-2

Comparable Recent Conversions(1)
CHFN Charter Financial Corp. of GA		13.3	102.1	12.8	-12	2	38	37	-52	40

Comparable Group
Averages		8.4	107.7	7.0	1	2	-10	3	-6	4
Medians		7.9	106.2	6.8	0	-1	-8	2	-7	2

Comparable Group
AF	Astoria Financial Corp. of NY	7.9	106.1	6.2	4	5	-3	10	-1	-6
BHLB	Berkshire Hills Bancorp of MA	7.4	103.7	10.4	30	-4	-20	30	-20	19
CFFN	Capitol Federal Fin Inc. of KS	17.6	120.1	2.1	NA	0	-6	1	1	-4
DCOM	Dime Community Bancshars of NY	9.1	110.6	4.9	-22	13	-20	6	-8	17
NYCB	New York Community Bcrp of NY	7.1	102.9	10.3	-9	22	-15	3	-14	6
NWBI	Northwest Bancshares Inc of PA	12.2	109.6	7.3	-2	-6	-10	5	1	3
PBCT	Peoples United Financial of CT	7.9	106.0	11.0	-1	-3	-18	-25	-6	-1
PFS	Provident Fin. Serv. Inc of NJ	8.7	106.3	9.2	0	-2	0	0	-8	-2
TRST	TrustCo Bank Corp NY of NY	7.9	106.7	2.4	3	-4	-3	-3	5	3
WSFS	WSFS Financial Corp. of DE	7.5	104.8	5.8	9	3	-2	-1	-9	1

NM=Change is greater than 100 basis points during the quarter.

(1)	Ratios are based on the date of the most recent financial statements disclosed in the offering prospectus.

Source:	SNL Financial LC. and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2013 by RP® Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS III.15

Credit Risk

Overall, based on a comparison of credit risk measures, the Company’s implied credit risk exposure was viewed to be fairly comparable to the Peer Group’s credit risk exposure. As shown in Table 3.6, the Company’s ratios for non-performing/assets and non-performing loans/loans equaled 1.01% and 1.16%, respectively, versus comparable measures of 1.04% and 1.26% for the Peer Group. The Company’s and Peer Group’s loss reserves as a percent of non-performing loans equaled 123.93% and 95.77%, respectively. Loss reserves maintained as percent of loans receivable equaled 1.16% for the Company, versus 1.26% for the Peer Group. Net loan charge-offs were a slightly less significant factor for the Company, as net loan charge-offs for the Company and the Peer Group equaled 0.20% of loans and 0.31% of loans, respectively.

Summary

Based on the above analysis, RP Financial concluded that the Peer Group forms a reasonable basis for determining the pro forma market value of the Company. Such general characteristics as asset size, capital position, interest-earning asset composition, funding composition, core earnings measures, loan composition, credit quality and exposure to interest rate risk all tend to support the reasonability of the Peer Group from a financial standpoint. Those areas where differences exist will be addressed in the form of valuation adjustments to the extent necessary.

RP® Financial, LC.	PEER GROUP ANALYSIS III.16

Table 3.6

Credit Risk Measures and Related Information

Comparable Institution Analysis

As of September 30, 2013 or Most Recent Date Available

Institution		REO/ Assets	NPAs & 90+Del/ Assets	NPLs/ Loans	Rsrves/ Loans	Rsrves/ NPLs	Rsrves/ NPAs & 90+Del	Net Loan Chargoffs	NLCs/ Loans
		(%)	(%)	(%)	(%)	(%)	(%)	($000)	(%)
Investors Bancorp, Inc.
September 30, 2013		0.04	1.01	1.16	1.45	123.93	119.80	22,737	0.20

All Public Companies
Averages		0.38	2.60	3.30	1.41	67.58	50.99	821	0.21
Medians		0.16	1.74	2.47	1.28	50.58	44.95	200	0.13

State of NJ
Averages		0.40	3.04	4.17	1.25	53.93	41.68	750	0.42
Medians		0.09	1.86	2.69	1.30	51.54	44.25	633	0.15

Comparable Recent Conversions(1)
CHFN Charter Financial Corp. of GA		0.26	0.66	0.79	1.87	237.67	147.49	4,480	1.03

Comparable Group
Averages		0.13	1.04	1.26	0.97	95.77	78.83	18,333	0.31
Medians		0.14	1.01	1.25	0.99	82.45	72.14	14,839	0.25

Comparable Group
AF	Astoria Financial Corp. of NY	0.22	2.41	2.80	1.14	40.71	37.02	32,565	0.26
BHLB	Berkshire Hills Bancorp of MA	0.07	0.58	0.70	0.83	117.62	104.46	10,960	0.27
CFFN	Capitol Federal Fin Inc. of KS	0.04	0.33	0.44	0.15	33.36	29.09	1,211	0.02
DCOM	Dime Community Bancshars of NY	0.00	0.28	0.24	0.56	232.41	184.50	642	0.02
NYCB	New York Community Bcrp of NY	0.16	0.43	0.43	0.48	113.63	71.79	17,706	0.06
NWBI	Northwest Bancshares Inc of PA	0.26	1.82	2.16	1.32	61.32	52.73	21,040	0.37
PBCT	Peoples United Financial of CT	0.11	0.86	1.02	0.81	79.34	69.40	43,500	0.19
PFS	Provident Fin. Serv. Inc of NJ	0.10	1.21	1.60	1.30	80.91	74.28	11,972	0.24
TRST	TrustCo Bank Corp NY of NY	0.22	1.16	1.47	1.68	114.37	92.57	8,143	0.29
WSFS	WSFS Financial Corp. of DE	0.16	1.29	1.71	1.44	83.99	72.49	35,587	1.34

(1)	Ratios are based on the date of the most recent financial statements disclosed in the offering prospectus.

Source:	Audited and unaudited financial statements, corporate reports and offering circulars, and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2013 by RP® Financial, LC.

RP® Financial, LC.	VALUATION ANALYSIS IV.1

IV. VALUATION ANALYSIS

Introduction

This chapter presents the valuation analysis and methodology, prepared pursuant to the regulatory valuation guidelines, and valuation adjustments and assumptions used to determine the estimated pro forma market value of the common stock to be issued in conjunction with the Company’s conversion transaction.

Appraisal Guidelines

The regulatory written appraisal guidelines reissued by the OCC and implemented by the FRB, the FDIC and the Department specify the market value methodology for estimating the pro forma market value of an institution pursuant to a mutual-to-stock conversion. Pursuant to this methodology: (1) a peer group of comparable publicly-traded institutions is selected; (2) a financial and operational comparison of the subject company to the peer group is conducted to discern key differences; and (3) a valuation analysis in which the pro forma market value of the subject company is determined based on the market pricing of the peer group as of the date of valuation, incorporating valuation adjustments for key differences. In addition, the pricing characteristics of recent conversions, both at conversion and in the aftermarket, must be considered.

RP Financial Approach to the Valuation

The valuation analysis herein complies with such regulatory approval guidelines. Accordingly, the valuation incorporates a detailed analysis based on the Peer Group, discussed in Chapter III, which constitutes “fundamental analysis” techniques. Additionally, the valuation incorporates a “technical analysis” of recently completed stock conversions, particularly second-step conversions, including closing pricing and aftermarket trading of such offerings. It should be noted that these valuation analyses cannot possibly fully account for all the market forces which impact trading activity and pricing characteristics of a particular stock on a given day.

The pro forma market value determined herein is a preliminary value for the Company’s to-be-issued stock. Throughout the conversion process, RP Financial will: (1) review changes in Investors Bancorp’s operations and financial condition; (2) monitor Investors Bancorp’s

RP® Financial, LC.	VALUATION ANALYSIS IV.2

operations and financial condition relative to the Peer Group to identify any fundamental changes; (3) monitor the external factors affecting value including, but not limited to, local and national economic conditions, interest rates, and the stock market environment, including the market for thrift stocks and Investors Bancorp’s stock specifically; and (4) monitor pending conversion offerings, particularly second-step conversions, (including those in the offering phase), both regionally and nationally. If during the conversion process, such changes occur, RP Financial will determine if updated valuation reports should be prepared to reflect such changes and their related impact on value, if any. RP Financial will also prepare a final valuation update at the closing of the offering to determine if the prepared valuation analysis and resulting range of value continues to be appropriate.

The appraised value determined herein is based on the current market and operating environment for the Company and for all thrifts. Subsequent changes in the local and national economy, the legislative and regulatory environment, the stock market, interest rates, and other external forces (such as natural disasters or major world events), which may occur from time to time (often with great unpredictability) may materially impact the market value of all thrift stocks, including Investors Bancorp’s value, or Investors Bancorp’s value alone. To the extent a change in factors impacting the Company’s value can be reasonably anticipated and/or quantified, RP Financial has incorporated the estimated impact into the analysis.

Valuation Analysis

A fundamental analysis discussing similarities and differences relative to the Peer Group was presented in Chapter III. The following sections summarize the key differences between the Company and the Peer Group and how those differences affect the pro forma valuation. Emphasis is placed on the specific strengths and weaknesses of the Company relative to the Peer Group in such key areas as financial condition, profitability, growth and viability of earnings, asset growth, primary market area, dividends, liquidity of the shares, marketing of the issue, management, and the effect of government regulations and/or regulatory reform. We have also considered the market for thrift stocks, in particular new issues, to assess the impact on value of the Company coming to market at this time.

RP® Financial, LC.	VALUATION ANALYSIS IV.3

1.	Financial Condition

The financial condition of an institution is an important determinant in pro forma market value because investors typically look to such factors as liquidity, capital, asset composition and quality, and funding sources in assessing investment attractiveness. The similarities and differences in the Company’s and the Peer Group’s financial strengths are noted as follows:

•	Overall A/L Composition. In comparison to the Peer Group, the Company’s interest-earning asset composition showed a lower concentration of cash and investments and a higher concentration of loans. Diversification into higher risk and higher yielding types of loans was greater for the Company and the Company maintained a higher concentration of 1-4 family loans as well. Overall, in comparison to the Peer Group, the Company’s interest-earning asset composition provided for a higher yield earned on interest-earning assets and a higher risk weighted assets-to-assets ratio. Investors Bancorp’s funding composition reflected lower and higher levels of deposits and borrowings, respectively, which translated into a slightly higher cost of funds for the Company. Overall, as a percent of assets, the Company maintained higher levels of interest-earning assets and interest-bearing liabilities compared to the Peer Group’s ratios, which resulted in a slightly lower IEA/IBL ratio for the Company. After factoring in the impact of the net stock proceeds and the mergers of Roma Financial and Gateway Community, the Company’s IEA/IBL ratio should exceed the Peer Group’s IEA/IBL ratio. On balance, RP Financial concluded that asset/liability composition was a slightly positive factor in our adjustment for financial condition.

•	Credit Quality. The Company’s ratios for non-performing assets as a percent of assets and non-performing loans as a percent of loans were similar to the comparable ratios for the Peer Group. Loss reserves as a percent of non-performing loans and as a percent of loans were higher for the Company, while net loan charge-offs as a percent of loans were slightly higher for the Peer Group. The Company’s risk weighted assets-to-assets ratio was higher than the Peer Group’s ratio, which was consistent with the Company’s more significant diversification into loans with higher implied credit risk and higher concentration of assets maintained in loans. Overall, RP Financial concluded that credit quality was a neutral factor in our adjustment for financial condition.

•	Balance Sheet Liquidity. The Company operated with a lower level of cash and investment securities relative to the Peer Group (13.4% of assets versus 21.6% for the Peer Group). Following the infusion of stock proceeds, the Company’s cash and investments ratio is expected to increase as the net proceeds realized from the offering will initially be primarily deployed into cash and investments. The Company was viewed as having a slightly lower future borrowing capacity relative to the Peer Group, based on the higher level of borrowings currently funding the Company’s assets. Overall, RP Financial concluded that balance sheet liquidity was a neutral factor in our adjustment for financial condition.

•

Funding Liabilities. The Company’s interest-bearing funding composition reflected a slightly lower concentration of deposits and a higher concentration of borrowings relative to the comparable Peer Group ratios, which translated into a slightly higher cost of funds for the Company. Total interest-bearing liabilities as a percent of

RP® Financial, LC.	VALUATION ANALYSIS IV.4

assets were higher for the Company, as the result of the Company’s lower equity-to-assets ratio. However, following the stock offering, the increase in the Company’s capital position will reduce the level of interest-bearing liabilities funding the Company’s assets. Overall, RP Financial concluded that funding liabilities were a neutral factor in our adjustment for financial condition.

•	Capital. The Company currently operates with a lower tangible equity-to-assets ratio than the Peer Group. Following the stock offering and taking into account the mergers of Roma Financial and Gateway Community, Investors Bancorp’s pro forma tangible capital position will be above the Peer Group’s tangible equity-to-assets ratio. The Company’s higher pro forma capital position implies greater leverage capacity, lower dependence on interest-bearing liabilities to fund assets and a greater capacity to absorb unanticipated losses. At the same time, the Company’s more significant capital surplus will make it difficult to achieve a competitive ROE. On balance, RP Financial concluded that capital strength was a slightly positive factor in our adjustment for financial condition.

On balance, Investors Bancorp’s balance sheet strength was considered to be more favorable than the Peer Group’s balance sheet strength and, thus, a slight upward adjustment was applied for the Company’s financial condition.

2.	Profitability, Growth and Viability of Earnings

Earnings are a key factor in determining pro forma market value, as the level and risk characteristics of an institution’s earnings stream and the prospects and ability to generate future earnings heavily influence the multiple that the investment community will pay for earnings. The major factors considered in the valuation are described below.

•	Reported Earnings. The Company’s and the Peer Group’s reported earnings were approximately the same on a ROAA basis (0.82% of average assets versus 0.84% for the Peer Group), as earnings advantages maintained by the Company with respect to net interest income, operating expenses and net gains were offset by earnings advantages maintained by the Peer Group with respect to non-interest operating income and lower loan loss provisions. Reinvestment of stock proceeds into interest-earning assets will serve to increase the Company’s earnings, with the benefit of reinvesting proceeds expected to be somewhat offset by implementation of additional stock benefit plans in connection with the second-step offering. After taking into account the pro forma earnings impact of the Roma Financial and Gateway Community mergers, Investors Bancorp’s ROAA is lower; however, the Company is also expected to realize some earnings synergies in connection with the acquisitions of Roma Financial and Gateway Community. Overall, the Company’s pro forma reported earnings were considered to be comparable to the Peer Group’s earnings and, thus, RP Financial concluded that this was a neutral factor in our adjustment for profitability, growth and viability of earnings.

•

Core Earnings. Net interest income, operating expenses, non-interest operating income and loan loss provisions were reviewed in assessing the relative strengths and weaknesses of the Company’s and the Peer Group’s core earnings. The

RP® Financial, LC.	VALUATION ANALYSIS IV.5

Company operated with a higher net interest income ratio, a lower operating expense ratio and a lower level of non-interest operating income. The Company’s higher ratio for net interest income and lower ratio for operating expenses translated into a higher expense coverage ratio in comparison to the Peer Group’s ratio (equal to 1.79x versus 1.35X for the Peer Group). Similarly, the Company’s efficiency ratio of 52.02% was slightly more favorable than the Peer Group’s efficiency ratio of 56.68%. In addition to the Company’s lower earnings contribution from sources of non-interest operating income, higher loan loss provisions offset the Company’s earnings advantages with respect to net interest income and operating expenses. Overall, these measures, as well as the expected earnings benefits the Company should realize from the redeployment of stock proceeds into interest-earning assets, leveraging of post-conversion capita and post-acquisition earnings synergies, which will be somewhat negated by expenses associated with the stock benefit plans, indicate that the Company’s pro forma core earnings will fairly comparable to the Peer Group’s earnings on a ROAA basis. Therefore, RP Financial concluded that this was a neutral factor in our adjustment for profitability, growth and viability of earnings.

•	Interest Rate Risk. Quarterly changes in the Company’s and the Peer Group’s net interest income to average assets ratios indicated a similar degree of volatility was associated with their respective net interest margins. Measures of balance sheet interest rate risk, such as capital, IEA/IBL and non-interest earning asset ratios were more favorable for the Peer Group, except for the lower level of non-interest earnings assets maintained by the Company. On a pro forma basis, the infusion of stock proceeds can be expected to provide the Company with equity-to-assets and IEA/ILB ratios that will likely exceed the Peer Group ratios, as well as enhance the stability of the Company’s net interest margin through the reinvestment of stock proceeds into interest-earning assets. On balance, RP Financial concluded that interest rate risk was a slightly positive factor in our adjustment for profitability, growth and viability of earnings.

•	Credit Risk. Loan loss provisions were a larger factor in the Company’s earnings (0.45% of average assets versus 0.15% of average assets for the Peer Group). In terms of future exposure to credit quality related losses, lending diversification into higher risk types of loans was slightly more significant for the Company. The Company’s credit quality measures generally implied a similar degree of credit risk exposure relative to the comparable credit quality measures indicated for the Peer Group. Overall, RP Financial concluded that credit risk was a neutral factor in our adjustment for profitability, growth and viability of earnings.

•	Earnings Growth Potential. Several factors were considered in assessing earnings growth potential. First, the Company maintained a higher interest rate spread than the Peer Group, which would tend to continue to support a slightly higher net interest income ratio for the Company going forward based on the current prevailing interest rate environment. Second, the infusion of stock proceeds will provide the Company with more significant growth potential through leverage than currently maintained by the Peer Group. Third, the Peer Group’s higher ratio of non-interest operating income and the Company’s lower operating expense ratio were viewed as respective advantages to sustain earnings growth during periods when net interest margins come under pressure as the result of adverse changes in interest rates. Overall, earnings growth potential was considered to be a slightly positive factor in our adjustment for profitability, growth and viability of earnings.

RP® Financial, LC.	VALUATION ANALYSIS IV.6

•	Return on Equity. Currently, the Company’s core ROE is slightly higher than the Peer Group’s core ROE. As the result of the significant increase in capital that will be realized from the infusion of net stock proceeds into the Company’s equity, the Company’s pro forma return equity on a core earnings basis will initially be lower than the Peer Group’s core ROE. Accordingly, this was a slightly negative factor in the adjustment for profitability, growth and viability of earnings.

On balance, Investors Bancorp’s pro forma earnings strength was considered to be comparable to the Peer Group’s and, thus, no adjustment was applied for profitability, growth and viability of earnings.

3.	Asset Growth

Investors Bancorp’s asset growth rate exceeded the Peer Group’s asset growth rate before factoring in the pro forma impact of the acquisitions of Roma Financial and Gateway Community (20.3% asset growth rate versus 3.2% asset growth rate for the Peer Group). Loan growth was the primary source of asset growth for the Company and the Peer Group, with the Company’s loan growth rate also significantly exceeding the Peer Group’s loan growth rate (22.0% loan growth rate versus 6.3% loan growth rate for the Peer Group). Overall, the Company’s recent asset growth trends would tend to be viewed more favorably than the Peer Group’s in terms of supporting future earnings growth, but also increasing the relative risk associated with the Company’s future earnings growth. On a pro forma basis, the Company’s tangible equity-to-assets ratio will exceed the Peer Group’s tangible equity-to-assets ratio, indicating greater leverage capacity for the Company. On balance, a slight upward adjustment was applied for asset growth.

4.	Primary Market Area

The general condition of an institution’s market area has an impact on value, as future success is in part dependent upon opportunities for profitable activities in the local market served. Investors Bancorp’s primary market area consists of densely populated urban markets and surrounding suburban markets, with varied demographic characteristics in terms of growth and affluence. Operating in a densely populated market area provides the Company with growth opportunities, but such growth must be achieved in a highly competitive market environment for providers of financial services.

RP® Financial, LC.	VALUATION ANALYSIS IV.7

On average, the Peer Group companies generally operate in markets with similar population densities compared to the New York and New Jersey markets served by the Company. Population growth for the primary market area counties served by the Peer Group companies reflect a fairly narrow range of growth rates and, on average, was fairly comparable to Investors Bancorp’s primary market area population growth rate. Essex County, where the Company maintains its corporate headquarters, has a per capita income that approximates the Peer Group’s median per capita income, but was lower compared to the Peer Group’s average per capita income. Essex County’s per capita income relative to New Jersey’s per capita income was lower versus the comparable Peer Group median and average percentages. Overall, based on deposit market share, the degree of competition faced by the Peer Group companies was viewed to be less than faced by Investors Bancorp, while the growth potential in the markets served by the Peer Group companies was for the most part viewed to be similar to the Company’s primary market area. Summary demographic and deposit market share data for the Company and the Peer Group companies is provided in Exhibit III-5. As shown in Table 4.1, August 2013 unemployment rates for the markets served by the Peer Group companies were, on average, lower than the comparable unemployment rate for Essex County. On balance, we concluded that no adjustment was appropriate for the Company’s market area.

Table 4.1

Market Area Unemployment Rates

Investors Bancorp and the Peer Group Companies (1)

	County	August 2013 Unemployment
Investors Bancorp - NJ	Essex	10.1%
	Mercer	6.9%
	Gloucester	8.5%

Peer Group Average		7.1%

Astoria Financial Corp. - NY	Nassau	5.9%
Berkshire Hills Bancorp - MA	Berkshire	6.4%
Capitol Federal Financial - KS	Shawnee	6.3%
Dime Community Bancshares - NY	Kings	9.6%
New York Community Bancorp - NY	Nassau	5.9%
Northwest Bancshares - PA	Warren	6.6%
People United Financial - CT	Fairfield	7.4%
Provident Financial Services - NJ	Hudson	9.2%
TrustCo Bank Corp. - NY	Schenectady	6.9%
WSFS Financial Corp. - DE	New Castle	7.2%

(1)	Unemployment rates are not seasonally adjusted

Source: SNL Financial

RP® Financial, LC.	VALUATION ANALYSIS IV.8

5.	Dividends

At this time, the Company has not established a dividend policy following the second-step conversion. The Company is currently paying a quarterly dividend of $0.05 per share. Future declarations of dividends by the Board of Directors will depend upon a number of factors, including investment opportunities, growth objectives, financial condition, profitability, tax considerations, minimum capital requirements, regulatory limitations, stock market characteristics and general economic conditions.

All ten of the Peer Group companies pay regular cash dividends, with implied dividend yields ranging from 0.63% to 6.05%. The average dividend yield on the stocks of the Peer Group institutions was 3.05% as of November 29, 2013. As of November 29, 2013, approximately 71% of all fully-converted publicly-traded thrifts had adopted cash dividend policies (see Exhibit IV-1), exhibiting an average yield of 1.49%. The dividend paying thrifts generally maintain higher than average profitability ratios, facilitating their ability to pay cash dividends.

While the Company has not established a definitive dividend policy following the second-step conversion, the Company will have the capacity to pay a dividend comparable to the Peer Group’s average dividend yield based on pro forma earnings and capitalization. On balance, we concluded that no adjustment was warranted for this factor.

6.	Liquidity of the Shares

The Peer Group is by definition composed of companies that are traded in the public markets. Seven of the Peer Group companies trade on the NASDAQ Global Select Market and the other three Peer Group companies trade on the New York Stock Exchange. Typically, the number of shares outstanding and market capitalization provides an indication of how much liquidity there will be in a particular stock. The market capitalization of the Peer Group companies ranged from $615 million to $7.3 billion as of November 29, 2013, with average and median market values of $2.0 billion and 1.3 billion, respectively. The shares issued and outstanding of the Peer Group companies ranged from 8.8 million to 440.9 million, with average and median shares outstanding of 132.2 million and 94.2 million, respectively. The Company’s second-step stock offering is expected to provide for a pro forma market value and shares outstanding that will be in the upper end of the Peer Group’s ranges for market values and shares outstanding. Consistent with majority of thePeer Group companies, the Company’s

RP® Financial, LC.	VALUATION ANALYSIS IV.9

stock will continue to be quoted on the NASDAQ Global Select Market following the stock offering. Overall, we anticipate that the Company’s stock will have a comparable trading market as the Peer Group companies on average and, therefore, concluded no adjustment was necessary for this factor.

7.	Marketing of the Issue

We believe that four separate markets exist for thrift stocks, including those coming to market such as Investors Bancorp’s: (A) the after-market for public companies, in which trading activity is regular and investment decisions are made based upon financial condition, earnings, capital, ROE, dividends and future prospects; (B) the new issue market in which converting thrifts are evaluated on the basis of the same factors, but on a pro forma basis without the benefit of prior operations as a fully-converted company; (C) the acquisition market for thrift franchises based in New Jersey and New York; and (D) the market for the public stock of Investors Bancorp. All of these markets were considered in the valuation of the Company’s to-be-issued stock.

A.	The Public Market

The value of publicly-traded thrift stocks is easily measurable, and is tracked by most investment houses and related organizations. Exhibit IV-1 provides pricing and financial data on all publicly-traded thrifts. In general, thrift stock values react to market stimuli such as interest rates, inflation, perceived industry health, projected rates of economic growth, regulatory issues and stock market conditions in general. Exhibit IV-2 displays historical stock market trends for various indices and includes historical stock price index values for thrifts and commercial banks. Exhibit IV-3 displays various stock price indices for thrifts.

In terms of assessing general stock market conditions, the overall stock market has generally trended higher in recent quarters. However, stocks pulled back at the start of the second quarter of 2013, as investors reacted to disappointing readings for manufacturing and service sector activity in March and the weaker-than-expected jobs report for March. The release of the Federal Reserve’s most recent policy meeting, which indicated that the Federal Reserve remained committed to easy monetary policy, fueled broader stock market gains heading into mid-April. Mixed first quarter earnings reports and growing concerns of a global economic slowdown provided for an up and down stock market during the second half of April, while a rally in technology stocks lifted the Standard& Poor’s 500 Index (“S&P 500”) to record

RP® Financial, LC.	VALUATION ANALYSIS IV.10

highs at the end of April. The broader stock market rally continued during the first half of May, as the Dow Jones Industrial Average (“DJIA”) closed above 15000 for the first time and the S&P 500 closed at record highs for five consecutive sessions. Factors contributing to the rally were some strong earnings reports coming out of the technology sector, the April employment report showing stronger-than-expected job growth, expectations that stocks would continue to benefit from the Federal Reserve’s stimulus policies and a reading on consumer sentiment rose to its highest level in nearly six years. The broader stock market traded unevenly through the second half of May, as investors reacted to mixed signals from the Federal Reserve on how long its current monetary policy would continue. After closing at a record high on May 28th, the DJIA pulled back at the close of May as some strong economic reports pushed interest rates higher and further fueled the debate on when the Federal Reserve would scale back on its bond buying program. The up and down stock market continued during the first week of June, as investors reacted to the latest economic data and the potential impact it would have on the Federal Reserve’s stimulus program. The broader stock market moved lower in mid-June 2013, as concerns mounted over whether the world’s central banks would start to rein in their stimulus programs. Worries about China’s economy slowing down and the Federal Reserve’s plans to unwind its bond-buying program furthered stock market losses heading into the close of the second quarter, which was followed by a rally to close out the second quarter.

The rally in the broader stock market continued during the first half of July 2013, as the DJIA closed at multiple new highs in mid-July. Some favorable economic data and assurances from the Federal Reserve that it would continue its easy monetary policies were noteworthy factors that fueled the gains in the broader stock market. The broader stock market traded in a narrow range during the second half of July, as investors digested some mixed second quarter earnings reports and awaited fresh data on the economy. Economic data showing a pick-up in manufacturing activity and new unemployment claims hitting a five-year low propelled the DJIA to a new record high at the beginning of August. Following sluggish job growth reflected in the July employment report and lowered sales forecast by some retailers, stocks retreated heading into mid-August. The downward trend in stocks continued through the second half of August, with the DJIA hitting a two-month low in late-August. Ongoing worries about the tapering of economic stimulus by the Federal Reserve and the prospect of a military strike on Syria were noteworthy factors that contributed to the downturn. Some favorable economic reports, as well as subsiding investor concerns about Syria and the Federal Reserve scaling back its easy monetary policies, helped stocks to regain some upward momentum

RP® Financial, LC.	VALUATION ANALYSIS IV.11

during the first half of September. Stocks reversed course and traded down to close out the third quarter, which was attributed to renewed fears over the Federal Reserve scaling back its financial stimulus program and mounting concerns over the budget standoff in Washington.

Stocks fell broadly at the beginning of the fourth quarter of 2013, as investors weighed the consequences of the budget impasse in Washington and the possibility of an extended shutdown of the U.S. Government. Indications that lawmakers were nearing a deal to raise the federal debt ceiling and end the shutdown of the U.S. Government fueled a stock market rally heading into mid-October. A last minute comprise to raise the debt ceiling, which averted a default on the national debt and allowed for the re-opening of the U.S. Government sustained the positive trend in stocks through late-October. The DJIA closed at a record high in late-October, as weaker-than-expected job growth reflected in the September employment data and subdued inflation readings raised expectations that the Federal Reserve would stay the course on its easy money policies at its end of October meeting. An overall strong month for stocks closed with consecutive losses at the end of October, as investors who were expecting the Federal Reserve to downgrade its economic outlook were surprised that the Federal Reserve’s assessment of the economy was unchanged and, thereby, raised expectations that it could taper its stimulus efforts as early as its next policy meeting in December. Favorable reports on manufacturing and nonmanufacturing activity in October, along with comments from a Federal Reserve President suggesting that the Federal Reserve should wait for stronger evidence of economic momentum before tapering its bond-buying program, contributed to a rebound in stocks at the start of November. The DJIA closed at multiple record highs through mid-November, with a better-than-expected employment report for October and comments made by Federal Reserve Chairman nominee Janet Yellen during confirmation hearings that the Federal Reserve’s economic stimulus efforts would continue under her leadership contributed to the rally that included the DJIA closing above 16000 for the first time. Stocks edged higher in the final week of November, as positive macroeconomic news contributed to the gains. On November 29, 2013, the DJIA closed at 16086.41, an increase of 23.5% from one year ago and an increase of 22.8% year-to-date, and the NASDAQ Composite Index closed at 4059.89, an increase of 34.9% from one year ago and an increase of 34.5% year-to-date. The S&P 500 closed at 1807.23 on November 29, 2013, an increase of 27.5% from one year ago and an increase of 26.6% year-to-date.

The market for thrift stocks has also generally shown a positive trend in recent quarters, although disappointing job growth reflected in the March employment report

RP® Financial, LC.	VALUATION ANALYSIS IV.12

contributed to a decline in thrift stocks at the start of the second quarter of 2013. Thrift shares spiked higher on news that the Federal Reserve remained committed to its stimulus program and then declined in mid-April, as initial first quarter earnings reports posted by some of the large banks generally showed a continuation of net interest margin erosion. Thrift stocks strengthened in the second half of April, as financial stocks benefitted from favorable reports on the housing sector. The favorable employment report for April provided a boost to thrift stocks in early-May, which was followed by a narrow trading into mid-May. Indications from the Federal Reserve that it remained committed to its bond purchase program contributed to an advance in thrift stocks heading into the second half of May. After trading in a narrow range during the second half of May, thrift stocks faltered at the close of May as interest rate sensitive issues were hurt by the rise in long-term Treasury yields. Thrift stocks edged lower at the start of June ahead of the release of the May employment report, which was followed by slight uptick in thrift prices as employment data for May subdued concerns that the Federal Reserve would be curtailing its stimulus program in the near future. After trading in a narrow range through most of June 2013, calming words from the Federal Reserve and better-than-expected economic data contributed to an upswing in thrift stocks to close out the second quarter.

The rally in thrift stocks gained momentum at the start of third quarter of 2013, as June employment data showed job growth beating expectations. Financial shares led the broader stock market higher heading into the second half of July, as some large banks beat second quarter earnings estimates. Thrift stocks edged lower at the end of July, as investors took some profit following the extended run-up in thrift prices. Some favorable economic data boosted thrift shares at the beginning of August, which was followed by a downturn amid indications from the Federal Reserve that tapering of quantitative easing was becoming more likely. After trading in a narrow range through mid-August, financial shares sold-off in late-August on the threat of a military strike on Syria and a weak report on consumer spending. Thrift stocks rebounded along with the broader stock market during the first half of September, which was followed by a slight downturn on expectations that the Federal Reserve could begin tapering its monthly asset purchases at its next meeting and the looming threat of the budget impasse shutting down the U.S. government.

Thrift issues stabilized at the start of the fourth quarter of 2013 and then traded lower as the budget impasse in Washington continued into a second week. A deal to raise the federal debt ceiling and re-open the U.S. Government lifted thrift stocks and the broader stock market to healthy gains in mid-October. Third quarter earnings reports and signs of merger

RP® Financial, LC.	VALUATION ANALYSIS IV.13

activity picking in the thrift sector boosted thrift shares in late-October, which was followed by a slight downturn at the end of October and into early-November as the Federal Reserve concluded its two day meeting by staying the course on quantitative easing and the benchmark interest rate. Thrift shares followed the broader stock market higher through mid-November, as the financial sector benefited from the better-than-expected employment report for October and a continuation of low interest rates. A larger-than-expected increase in a November consumer sentiment index and a decline in weekly jobless claims supported a modest gain for the thrift sector in late-November. On November 29 2013, the SNL Index for all publicly-traded thrifts closed at 697.0, an increase of 27.0% from one year ago and an increase of 23.2% year-to-date.

B.	The New Issue Market

In addition to thrift stock market conditions in general, the new issue market for converting thrifts is also an important consideration in determining the Company’s pro forma market value. The new issue market is separate and distinct from the market for seasoned thrift stocks in that the pricing ratios for converting issues are computed on a pro forma basis, specifically: (1) the numerator and denominator are both impacted by the conversion offering amount, unlike existing stock issues in which price change affects only the numerator; and (2) the pro forma pricing ratio incorporates assumptions regarding source and use of proceeds, effective tax rates, stock plan purchases, etc. which impact pro forma financials, whereas pricing for existing issues are based on reported financials. The distinction between pricing of converting and existing issues is perhaps no clearer than in the case of the price/book (“P/B”) ratio in that the P/B ratio of a converting thrift will typically result in a discount to book value whereas in the current market for existing thrifts the P/B ratio may reflect a premium to book value. Therefore, it is appropriate to also consider the market for new issues, both at the time of the conversion and in the aftermarket.

For purposes of comparable data in connection with the valuation of the Company, second-step conversion offerings are viewed to be the most relevant. As shown in Table 4.2, three second-step conversions have been completed during the past three months. Two out of the three recent second-step conversion offerings were closed at the top of their respective ranges and one was closed slightly below the midpoint of its offering range. The average closing pro forma price/tangible book ratio of the three recent second-step conversion offerings equaled 66.1%. On average, the three second-step conversion offerings had price

RP® Financial, LC.	VALUATION ANALYSIS IV.14

Table 4.2

Pricing Characteristics and After-Market Trends

Recent Conversions Completed in Last Three Months

Institutional Information			Pre-Conversion Data				Offering Information				Contribution to Char. Found.			Insider Purchases
			Financial Info.		Asset Quality									% Off Incl. Fdn.+Merger Shares
							Excluding Foundation				Form	% of Public Off. Excl. Fdn.		Benefit Plans			Mgmt.& Dirs.	Initial Div. Yield
Institution	Conversion Date	Ticker	Assets	Equity/ Assets	NPAs/ Assets	Res. Cov.	Gross Proc.	% Offer	% of Mid.	Exp./ Proc.				ESOP	Recog. Plans	Stk Option
			($Mil)	(%)	(%)	(%)	($Mil.)	(%)	(%)	(%)		(%)		(%)	(%)	(%)	(%)(1)	(%)

Standard Conversions

Second Step Conversions
Delanco Bancorp, Inc. - NJ*	10/18/13	DLNO-OTCQB	$130	8.73%	6.11%	18%	$4.2	56%	99%	20.7%	N.A.		N.A.	4.5%	0.0%	4.6%	5.0%	0.00%
Prudential Bancorp, Inc. - PA	10/10/13	PBIP-NASDAQ	$466	12.69%	1.33%	48%	$71.4	75%	115%	3.5%	N.A.		N.A.	4.0%	4.0%	10.0%	0.3%	0.00%
AJS Bancorp, Inc. - IL	10/10/13	AJSB-OTCQB	$216	10.42%	3.17%	39%	$14.1	61%	132%	8.0%	N.A.		N.A.	8.0%	4.0%	10.0%	5.0%	0.00%

Averages - Second Step Conversions:			$271	10.61%	3.54%	35%	$29.9	64%	115%	10.7%	N.A.		N.A.	5.5%	2.7%	8.2%	3.4%	0.00%
Medians - Second Step Conversions:			$216	10.42%	3.17%	39%	$14.1	61%	115%	8.0%	N.A.		N.A.	4.5%	4.0%	10.0%	5.0%	0.00%

Averages - All Conversions:			$271	10.61%	3.54%	35%	$29.9	64%	115%	10.7%	N.A.		N.A.	5.5%	2.7%	8.2%	3.4%	0.00%
Medians - All Conversions:			$216	10.42%	3.17%	39%	$14.1	61%	115%	8.0%	N.A.		N.A.	4.5%	4.0%	10.0%	5.0%	0.00%

Institutional Information			Pro Forma Data							Post-IPO Pricing Trends
			Pricing Ratios(2)(5)			Financial Charac.				Closing Price:
										First Trading Day	% Chge	After First Week(3)		% Chge	After First Month(4)	% Chge	Thru 11/29/13	% Chge
Institution	Conversion Date	Ticker	P/TB	Core P/E	P/A	Core ROA	TE/A	Core ROE	IPO Price
			(%)	(x)	(%)	(%)	(%)	(%)	($)	($)	(%)	($)		(%)	($)	(%)	($)	(%)

Standard Conversions

Second Step Conversions
Delanco Bancorp, Inc. - NJ*	10/18/13	DLNO-OTCQB	51.8%	NM	5.7%	-0.2%	11.0%	-1.6%	$8.00	$8.35	4.4%		$8.44	5.5%	$9.10	13.8%	$9.00	12.5%
Prudential Bancorp, Inc. - PA	10/10/13	PBIP-NASDAQ	78.0%	46.19	18.0%	0.4%	23.1%	1.7%	$10.00	$10.85	8.5%		$10.75	7.5%	$10.68	6.8%	$10.72	7.2%
AJS Bancorp, Inc. - IL	10/10/13	AJSB-OTCQB	68.5%	NM	10.2%	-0.1%	14.9%	-0.4%	$10.00	$11.90	19.0%		$11.56	15.6%	$11.79	17.9%	$11.70	17.0%

Averages - Second Step Conversions:			66.1%	46.2x	11.3%	0.1%	16.3%	-0.1%	$9.33	$10.37	10.6%		$10.25	9.5%	$10.52	12.8%	$10.47	12.2%
Medians - Second Step Conversions:			68.5%	46.2x	10.2%	-0.1%	14.9%	-0.4%	$10.00	$10.85	8.5%		$10.75	7.5%	$10.68	13.8%	$10.72	12.5%

Averages - All Conversions:			66.1%	46.2x	11.3%	0.1%	16.3%	-0.1%	$9.33	$10.37	10.6%	. $	10.25	9.5%	$10.52	12.8%	$10.47	12.2%
Medians - All Conversions:			68.5%	46.2x	10.2%	-0.1%	14.9%	-0.4%	$10.00	$10.85	8.5%		$10.75	7.5%	$10.68	13.8%	$10.72	12.5%

Note: * -Appraisal performed by RP Financial; BOLD = RP Fin. Did the business plan, “NT” -Not Traded; “NA” -Not Applicable, Not Available; C/S-Cash/Stock.

(1) As a percent of MHC offering for MHC transactions.	(5) Mutual holding company pro forma data on full conversion basis.
(2) Does not take into account the adoption of SOP 93-6.	(6) Simultaneously completed acquisition of another financial institution.
(3) Latest price if offering is less than one week old.	(7) Simultaneously converted to a commercial bank charter.
(4) Latest price if offering is more than one week but less than one month old.	(8) Former credit union.	November 29, 2013

RP® Financial, LC.	VALUATION ANALYSIS IV.15

appreciation of 9.5% after their first week of trading. As of November 29, 2013, the three recent second-step conversion offerings showed an average price increase of 12.2% from their respective IPO prices.

All three of the recent second-step conversion offerings were relatively small, with gross proceeds ranging from a low of $4.2 million to a high of $71.4 million. The most recent second-step conversion offering with gross proceeds of over $100 million was completed by Charter Financial Corp. of Georgia (“Charter Financial”), which closed on April 9, 2013. Gross proceeds raised in Charter Financial’s second-step offering totaled $142.9 million, which was between the midpoint and maximum of the offering range. Charter Financial’s closing pro forma price/tangible book ratio equaled 85.1% and as of November 29, 2013 Charter Financial’s stock price was up 6.8% from its IPO price.

Shown in Table 4.3 are the current pricing ratios for Prudential Bancorp of Pennsylvania, which was the only fully-converted offering completed during the past three months that trades on NASDAQ (the other two recently completed second-step offerings are quoted on the OTC Bulletin Board). Based on a closing stock price of $10.72 per share on November 29, 2013, Prudential Bancorp’s current P/TB ratio equaled 83.62%.

In assessing the new issue market for Investors Bancorp’s offering, consideration was also given to the relative large size of the Company’s offering. Notably, an offering as large as the Company’s proposed offering has not been completed since 2007, which was Peoples United Financial’s $3.4 billion second-step offering.

C.	The Acquisition Market

Also considered in the valuation was the potential impact on Investors Bancorp’s stock price of recently completed and pending acquisitions of thrift institutions operating in New York and New Jersey. As shown in Exhibit IV-4, there were 14 acquisitions of thrifts headquartered in New York and New Jersey completed from the beginning of 2009 through November 29, 2013, and there were four acquisitions pending for New Jersey and New York institutions as of November 29, 2013, including Investors Bancorp’s pending acquisitions of Roma Financial (completed on December 6, 2013) and Gateway Community. The recent acquisition activity involving regional savings institutions may imply a certain degree of acquisition speculation for the Company’s stock. To the extent that acquisition speculation may impact the Company’s offering, we have largely taken this into account in selecting companies for the Peer Group which operate in markets that have generally experienced a comparable

RP® Financial, LC.	VALUATION ANALYSIS IV.16

Table 4.3

Market Pricing Comparatives

Prices As of November 29, 2013

		Market		Per Share Data
		Capitalization		Core	Book						Dividends(4)			Financial Characteristics(6)
		Price/	Market	12 Month	Value/	Pricing Ratios(3)					Amount/		Payout	Total	Equity/	Tang Eq/	NPAs/	Reported		Core
Financial Institution		Share(1)	Value	EPS(2)	Share	P/E	P/B	P/A	P/TB	P/Core	Share	Yield	Ratio(5)	Assets	Assets	Assets	Assets	ROA	ROE	ROA	ROE
		($)	($Mil)	($)	($)	(x)	(%)	(%)	(%)	(x)	($)	(%)	(%)	($Mil)	(%)	(%)	(%)	(%)	(%)	(%)	(%)

All Public Companies		16.30	345.35	0.39	14.59	19.60	108.70	14.32	117.73	21.78	0.23	1.47	24.44	2533	13.04	12.38	2.60	0.51	4.02	0.27	2.00
Converted Last 3 Months (no MHC)		10.72	102.32	0.22	12.82	0.00	83.62	19.33	83.62	0.00	0.00	0.00	0.00	529	10.64	10.64	1.33	0.40	3.73	0.40	3.73
State of NJ		14.00	401.17	0.27	11.29	20.31	128.69	17.14	141.41	21.76	0.25	1.55	29.76	3073	13.48	12.58	3.04	0.35	2.39	0.31	2.04

Converted Last 3 Months (no MHC)
PBIP	Prudential Bancorp Inc of PA	10.72	102.32	0.22	12.82	NM	83.62	19.33	83.62	NM	0.00	0.00	0.00	529	10.64	10.64	1.33	0.40	3.73	0.40	3.73

(1)	Average of High/Low or Bid/Ask price per share.
(2)	EPS (estimate core basis) is based on actual trailing 12 month data, adjusted to omit non-operating items on a tax-effected basis.
(3)	P/E = Price to earnings; P/B = Price to book; P/A = Price to assets; P/TB = Price to tangible book value; and P/Core = Price to core earnings.
(4)	Indicated 12 month dividend, based on last quarterly dividend declared.
(5)	Indicated 12 month dividend as a percent of trailing 12 month estimated core earnings.
(6)	ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing 12 month common earnings and average common equity and total assets balances.
(7)	Excludes from averages and medians those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.

Source: SNL Financial, LC. and RP® Financial, LC. calculations. The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2013 by RP® Financial, LC.

RP® Financial, LC.	VALUATION ANALYSIS IV.17

level of acquisition activity as the Company’s market and, thus, are subject to the same type of acquisition speculation that may influence Investors Bancorp’s stock. However, since converting thrifts are subject to a three-year regulatory moratorium from being acquired, acquisition speculation in Investors Bancorp’s stock would tend to be less compared to the stocks of the Peer Group companies.

D.	Trading in Investors Bancorp’s Stock

Since Investors Bancorp’s minority stock currently trades under the symbol “ISBC” on the NASDAQ, RP Financial also considered the recent trading activity in the valuation analysis. Investors Bancorp had a total of 112,155,719 shares issued and outstanding at September 30, 2013, of which 46,759,484 shares were held by public shareholders and traded as public securities. After giving consideration to the shares to be issued in connection with the pending acquisitions of Roma Financial and Gateway Community, pro forma total shares outstanding increased to 139,304,126 and pro forma public shares outstanding increased to 53,365,095. The Company’s stock has had a 52 week trading range of $16.38 to $24.82 per share and its closing price on November 29, 2013 was $24.07 per share, which implies a market value of $2.7 billion based on shares outstanding as of September 30, 2013 and a market value of $3.4 billion based on pro forma share outstanding after accounting for the acquisitions of Roma Financial and Gateway Community. There are significant differences between the Company’s minority stock (currently being traded) and the conversion stock that will be issued by the Company. Such differences include different liquidity characteristics, a different return on equity for the conversion stock and the stock is currently traded based on speculation of a range of exchange ratios. Since the pro forma impact has not been publicly disseminated to date, it is appropriate to discount the current trading level. As the pro forma impact is made known publicly, the trading level will become more informative.

* * * * * * * * * * *

In determining our valuation adjustment for marketing of the issue, we considered trends in both the overall thrift market, the new issue market including the new issue market for second-step conversions and the relatively large size of the Company’s second-step offering, the acquisition market, the Company’s pending acquisitions of Roma Financial and Gateway Community and recent trading activity in the Company’s minority stock. Taking these factors and trends into account, RP Financial concluded that no adjustment was appropriate in the valuation analysis for purposes of marketing of the issue.

RP® Financial, LC.	VALUATION ANALYSIS IV.18

8.	Management

The Company’s management team appears to have experience and expertise in all of the key areas of the Company’s operations. Exhibit IV-5 provides summary resumes of the Company’s Board of Directors and senior management. The directors and staff that will be added through the pending acquisitions of Roma Financial and Gateway Community will serve to strengthen depth and expertise. Three members of Roma Financial’s board will be appointed to the boards of Investors Bancorp, Investors Bank and the MHC. The rest of Roma Financial’s directors will be invited to serve as members of on an advisory board for Investors Bank. Investors Bancorp’s current executive management will remain the same following the acquisitions. The Company has a track record of successfully completing acquisitions and integrating the operations of acquired institutions, which has been a major contributor to the Company’s earnings growth in recent years. In general, the financial characteristics of the Company suggest that the Board and senior management have been effective in implementing an operating strategy that can be well managed by the Company’s present organizational structure. The Company currently does not have any senior management positions that are vacant.

Similarly, the returns, equity positions and other operating measures of the Peer Group companies are indicative of well-managed financial institutions, which have Boards and management teams that have been effective in implementing competitive operating strategies. Therefore, on balance, we concluded no valuation adjustment relative to the Peer Group was appropriate for this factor.

9.	Effect of Government Regulation and Regulatory Reform

As a fully-converted regulated institution, Investors Bancorp will operate in substantially the same regulatory environment as the Peer Group members — all of whom are adequately capitalized institutions and are operating with no apparent restrictions. Exhibit IV-6 reflects Investors Bank’s pro forma regulatory capital ratios. On balance, no adjustment has been applied for the effect of government regulation and regulatory reform.

RP® Financial, LC.	VALUATION ANALYSIS IV.19

Summary of Adjustments

Overall, based on the factors discussed above, we concluded that the Company’s pro forma market value should reflect the following valuation adjustments relative to the Peer Group:

Key Valuation Parameters:	Valuation Adjustment

Financial Condition	Slight Upward
Profitability, Growth and Viability of Earnings	No Adjustment
Asset Growth	Slight Upward
Primary Market Area	No Adjustment
Dividends	No Adjustment
Liquidity of the Shares	No Adjustment
Marketing of the Issue	No Adjustment
Management	No Adjustment
Effect of Govt. Regulations and Regulatory Reform	No Adjustment

Valuation Approaches

In applying the accepted valuation methodology promulgated by the FRB and the Department, i.e., the pro forma market value approach, we considered the three key pricing ratios in valuing the Company’s to-be-issued stock — price/earnings (“P/E”), price/book (“P/B”), and price/assets (“P/A”) approaches — all performed on a pro forma basis including the effects of the stock proceeds and the acquisitions of Roma Financial and Gateway Community. In computing the pro forma impact of the conversion and the related pricing ratios, we have incorporated the valuation parameters disclosed in the Company’s prospectus for reinvestment rate, effective tax rate, stock benefit plan assumptions offering expenses, cash and stock contribution to the Foundation and purchase accounting adjustments for the acquisitions of Roma Financial and Gateway Community (summarized in Exhibits IV-7 and IV-8). In our estimate of value, we assessed the relationship of the pro forma pricing ratios relative to the Peer Group and recent conversion offerings.

RP Financial’s valuation placed an emphasis on the following:

•

P/E Approach. The P/E approach is generally the best indicator of long-term value for a stock and we have given it significant weight among the valuation approaches. Given certain similarities between the Company’s and the Peer Group’s earnings composition and overall financial condition, the P/E approach was carefully considered in this valuation. At the same time, recognizing that (1) the earnings multiples will be evaluated on a pro forma basis for the Company; and (2) the Peer

RP® Financial, LC.	VALUATION ANALYSIS IV.20

Group on average has had the opportunity to realize the benefit of reinvesting and leveraging their offering proceeds, we also gave weight to the other valuation approaches.

•	P/B Approach. P/B ratios have generally served as a useful benchmark in the valuation of thrift stocks, particularly in the context of an initial public offering, as the earnings approach involves assumptions regarding the use of proceeds. RP Financial considered the P/B approach to be a valuable indicator of pro forma value, taking into account the pricing ratios under the P/E and P/A approaches. We have also modified the P/B approach to exclude the impact of intangible assets (i.e., price/tangible book value or “P/TB”), in that the investment community frequently makes this adjustment in its evaluation of this pricing approach.

•	P/A Approach. P/A ratios are generally a less reliable indicator of market value, as investors typically assign less weight to assets and attribute greater weight to book value and earnings. Furthermore, this approach as set forth in the regulatory valuation guidelines does not take into account the amount of stock purchases funded by deposit withdrawals, thus understating the pro forma P/A ratio. At the same time, the P/A ratio is an indicator of franchise value, and, in the case of highly capitalized institutions, high P/A ratios may limit the investment community’s willingness to pay market multiples for earnings or book value when ROE is expected to be low.

•	Trading of ISBC stock. Converting institutions generally do not have stock outstanding. Investors Bancorp, however, has public shares outstanding due to the mutual holding company form of ownership and first-step minority stock offering. Since Investors Bancorp is currently traded on the NASDAQ, it is an indicator of investor interest in the Company’s conversion stock and therefore received some weight in our valuation. Based on the November 29, 2013, stock price of $24.07 per share, the Company’s implied market value of $2.7 billion based on shares outstanding as of September 30, 2013 and implied market value of $3.3 billion based on pro forma shares outstanding after taking into account the acquisitions of Roma Financial and Gateway Community were considered in the valuation process. However, since the conversion stock will have different characteristics than the minority shares, and since pro forma information has not been publicly disseminated to date, the current trading price of Investors Bancorp’s stock was somewhat discounted herein but will become more important towards the closing of the offering.

The Company has adopted “Employers’ Accounting for Employee Stock Ownership Plans” (“ASC 718-40”), which causes earnings per share computations to be based on shares issued and outstanding excluding unreleased ESOP shares. For purposes of preparing the pro forma pricing analyses, we have reflected all shares issued in the offering, including all ESOP shares, to capture the full dilutive impact, particularly since the ESOP shares are economically dilutive, receive dividends and can be voted. However, we did consider the impact of ASC 718-40 in the valuation.

RP® Financial, LC.	VALUATION ANALYSIS IV.21

In preparing the pro forma pricing analysis we have taken into account the pro forma impact of the MHC’s net assets (i.e., unconsolidated equity) that will be consolidated with the Company and thus will slightly increase equity. This pro forma adjustment also takes into the net assets held by the mutual holding companies of Roma Financial and Gateway Community as of September 30, 2013, as well as the quarterly dividend paid by the Company in the fourth quarter of 2013 and to be paid in the first quarter of 2014. At September 30, 2013, the MHC had estimate pro forma net assets of $10.4 million, which has been added to the Company’s September 30, 2013 pro forma equity to reflect the consolidation of the MHC into the Company’s operations. Exhibit IV-9 shows that after accounting for the impact of the MHC’s net assets, the public shareholders’ ownership interest was reduced by approximately 0.27%. Accordingly, for purposes of the Company’s pro forma valuation, the public shareholders’ pro forma ownership interest was reduced from 38.31% to 38.20% and the MHC’s ownership interest was increased from 61.69% to 61.80%.

Based on the application of the three valuation approaches, taking into consideration the valuation adjustments discussed above and the dilutive impact of the stock contribution to the Foundation, RP Financial concluded that as of November 29, 2013, the aggregate pro forma market value of Investors Bancorp’s conversion stock, which included the pro forma impact of the shares to be issued for the acquisitions of Roma Financial and Gateway Community, equaled $3,086,150,930 at the midpoint, equal to 308,615,093 shares at $10.00 per share. The $10.00 per share price was determined by the Investors Bancorp Board. The midpoint and resulting valuation range is based on the sale of a 61.80% ownership interest to the public, which provides for a $1,900,000,000 public offering at the midpoint value.

1. Price-to-Earnings (“P/E”). The application of the P/E valuation method requires calculating the Company’s pro forma market value by applying a valuation P/E multiple to the pro forma earnings base. In applying this technique, we considered both reported earnings and a recurring earnings base, that is, earnings adjusted to exclude any one-time non-operating items, plus the estimated after-tax earnings benefit of the reinvestment of the net proceeds. The Company’s reported earnings, including the pro forma earnings impact of the acquisitions of Roma Financial and Gateway Community, equaled $109.411 million for the twelve months ended September 30, 2013. In deriving Investors Bancorp’s core earnings, the adjustments made to reported earnings were to eliminate net gains on securities transactions equal to $672,000, net gains on loan transactions equal to $13.4 million and net gains on the sale of

RP® Financial, LC.	VALUATION ANALYSIS IV.22

OREO equal to $441,000. As shown below, assuming an effective marginal tax rate of 37.0% for the earnings adjustments, the Company’s core earnings were estimated to equal $100.268 million for the twelve months ended September 30, 2013. (Note: see Exhibit IV-10 for the adjustments applied to the Peer Group’s earnings in the calculation of core earnings).

Amount
($000)

Net income	$109,411
Deduct: Net gain on securities transactions(1)	(423)
Deduct: Net gain on loan transactions(1)	(8,442)
Deduct; Net gains on sale of OREO(1)	(278)

Core earnings estimate	$100,628

(1)	Adjustments were tax effected at 37.0%

Based on the Company’s reported and estimated core earnings, and incorporating the impact of the pro forma assumptions discussed previously, the Company’s pro forma reported and core P/E multiples at the $3.086 billion midpoint value equaled 29.48x and 32.30x, respectively, indicating premiums of 54.02% and 69.64% relative to the Peer Group’s average reported and core earnings multiples of 19.14x and 19.04x, respectively (see Table 4.4). In comparison to the Peer Group’s median reported and core earnings multiples of 17.82x and 18.38x, respectively, the Company’s pro forma reported and core P/E multiples at the midpoint value indicated premiums of 65.43% and 75.73%, respectively. The Company’s pro forma P/E ratios based on reported earnings at the minimum and the super maximum equaled 24.91x and 39.51x, respectively, and based on core earnings at the minimum and the super maximum equaled 27.27x and 43.34x, respectively.

2. Price-to-Book (“P/B”). The application of the P/B valuation method requires calculating the Company’s pro forma market value by applying a valuation P/B ratio, as derived from the Peer Group’s P/B ratio, to the Company’s pro forma book value taking into account the pro forma impact of the Roma Financial and Gateway Community acquisitions. In applying the P/B approach, we considered both reported book value and tangible book value. Based on the $3.086 billion midpoint valuation, the Company’s pro forma P/B and P/TB ratios equaled 101.11% and 104.71%, respectively. In comparison to the average P/B and P/TB ratios for the Peer Group of 131.43% and 171.63%, the Company’s ratios reflected discounts of 23.07% on a P/B basis and 38.99% on a P/TB basis. In comparison to the Peer Group’s median P/B and P/TB ratios of 120.50% and 176.28%, respectively, the Company’s pro forma P/B and P/TB

RP® Financial, LC.	VALUATION ANALYSIS IV.23

Table 4.4

Public Market Pricing

Investors Bancorp and the Comparables

As of November 29, 2013

		Market		Per Share Data
		Capitalization		Core	Book						Dividends(4)			Financial Characteristics(6)
		Price/	Market	12 Month	Value/	Pricing Ratios(3)					Amount/		Payout	Total	Equity/	Tang Eq/	NPAs/	Reported		Core
		Share(1)	Value	EPS(2)	Share	P/E	P/B	P/A	P/TB	P/Core	Share	Yield	Ratio(5)	Assets	Assets	Assets	Assets	ROA	ROE	ROA	ROE
		($)	($Mil)	($)	($)	(x)	(%)	(%)	(%)	(x)	($)	(%)	(%)	($Mil)	(%)	(%)	(%)	(%)	(%)	(%)	(%)
Investors Bancorp, Inc.
Super Maximum		10.00	4,078.21	0.23	8.84	39.51	113.12	22.61	116.41	43.34	0.00	0.00	0.00	18,041	19.99	19.53	0.77	0.57	2.86	0.52	2.61
Maximum		10.00	3,547.57	0.27	9.33	34.11	107.18	19.99	110.62	37.39	0.00	0.00	0.00	17,745	18.65	18.17	0.78	0.59	3.14	0.53	2.87
Midpoint		10.00	3,086.15	0.31	9.89	29.48	101.11	17.65	104.71	32.30	0.00	0.00	0.00	17,487	17.45	16.96	0.80	0.60	3.43	0.55	3.13
Minimum		10.00	2,624.73	0.37	10.65	24.91	93.90	15.23	97.56	27.27	0.00	0.00	0.00	17,229	16.22	15.71	0.81	0.61	3.77	0.56	3.44

All Non-MHC Public Companies (7)
Averages		16.78	364.30	0.40	15.42	18.97	103.56	13.66	112.18	21.90	0.24	1.49	25.19	2,506	12.93	12.30	2.60	0.54	4.20	0.27	1.91
Medians		14.93	97.69	0.40	14.55	17.62	97.08	12.90	100.70	21.50	0.20	1.38	11.09	802	12.28	11.52	1.90	0.57	4.24	0.43	3.07

All Non-MHC State of NJ(7)
Averages		15.01	466.21	0.47	13.67	19.25	111.09	16.26	123.68	20.88	0.36	2.27	46.76	2,553	14.57	13.53	2.46	0.61	4.19	0.57	3.84
Medians		14.15	323.38	0.73	12.36	18.30	105.18	14.14	107.71	18.60	0.24	2.38	48.00	2,286	13.58	10.08	2.01	0.64	4.77	0.60	4.83

State of NJ
CBNJ	Cape Bancorp, Inc. of NJ	10.09	122.82	0.32	11.96	24.02	84.36	11.69	100.00	31.53	0.24	2.38	57.14	1,051	13.86	11.95	2.01	0.49	3.42	0.37	2.61
COBK	Colonial Financial Serv. of NJ	13.37	51.51	-1.07	15.65	NM	85.43	8.61	85.43	NM	0.00	0.00	NM	598	10.08	10.08	6.74	-0.54	-5.16	-0.66	-6.27
HCBK	Hudson City Bancorp, Inc of NJ(7)	9.34	4,935.43	0.33	8.87	26.69	105.30	12.59	108.86	28.30	0.16	1.71	45.71	39,188	11.96	11.61	2.93	0.46	3.94	0.43	3.72
NFBK	Northfield Bancorp, Inc. of NJ	13.00	753.21	0.28	12.36	NM	105.18	27.62	107.71	NM	0.24	1.85	NM	2,727	26.26	25.80	1.71	0.64	2.91	0.60	2.71
OSHC	Ocean Shore Holding Co. of NJ	14.15	98.55	0.73	15.24	19.65	92.85	9.44	97.72	19.38	0.24	1.70	33.33	1,043	10.17	9.71	0.80	0.48	4.77	0.49	4.83
OCFC	OceanFirst Fin. Corp of NJ	18.60	323.38	1.00	12.30	17.55	151.22	14.14	151.22	18.60	0.48	2.58	45.28	2,286	9.35	9.35	2.95	0.80	8.46	0.76	7.98
ORIT	Oritani Financial Corp of NJ	16.29	743.69	0.91	11.54	18.30	141.16	26.34	141.16	17.90	0.70	4.30	NM	2,824	18.66	18.66	0.98	1.45	7.88	1.48	8.05
PFS	Provident Fin. Serv. Inc of NJ	19.55	1,170.34	1.15	16.65	16.71	117.42	15.94	182.54	17.00	0.60	3.07	51.28	7,341	13.58	9.18	2.03	0.96	7.08	0.95	6.96

Comparable Group Averages
Averages		21.99	2,049.22	1.30	16.54	19.14	131.43	15.18	171.63	19.04	0.53	3.05	44.47	13,615	12.11	9.58	1.04	0.83	7.09	0.88	7.60
Medians		15.83	1,276.24	0.81	13.18	17.82	120.50	15.62	176.28	18.38	0.54	3.20	51.28	7,625	12.40	8.28	1.01	0.84	6.59	0.87	7.10

Comparable Group
AF	Astoria Financial Corp. of NY	13.98	1,382.13	0.53	13.43	23.69	104.10	8.63	120.93	26.38	0.16	1.14	27.12	16,022	9.10	8.03	2.41	0.36	4.21	0.32	3.78
BHLB	Berkshire Hills Bancorp of MA	27.34	682.19	2.07	26.98	17.09	101.33	12.52	170.02	13.21	0.72	2.63	45.00	5,450	12.35	7.75	0.58	0.77	6.09	1.00	7.88
CFFN	Capitol Federal Fin Inc. of KS	12.06	1,782.95	0.48	10.99	25.13	109.74	19.30	109.74	25.13	0.30	2.49	62.50	9,240	17.58	17.58	0.33	0.76	4.14	0.76	4.14
DCOM	Dime Community Bancshars of NY	16.82	614.75	1.78	11.57	15.43	145.38	15.31	167.53	9.45	0.56	3.33	51.38	4,015	10.53	9.27	0.28	1.01	9.90	1.64	16.17
NYCB	New York Community Bcrp of NY	16.52	7,283.16	0.93	12.92	15.30	127.86	15.92	224.76	17.76	1.00	6.05	NM	45,762	12.45	7.48	0.43	1.07	8.40	0.92	7.23
NWBI	Northwest Bancshares Inc of PA	14.94	1,406.63	0.65	12.09	22.30	123.57	17.79	146.33	22.98	0.52	3.48	NM	7,909	14.39	12.43	1.82	0.79	5.51	0.77	5.35
PBCT	Peoples United Financial of CT	15.14	4,781.51	0.69	14.68	20.46	103.13	15.17	190.92	21.94	0.65	4.29	NM	31,509	14.71	8.53	0.86	0.77	4.80	0.72	4.47
PFS	Provident Fin. Serv. Inc of NJ	19.55	1,170.34	1.15	16.65	16.71	117.42	15.94	182.54	17.00	0.60	3.07	51.28	7,341	13.58	9.18	1.21	0.96	7.08	0.95	6.96
TRST	TrustCo Bank Corp NY of NY	7.60	716.94	0.40	3.76	18.54	202.13	16.08	202.67	19.00	0.26	3.42	63.41	4,459	7.95	7.93	1.16	0.88	10.88	0.86	10.61
WSFS	WSFS Financial Corp. of DE	75.94	671.61	4.33	42.28	16.76	179.61	15.12	200.85	17.54	0.48	0.63	10.60	4,443	8.42	7.59	1.29	0.92	9.86	0.88	9.42

(1)	Average of High/Low or Bid/Ask price per share.
(2)	EPS (estimate core basis) is based on actual trailing 12 month data, adjusted to omit non-operating items on a tax-effected basis, and is shown on a pro forma basis where appropriate.
(3)	P/E = Price to earnings; P/B = Price to book; P/A = Price to assets; P/TB = Price to tangible book value; and P/Core = Price to core earnings.
(4)	Indicated 12 month dividend, based on last quarterly dividend declared.
(5)	Indicated 12 month dividend as a percent of trailing 12 month estimated core earnings.
(6)	ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing 12 month common earnings and average common equity and total assets balances.
(7)	Excludes from averages and medians those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.

Source: SNL Financial, LC. and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2013 by RP® Financial, LC.

RP® Financial, LC.	VALUATION ANALYSIS IV.24

ratios at the midpoint value reflected discounts of 16.09% and 40.60%, respectively. At the super maximum of the range, the Company’s P/B and P/TB ratios equaled 113.12% and 116.41%, respectively. In comparison to the Peer Group’s average P/B and P/TB ratios, the Company’s P/B and P/TB ratios at the maximum of the range reflected discounts of 13.93% and 32.17%, respectively. In comparison to the Peer Group’s median P/B and P/TB ratios, the Company’s P/B and P/TB ratios at the super maximum of the range reflected discounts of 6.12% and 33.96%, respectively. RP Financial considered the discounts under the P/B approach to be reasonable, given the nature of the calculation of the P/B ratio which typically tends to mathematically result in a ratio discounted to book value. The discounts reflected under the P/B approach were also supported by the significant premiums reflected in the Company’s P/E multiples and the Company’s significantly lower pro forma ROE compared the Peer Group’s average and median ROEs.

3. Price-to-Assets (“P/A”). The P/A valuation methodology determines market value by applying a valuation P/A ratio to the Company’s pro forma asset base taking into account the pro forma impact of the Roma Financial and Gateway Community acquisitions and conservatively assuming no deposit withdrawals are made to fund stock purchases. In all likelihood there will be deposit withdrawals, which results in understating the pro forma P/A ratio which is computed herein. At the $3.086 billion midpoint of the valuation range, the Company’s value equaled 17.65% of pro forma assets. Comparatively, the Peer Group companies exhibited an average P/A ratio of 15.18%, which implies a premium of 16.27% has been applied to the Company’s pro forma P/A ratio. In comparison to the Peer Group’s median P/A ratio of 15.62%, the Company’s pro forma P/A ratio at the midpoint value reflects a premium of 13.00.%.

Comparison to Recent Offerings

As indicated at the beginning of this chapter, RP Financial’s analysis of recent conversion offering pricing characteristics at closing and in the aftermarket has been limited to a “technical” analysis and, thus, the pricing characteristics of recent conversion offerings cannot be a primary determinate of value. Particular focus was placed on the P/TB approach in this analysis, since the P/E multiples do not reflect the actual impact of reinvestment and the source of the stock proceeds (i.e., external funds vs. deposit withdrawals). As discussed previously, the three recently completed second-step offerings had an average forma price/tangible book

RP® Financial, LC.	VALUATION ANALYSIS IV.25

ratio at closing of 66.10% (see Table 4.2). In comparison, the Company’s pro forma price/tangible book ratio at the midpoint value reflects an implied premium of 58.41%. Of the three recent second-step conversions, only Prudential Bancorp is publicly-traded on the NASDAQ. In comparison to the Prudential Bancorp’s current P/TB ratio of 83.62%, based on closing stock prices as of November 29, 2013, the Company’s P/TB ratio at the midpoint value reflects an implied premium of 25.22%.

As previously noted, Charter Financial was the most recently completed second-step offering with gross proceeds of more than $100 million. Charter Financial’s pro forma price/tangible book ratio at closing equaled 85.10%. In comparison, the Company’s pro forma price/tangible book ratio at the midpoint value reflects an implied premium of 23.06%. Charter Financial’s current P/TB ratio, based on closing stock prices as of November 29, 2013, equaled 90.89%. In comparison to Charter Financial’s current P/TB ratio, the Company’s P/TB ratio at the midpoint value reflects an implied premium of 15.21%. Comparative pre-conversion financial data for Charter Financial has been included in the Chapter III tables and show that, in comparison to Investors Bancorp, Charter Financial maintained a higher tangible equity-to-assets ratio (13.3% versus 7.5% for Investors Bancorp), a lower return on average assets (0.46% versus 0.82% for Investors Bancorp) and a slightly lower ratio of non-performing assets as a percent of assets (0.66% versus 1.01% for Investors Bancorp).

RP® Financial, LC.	VALUATION ANALYSIS IV.26

Valuation Conclusion

Based on the foregoing, it is our opinion that, as of November 29, 2013, the estimated aggregate pro forma valuation of the shares of the Company to be issued and outstanding at the end of the conversion offering – including (1) newly-issued shares representing the MHC’s current ownership interest in the Company; (2) exchange shares issued to existing public shareholders of the Company; and (3) shares issued to the Foundation - was $3,086,150,930 at the midpoint, equal to 308,615,093 shares at a per share value of $10.00. The resulting range of value and pro forma shares, all based on $10.00 per share, are as follows:

	Total Shares	Offering Shares	Exchange Shares Issued to Public Shareholders	Foundation Shares	Exchange Ratio

Shares
Maximum, as Adjusted	407,820,960	251,275,000	155,545,960	1,000,000	2.9148
Maximum	354,757,356	218,500,000	135,257,356	1,000,000	2.5346
Midpoint	308,615,093	190,000,000	117,615,093	1,000,000	2.2040
Minimum	262,472,829	161,500,000	99,972,829	1,000,000	1.8734

Distribution of Shares
Maximum, as Adjusted	100.00%	61.61%	38.14%	0.25%
Maximum	100.00%	61.59%	38.13%	0.28%
Midpoint	100.00%	61.57%	38.11%	0.32%
Minimum	100.00%	61.53%	38.09%	0.38%

Aggregate Market Value at $10 per share
Maximum, as Adjusted	$4,078,209,600	$2,512,750,000	$1,555,459,600	$10,000,000
Maximum	$3,547,573,560	$2,185,000,000	$1,352,573,560	$10,000,000
Midpoint	$3,086,150,930	$1,900,000,000	$1,176,150,930	$10,000,000
Minimum	$2,624,728,290	$1,615,000,000	$999,728,290	$10,000,000

The pro forma valuation calculations relative to the Peer Group are shown in Table 4.4 and are detailed in Exhibit IV-7 and Exhibit IV-8.

Establishment of the Exchange Ratio

Conversion regulations provide that in a conversion of a mutual holding company, the minority shareholders are entitled to exchange the public shares for newly issued shares in the fully converted company. The Boards of Directors of the MHC, ISBC and the Bank have independently determined the exchange ratio, which has been designed to preserve the current aggregate percentage ownership in the Company (adjusted for the dilution resulting from the consolidation of the MHC’s unconsolidated equity into the Company). The exchange ratio to be received by the existing minority shareholders of the Company will be determined at the end of the offering, based on the total number of shares sold in the second-step conversion offering and the final appraisal. Based on the valuation conclusion herein, the resulting offering value and the $10.00 per share offering price, the indicated exchange ratio at the midpoint is 2.2040 shares of the Company for every one public share held by public shareholders. Furthermore, based on the offering range of value, the indicated exchange ratio is 1.8734 at the minimum, 2.5346 at the maximum and 2.9148 at the super maximum. RP Financial expresses no opinion on the proposed exchange of newly issued Company shares for the shares held by the public shareholders or on the proposed exchange ratio.